Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-158139

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price(1)	Amount of registration fee(2)
Equity Units	$330,000,000	$18,414
Stock Purchase Contracts
Common Stock, par value $1.00 per share
8% Senior Notes due 2014

(1)	Represents an aggregate amount of $165 million of the Equity Units offered hereby and an aggregate amount of $165 million of common stock for which consideration will be received upon settlement of the purchase contract.
(2)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 23, 2009)

6,000,000 Equity Units

(Initially Consisting of 6,000,000 Corporate Units)

This is an offering of Equity Units by Autoliv, Inc. Each Equity Unit will have a stated amount of $25 and will consist of a purchase contract issued by us and, initially, a  1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount of our 8% senior notes due 2014, which we refer to as a Corporate Unit.

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The purchase contract will obligate you to purchase from us, no later than April 30, 2012, for a price of $25 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

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if the applicable market value of our common stock, which will be determined by reference to average closing prices of our common stock over the 20-trading day period ending on the third trading day prior to April 30, 2012, equals or exceeds the threshold appreciation price of $19.20, 1.3021 shares of our common stock.

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if the applicable market value is less than the threshold appreciation price, but greater than the reference price of $16.00, a number of shares of our common stock having a value, based on the average closing price, equal to $25; and

•	if the applicable market value is less than or equal to the reference price, 1.5625 shares of our common stock.

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The notes will bear interest at a rate of 8.0% per year, payable quarterly. If the remarketing of the notes, as described in this prospectus supplement, is successful, the interest rate on the notes will be reset to a new fixed or floating rate, effective as of the reset effective date, and thereafter interest will be payable at the reset rate. Interest will become payable semi-annually if the notes are reset to a new fixed rate. In addition, in connection with a remarketing of the notes, we may elect to change certain terms of the notes, as described in this prospectus supplement.

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You can create Treasury Units from Corporate Units by substituting Treasury securities for your undivided beneficial ownership interest in the notes or the applicable ownership interest in the Treasury portfolio comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting your undivided beneficial ownership interest in the notes or, following a special event redemption, the applicable ownership interest in the Treasury portfolio for the Treasury securities comprising a part of the Treasury Units.

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Your ownership interest in the notes or the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

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If there is a successful remarketing during the period for early remarketing described in this prospectus supplement, the notes comprising a part of the Corporate Units will be replaced by the remarketing Treasury portfolio described in this prospectus supplement.

We will apply for listing of the Corporate Units on the New York Stock Exchange under the symbol “ALV.PrZ”. We expect trading of the Corporate Units on the New York Stock Exchange to commence within 30 days of the initial delivery of the Corporate Units. Prior to this offering, there has been no public market for the Corporate Units.

Our common stock is listed on the New York Stock Exchange under the symbol “ALV.” The last reported sale price of our common stock on March 23, 2009 was $18.22 per share.

Concurrently with this offering, we are also offering 13,352,273 shares of our common stock, plus up to an additional 1,335,227 shares if the underwriter for that offering exercises in full its option to purchase additional shares of our common stock.

Investing in the Equity Units involves risks. See “Risk Factors” beginning on page S-27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Autoliv, Inc.
Per Unit	$25.0000	$1.4875	$23.5125
Total	$150,000,000	$8,925,000	$141,075,000

We have granted the underwriter an option to purchase up to 600,000 additional Corporate Units solely to cover over-allotments, if any, exercisable for 13 days from and including the closing date.

The underwriter expects to deliver the Corporate Units to purchasers on or about March 30, 2009.

Morgan Stanley

The date of this prospectus supplement is March 24, 2009.

Notices to Investors

Notice to Investors in Sweden

This document is not a prospectus for the purposes of the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument) and does not constitute an offering of securities to the public in Sweden. Accordingly, this document has not been approved by the Swedish Financial Supervisory Authority and may not be published or otherwise distributed, in whole or in part, in Sweden.

This document has been prepared on the basis that all offers of securities within Sweden will be made pursuant to an exemption under the Swedish Financial Instruments Trading Act from the requirement to prepare and register a prospectus for offers of securities.

Accordingly, this document may not be made available, nor may the offering otherwise be marketed in Sweden, other than in circumstances which are deemed not to be an offer for which a prospectus is required to be prepared and registered pursuant to the Swedish Financial Instruments Trading Act.

Notice to Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that all offers of the Company’s Equity Units, which will consist of a purchase contract and, initially, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount of the Company’s 8.0% senior notes due 2014 sold in this offering, will be made pursuant to an exemption under the Prospectus Directive, as implemented in the member states of the European Economic Area (“EEA”) from the requirement to produce a prospectus for offers of the Company’s Equity Units. Accordingly, any person making or intending to make any offer within the EEA of the Company’s Equity Units should only do so in circumstances in which no obligation arises for the Company or the underwriter to produce a prospectus for such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of the Company’s Equity Units through any financial intermediary, other than offers made by the underwriter that constitute the final placement of the Company’s Equity Units contemplated in this prospectus supplement.

In relation to each EEA member state which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of the Company’s Equity Units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the Company’s Equity Units may be made at any time under the following exemptions from the Prospectus Directive, if they have been implemented in that Relevant Member State:

1. to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

2. to any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than EUR 43 million; and (C) an annual net turnover of more than EUR 50 million, as shown in its last annual or consolidated accounts;

3. to fewer than 100 natural or legal persons (other than qualified investors within the meaning of the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

4. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Company’s Equity Units shall result in a requirement for the publication by the Company or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes hereof, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Equity Units to be offered so as to enable an investor to decide to purchase any of the Equity Units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Company’s Equity Units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Company’s Equity Units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We and the underwriter have not authorized anyone else to provide you with different or additional information. We are not, and the underwriter is not, making an offer of these Equity Units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of that document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock, debt securities, depositary shares (which may include Swedish Depository Receipts representing shares of common stock), warrants, stock purchase contracts, units or any combination of the foregoing securities of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about Equity Units that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Equity Units and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Information by Reference” before investing in our Equity Units.

Unless the context indicates otherwise, the terms “we,” “our,” “ours,” “us” and “the Company” in this prospectus supplement refer to Autoliv, Inc. and our consolidated subsidiaries, except that in the discussion of the capital stock and related matters, these terms refer solely to Autoliv, Inc. and not to any of our subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2009 and February 20, 2009;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 23, 2009;

•	the description of our common stock contained in our Registration Statement on Form S-4 filed on March 24, 1997; and

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all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.autoliv.com. You can also request those documents from our Vice President of Corporate Communications at the following address:

World Trade Center,

Klarabergsviadukten 70, SE-111 64

Stockholm, Sweden

+46 8 58 72 06 00

FORWARD LOOKING STATEMENTS

We have included or incorporated by reference herein forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our then-current expectations and various assumptions, data available from third parties and apply only as of the date of this prospectus supplement or as of the date of the document incorporated by reference. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our restructuring efforts (our action program discussed in our Annual Report on Form 10-K for the year ended December 31, 2008) and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customers’ deteriorating financial condition, bankruptcies, consolidations or restructuring, divestiture of customer brands, the economic outlook for our markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which we are a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which we have made technology investments, pricing negotiations with customers, increased costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference.

Except for our ongoing obligation to disclose information under the U.S. federal securities laws, we undertake no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To understand this offering fully, you should carefully read this entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the information incorporated by reference in them, including our Consolidated Financial Statements and the accompanying Notes included in our Annual Report on Form 10-K for the year ended December 31, 2008. Unless otherwise indicated, all Equity Unit information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Our Company

We are the world’s leading supplier of automotive safety systems, with a broad range of product offerings, including modules and components for passenger and driver-side airbags, side-impact airbag protection systems, seatbelts, steering wheels, safety electronics, whiplash protection systems and child seats, as well as night vision systems, radar and other active safety systems. We have production facilities in 29 countries and include the world’s largest car manufacturers among our customers. Autoliv’s sales in 2008 were $6.5 billion, approximately 64% of which consisted of airbags and associated products and approximately 36% of which consisted of seatbelts and associated products. Our most important markets are in Europe, United States, Japan and Asia-Pacific.

Our subsidiary Autoliv AB (AAB) is a leading developer, manufacturer and supplier to the automotive industry of automotive safety systems. Starting with seatbelts in 1956, AAB expanded its product lines to include seatbelt pretensioners (1989), frontal airbags (1991), side-impact airbags (1994), steering wheels (1995) and seat sub-systems (1996).

Our subsidiary Autoliv ASP, Inc. (ASP) pioneered airbag technology in 1968 and has since grown into one of the world’s leading producers of airbag modules and inflators. ASP designs, develops and manufactures airbag modules, inflators, airbag cushions, seatbelts, and steering wheels. ASP sells inflators and modules for use in driver, passenger, side-impact, and knee bolster airbag systems for worldwide automotive markets.

Autoliv was created from the merger of AAB and ASP’s predecessor, the automotive safety products business of Morton International, Inc. in 1997. Autoliv is a Delaware corporation with its principal executive offices in Stockholm, Sweden and functions as a holding company for AAB and ASP, our principal subsidiaries.

Shares of Autoliv common stock are traded on the New York Stock Exchange under the symbol “ALV” and Swedish Depository Receipts representing shares of Autoliv common stock trade on NASDAQ OMX Stockholm under the symbol “ALIV SDB.” Options in Autoliv shares are listed on the Chicago Board Options Exchange under the symbol “ALIV.” Our fiscal year ends on December 31.

Our head office is located at World Trade Center, Klarabergsviadukten 70, Box 70381, SE-107 24 Stockholm, Sweden. The telephone number there is +46 8 58 72 06 00. We had approximately 34,000 employees at December 31, 2008, and a total headcount, including temporary employees, of 37,300. Our website is www.autoliv.com. Information on our website is not incorporated herein by reference and is not a part of this prospectus supplement.

Recent Developments

Although global light vehicle production increased in the period from 2005–2008, as a result of the credit crunch, this trend suddenly changed during the middle of 2008 and since the beginning of 2009, global light vehicle production has continued to decrease significantly. In order to adapt, we accelerated the pace of our rationalization efforts significantly and have reduced headcount by 3,000 during the first two months this year, resulting in a headcount reduction of 20% or almost 9,000 since June 2008. Of the reductions this year, 2,600 were permanent employees and 400 temporary personnel.

In our annual report on Form 10-K, we stated that we expected capital expenditures, net to decline from $279 million in 2008 to a range of $200-$250 million in 2009. Since then capital expenditures have been adjusted to the lower vehicle production and the estimated annualized run rate is approximately $160 million during the first quarter.

Upcoming capital market debt maturities during the remainder of 2009 amount to $279 million compared to $892 million in cash and unutilized long-term credit facilities on February 28, 2009. There are no financial covenants (i.e. performance related restrictions) for these credit facilities. As planned, we drew an additional $300 million in March from our revolving credit facility primarily for debt maturing in March and April.

At the end of February 2009, our accounts receivable in North America with General Motors and Chrysler were approximately $20 million each.

THE OFFERING

The brief summary below describes the principal terms of the Equity Units, including the notes and the purchase contracts. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement,” and “Description of the Notes” sections of this prospectus supplement contain more detailed descriptions of the terms and conditions of the Equity Units.

Issuer	Autoliv, Inc.

Securities Offered	6,000,000 Equity Units (up to 6,600,000 Equity Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $25, and initially consisting of Corporate Units, as described below.

Use of Proceeds	We plan to use the net proceeds from this offering for general corporate purposes. We may also use the net proceeds to finance possible acquisitions. See “Use of Proceeds.”

Corporate Units

Each Corporate Unit initially consists of a purchase contract and a  1/40, or 2.5%, undivided beneficial ownership interest in $1,000 principal amount of our 8.0% senior notes due 2014. The undivided beneficial ownership interest in notes corresponds to $25 principal amount of our notes. The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000, except in certain limited circumstances. Your undivided beneficial ownership interest in notes comprising part of each Corporate Unit is owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract. If a special event redemption occurs or there is a successful remarketing of the notes during the period for early remarketing, as described below under “—Remarketing,” the notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below under “Description of the Equity Units” as applicable, and the applicable ownership interest in the Treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

Purchase Contracts	Each purchase contract that is a component of a Corporate Unit obligates you to purchase, and obligates us to sell, on April 30, 2012, which we refer to as the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-dilution Adjustments” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” as follows:

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if the applicable market value (as defined below) of our common stock is equal to or greater than the threshold appreciation price of $19.20, the settlement rate will be 1.3021 shares of our common stock;

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if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $16.00, the settlement rate will be a number of shares of our common stock equal to $25 divided by the applicable market value; and

•	if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.5625 shares of our common stock.

“Applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date. The “reference price” equals $16.00. The “threshold appreciation price” represents 20% appreciation over the reference price.

Issuance of our common stock pursuant to the purchase contracts will be conducted in accordance with applicable law. We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount in cash equal to this fraction multiplied by the applicable market value. For a description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

You may satisfy your obligation to purchase our common stock pursuant to the purchase contracts as described under “—Satisfaction of Obligations under the Purchase Contracts” below.

Treasury Units

A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a  1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on April 30, 2012 (CUSIP No. 912820PM3), which we refer to as a Treasury security. The ownership interest in the Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

There will be no distributions in respect of the Treasury securities that are components of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when they created the Treasury Units as long as they continue to hold the notes.

Creating Treasury Units from Corporate Units

Except during a restricted period (as defined under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note”), each holder of Corporate Units will have the right, at any time on or immediately prior to 4:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date, to substitute for the related undivided beneficial ownership interest in notes or applicable ownership interests in the

Treasury portfolio, as the case may be, held by the collateral agent, Treasury securities with a total principal amount at maturity equal to the aggregate principal amount of the notes underlying the undivided beneficial ownership interests in notes for which substitution is being made. Because Treasury securities and the notes are issued in minimum denominations of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the notes as a component of the Corporate Units, holders of Corporate Units may, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 2,000 Corporate Units. These substitutions will create Treasury Units, and the notes underlying the undivided beneficial ownership interest in notes, or the applicable ownership interests in the Treasury portfolio, will be released to the holder and such notes will be separately tradable from the Treasury Units.

Recreating Corporate Units from Treasury Units	Except during a restricted period or following a successful early remarketing, as described under “—Remarketing”, each holder of 40 Treasury Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, will have the right to substitute for the related Treasury securities held by the collateral agent, notes or applicable ownership interests in the Treasury portfolio (to the extent permitted below), as the case may be, having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities and the notes are issued in minimum denominations of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the notes as a component of the Corporate Units in connection with a special event redemption, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 2,000 Treasury Units. These substitutions will recreate Corporate Units and the applicable Treasury securities will be released to the holder and will be separate from the Corporate Units.

Payments to Holders of Corporate Units	Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the notes, equivalent to the rate of 8.0% per year on the undivided beneficial ownership interest in notes (or distributions on the applicable ownership interests in the Treasury portfolio if the notes have been replaced by the Treasury portfolio).

Payment Dates	The payments described above in respect of the Equity Units will be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing July 31, 2009. We will make these payments to the person in whose name the Equity Unit is registered at the close of business on the fifteenth day of the month in which the payment date falls.

Remarketing	We may, at our option, elect to remarket the notes that are components of the Corporate Units on any remarketing date occurring during the period (which we call the “period for early remarketing”) beginning on January 1, 2012 and ending on March 31, 2012, unless the notes have been previously successfully remarketed or there has been a special event redemption. Any remarketing during this period will occur during one or more three-business day remarketing periods that consist of three sequential possible remarketing dates selected by us and will include the notes that are components of the Corporate Units and other notes of holders that have elected to include those notes in the remarketing, as described below. During the period for early remarketing, we have the right to postpone any remarketing in our absolute discretion but not, for the avoidance of doubt, during the final three-business day remarketing period.

On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed that is not less than 100% of the sum of the purchase price for the remarketing Treasury portfolio and the separate notes purchase price, each as described in this prospectus supplement plus, at our option, the applicable remarketing fee. To obtain that price, the remarketing agent may reset the interest rate on the notes, as described below. If the remarketing is successful, interest on the notes will be reset to the reset rate described below, each of the other modifications to the terms of the notes elected to be made by us, as described under “Description of the Purchase Contracts—Remarketing—Early Remarketing,” will take effect and the portion of the proceeds from the remarketing attributable to notes that were components of Corporate Units that is equal to the remarketing Treasury portfolio purchase price will automatically be applied to purchase the remarketing Treasury portfolio. Any remaining proceeds attributable to notes that were components of Corporate Units, net of any remarketing fee as noted above, will be remitted to the holders of the Corporate Units. This Treasury portfolio will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the substituted notes will automatically be applied to satisfy the Corporate Unit holders’ obligations to purchase our common stock under the purchase contracts on April 30, 2012. The Treasury portfolio will also provide for the payments of amounts equal to the interest that would have been paid on the notes if there had been no remarketing and no change in the interest rate. See “Description of the Purchase Contracts—Remarketing” in this prospectus supplement.

If none of the remarketings occurring during a three-business day remarketing period results in a successful remarketing, the interest rate on the notes will not be reset, none of the other modifications to the terms of the notes elected to be made by us will take effect, the notes that are components of Corporate Units will continue to be components of Corporate Units and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

You may notify the purchase contract agent on or prior to the seventh business day immediately preceding April 30, 2012 of your intention to pay cash in order to satisfy your obligations under the related purchase contracts, unless the notes previously have been successfully remarketed during the period for early remarketing or a special event redemption. If you have not given such notification, or have given such notification but failed to pay the purchase price to settle your purchase contracts on or prior to the sixth business day immediately preceding April 30, 2012, and the notes have not been successfully remarketed during the period for early remarketing and a special event redemption has not occurred, the remarketing agent will attempt to remarket the notes during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding April 30, 2012. This three-business day remarketing period is referred to as the “final three-business day remarketing period” and we refer to the third business day immediately preceding April 30, 2012 as the “final remarketing date.” In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes that is not less than 100% of the aggregate principal amount of the notes being remarketed plus, at our option, the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the “reset rate” described below, each of the other modifications as we elect to make to the terms of the notes will take effect and the portion of the proceeds from the remarketing attributable to notes that were components of Corporate Units that is equal to the aggregate principal amount of such notes being remarketed will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase our common stock under the related purchase contracts on the purchase contract settlement date.

If the notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the notes will not be reset, none of the other modifications to the terms of the notes elected to be made by us will take effect and holders of all notes will have the right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per $1,000 principal amount note ($25 per applicable ownership interest) plus accrued and unpaid interest. A holder of a note that is a component of a Corporate Unit will be deemed to have automatically exercised this put right unless such holder provides a written notice of an intention to settle the related purchase contract with cash as described in this prospectus supplement. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes that are components of such Corporate Units against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts.

Election Not to Participate in the Remarketing	You may elect not to participate in any remarketing and to retain the notes that are components of your Corporate Units by:

•	creating Treasury Units as described above;

•	settling purchase contracts early as described below; or

•

in the case of the final three-business day remarketing period, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date.

Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under “Description of the Purchase Contracts—Remarketing—Early Remarketing.”

Reset Rate	The reset rate on the notes will become effective on the reset effective date. The reset rate will be either (i) a fixed interest rate, or (ii) if we elect to remarket the notes as floating rate notes, an applicable index, or base rate, plus a reset spread, in either case determined by the remarketing agent, in consultation with us, at the rate the notes should bear in order for the notes to have an aggregate market value on the remarketing date of at least:

•

the sum of 100% of the remarketing Treasury portfolio purchase price and the separate note purchase price plus, at our option, the applicable remarketing fee, in the case of a remarketing during the period for early remarketing; or

•

100% of the aggregate principal amount of the notes being remarketed plus, at our option, the applicable remarketing fee, in the case of a remarketing during the final three-business day remarketing period.

The interest rate on the notes will not be reset if there is not a successful remarketing, and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears. If the remarketing is successful and the rate is reset, the reset rate will apply to all outstanding notes, whether or not the holders participate in the remarketing and will become effective on the reset effective date. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

Participation in a Remarketing for Holders of Separate Notes

Holders of notes that are not part of the Corporate Units, which we may refer to as separate notes, may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent along with the notes included in the Corporate Units. See “Description of the Notes—Remarketing.” Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note.” Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under “Description of the Purchase Contracts—Remarketing—Early Remarketing.”

Holders of separate notes may exercise their put right upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.

Satisfaction of Obligations under the Purchase Contracts	You may satisfy your obligations under the purchase contracts as follows:

•	through early settlement of your purchase contracts in the manner described in this prospectus supplement;

•

through separate cash settlement prior to the final three-business day remarketing period described above in the case of holders of Corporate Units in the manner described in this prospectus supplement, unless the Treasury portfolio has replaced the notes that are components of the Corporate Units;

•

through the automatic application of the proceeds of the Treasury securities, in the case of a Treasury Unit, or proceeds from the Treasury portfolio if it has replaced the notes that are components of the Corporate Units;

•	through the automatic application of the proceeds of a successful remarketing of the notes during the final remarketing period in the manner described in this prospectus supplement; or

•	through exercise of the right to put the notes to us as described below if no successful remarketing has occurred and none of the above events has taken place.

In addition, the purchase contract and pledge agreement that governs the Corporate Units and Treasury Units provides that your obligations under the purchase contracts will be terminated without any further action upon the termination of the purchase contracts as a result of bankruptcy, insolvency or reorganization of Autoliv, Inc.

Interest on the Notes

Each note will bear interest at the annual rate of 8.0% from the original issuance date to, but excluding the reset effective date (as defined under “Description of the Purchase Contracts—Remarketing—Early Remarketing”) or, if no successful remarketing of the notes occurs, April 30, 2014, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year commencing on July 31, 2009. The interest rate on the notes will be reset in connection with the remarketing as described above under “—Reset Rate.” However, if there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, all as described above under “—Reset Rate.” Interest will be payable to the persons in whose names the notes are registered at the close of business (whether or not a business day), on the fifteenth day of the month in which the interest payment date falls. If we elect to remarket the notes as fixed-rate notes, interest thereon will be payable on a semi-annual basis. The interest payment dates will not change if we elect for the notes to bear interest at a floating rate if successfully remarketed.

Special Event Redemption	The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus supplement under “Description of the Notes—Optional Redemption—Special Event.” Following any such redemption of the notes, which we refer to as a special event redemption, the redemption price for the notes that are a component of the Corporate Units will be paid to the collateral agent who will use a portion of the redemption price to purchase the Treasury portfolio described in “Description of the Notes—Optional Redemption—Special Event” and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the Treasury portfolio will replace the notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of notes that are not a component of the Corporate Units will receive directly the redemption price paid in such special event redemption.

Optional Redemption	Other than in connection with a special event, the notes may not be redeemed by us.

Early Settlement

Subject to certain conditions, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, other than during a restricted period (as defined under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note”) or following the effectiveness of a fundamental change in which case “—Early Settlement Upon a Fundamental Change” below will apply. Such early settlement may only be made in integral multiples of 40 purchase contracts. If the Treasury portfolio has replaced the notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date) prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date. See “Description of the Purchase Contracts—Early Settlement.”

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect and to provide a prospectus covering those shares of common stock or other securities to be delivered in respect of the purchase contracts being settled.

Early Settlement Upon a Fundamental Change	Upon the occurrence of a “fundamental change” as defined in “Description of the Purchase Contracts—Early Settlement upon a Fundamental Change,” you will have the right, subject to certain exceptions and conditions, to accelerate and settle a purchase contract early at a “fundamental change settlement rate,” which will depend on the stock price in such fundamental change and the date such fundamental change occurs, as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Ranking	The notes will be our unsecured, senior obligations. The payment of the principal of, and interest on, the notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

Tax Consequences	For a discussion of material U.S. federal income tax considerations relating to an investment in the Equity Units, see “Material U.S. Federal Income Tax Consequences.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-27 of this prospectus supplement before deciding whether to invest in the Equity Units.

Concurrent Common Share Offering	Concurrently with this offering of Equity Units, we are offering 13,352,273 shares of our common stock (or 14,687,500 shares if the underwriter exercises its over-allotment option in full), which we refer to as the common stock offering. The common stock offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any shares of the common stock in that offering. We cannot assure you that the common stock offering will be completed or, if completed, on what terms it may be completed. The common stock offering and this offering are not contingent upon each other.

THE OFFERING—EXPLANATORY DIAGRAMS

The following diagrams illustrate some of the key features of the purchase contracts and the undivided beneficial ownership interests in the notes, Corporate Units and Treasury Units.

The following diagrams assume that the notes are successfully remarketed, there has not been a special event redemption and the interest rate on the notes is reset on the purchase contract settlement date.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date.

Notes:

(1)	If the applicable market value of our common stock is less than or equal to the reference price of $16.00, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be 1.5625 shares (subject to adjustment).
(2)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $19.20, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the applicable market value (subject to adjustment).
(3)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be 1.3021 shares (subject to adjustment).
(4)	The “reference price” equals $16.00.
(5)	The “threshold appreciation price” represents 20% of appreciation over the reference price.
(6)	Expressed as a percentage of the reference price. The “applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date; provided, however, that if we enter into a reorganization event (as defined under “Description of Purchase Contracts—Anti-dilution Adjustments”), the applicable market value will mean the value of an exchange property unit (as defined under “Description of the Purchase Contracts—Anti-dilution Adjustments—Reorganization Events.”)

Corporate Units

A Corporate Unit consists of two components as described below:

Purchase Contract	Ownership Interest in a Note

(Owed to Holder) Our common stock at settlement (April 30, 2012)

(Owed to Holder)

Interest

8.0% per annum paid quarterly(1)

(following a successful remarketing,

interest will be paid at the reset rate,

either semi-annually (if the reset rate is a

fixed rate) or quarterly (if the reset rate is

a floating rate) at our election)

(Owed to Auotliv, Inc.) $25 at purchase contract settlement date (April 30, 2012)	(Owed to Holder) $25 at maturity(2) (April 30, 2014)

Notes:

(1)	Each owner of an undivided beneficial ownership interest in notes will be entitled to 1 /40, or 2.5%, of each interest payment paid in respect of a $1,000 principal amount note.
(2)

Notes will be issued in minimum denominations of $1,000, except in limited circumstances. Each undivided beneficial ownership interest in notes represents a  1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note.

The holder of a Corporate Unit owns the  1/40 undivided beneficial ownership interest in the note that forms a part of the Corporate Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

If the Treasury portfolio has replaced the notes as a result of a special event redemption or successful early remarketing prior to the purchase contract settlement date, the applicable ownership interests in the Treasury portfolio will replace the notes as a component of the Corporate Unit. Unless the purchase contract is terminated as a result of bankruptcy, insolvency or reorganization of Autoliv, Inc. or the holder creates a Treasury Unit, the proceeds from the applicable ownership interest in the Treasury portfolio will be used to satisfy the holder’s obligation under the related purchase contract.

Treasury Units

A Treasury Unit consists of two components as described below:

Purchase Contract	Treasury Security

(Owed to Holder) Our common stock at settlement

(Owed to Autoliv, Inc.) $25 at purchase contract settlement date (April 30, 2012)	(Owed to Holder) $25 at purchase contract settlement date (April 30, 2012)

The holder of a Treasury Unit owns the  1/40 ownership interest in the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract. Unless the purchase contract is terminated as a result of bankruptcy, insolvency or reorganization of Autoliv, Inc. or the holder recreates a Corporate Unit, the proceeds from the Treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

Treasury Units can only be created with integral multiples of 40 Corporate Units.

The Notes

Notes have the terms described below(1) :

Note

(Owed to Holder)

Interest

8.0% per annum paid quarterly (following a successful remarketing, interest will be paid at the reset rate, either semi-annually (if the reset rate is a fixed rate) or quarterly (if the reset rate is a floating rate) at our election)

(Owed to Holder) $1,000 at Maturity (April 30, 2014)

Notes:

(1)	Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, Treasury Units may only be created with integral multiples of 40 Corporate Units. As a result, the creation of 40 Treasury Units will release $1,000 principal amount of the notes held by the collateral agent.

Transforming Corporate Units into Treasury Units and Notes

•	Because the notes and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 40 Corporate Units.

•

To create 40 Treasury Units, a holder separates 40 Corporate Units into their two components—40 purchase contracts and a note—and then combines the purchase contracts with a Treasury security that matures on the purchase contract settlement date.

•	The note, which is no longer a component of a Corporate Unit and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

•	A holder owns the Treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract.

•	The Treasury security together with the 40 purchase contracts, constitutes 40 Treasury Units.

Notes:

(1)	Each holder will own a 1/40, or 2.5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.
(2)	Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Following the successful remarketing of the notes prior to the final three-business day remarketing period, the applicable ownership interests in the remarketing Treasury portfolio, rather than the note, will be released to the holder upon the transformation of Corporate Units into Treasury Units and will be tradable separately.

Prior to a successful remarketing of the notes, the holder can also transform 40 Treasury Units and a $1,000 principal amount note into 40 Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

If the applicable ownership interest in the Treasury portfolio has replaced the notes that are components of the Corporate Units as the result of a special event redemption, the transformation of Corporate Units into Treasury Units and the transformation of Treasury Units into Corporate Units can only be made in certain larger minimum amounts, as more fully described in this prospectus supplement.

Illustrative Remarketing Timelines

The following timeline is for illustrative purposes only and is not definitive. For purposes of this timeline, we assume that we have elected to remarket the aggregate principal amount of notes that are components of the Corporate Units on the first day (which we refer to as “T” in the timeline) of a hypothetical three-business day remarketing period during the period for early remarketing beginning on, and including, January 1, 2012 and ending on, and including, March 31, 2012. This example assumes that the notes have not been previously successfully remarketed and that there has not been a prior special event redemption.

Date	Event
T-16 business days (10 business days prior to the remarketing announcement date)	Notice to Holders. We will request, not later than 10 business days prior to the remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.

T-6 business days (six business days immediately preceding the first remarketing date of a three-business day remarketing period)	Remarketing Announcement Date. We will announce any remarketing of the notes on such business day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

T-5 business days (five business days prior to the first day of the three-business day remarketing period)	Beginning of Early Remarketing Election Period. Holders of separate notes may elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

T-2 business days (two business days prior to the first day of the three-business day remarketing period)

End of Early Remarketing Election Period. This is the last day for holders of separate notes to elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

This is also the last day prior to the three-business day remarketing period:

•      to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and

•      for holders of Corporate Units to settle the related purchase contracts early.

Date	Event

Holders of Corporate Units will once again be able to make any of these elections on the business day following the last remarketing day of the three-business day remarketing period if the remarketing is unsuccessful.

T to T+2 business days (three business days beginning on, and including, the first day of the remarketing period)

Three-Business Day Remarketing Period:

•     if a failed remarketing occurs, we will cause a notice of the unsuccessful remarketing attempt of notes to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service, on the business day following the last of the three remarketing dates comprising the three-business day remarketing period.

•     if a successful remarketing occurs, (i) the remarketing agent will purchase the remarketing Treasury portfolio in substitution for the notes that are components of the Corporate Units and (ii) we will request the depositary to notify its participants holding separate notes of the reset rate, interest payment dates, and any other modified terms, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed.

Reset Effective Date. The reset rate and the redemption terms, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and those terms will become effective, if the remarketing is successful, on the reset effective date, which will be the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of an interest payment date in which case such interest payment date will be the reset effective date. Holders of separate notes included in the successful remarketing will receive the portion of the remarketing proceeds attributable to such separate notes on the reset effective date.

Illustrative Remarketing Timelines

The following timeline is for illustrative purposes and is not definitive. For purposes of this timeline, we have assumed that there was no successful remarketing during the period for early remarketing and no special event redemption.

Date	Event
No later than April 2, 2012 (10 business days prior to the final remarketing announcement date)	Notice to Holders. We will request, not later than 10 business days prior to the final remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.

April 16, 2012 (five business days prior to the first day of the final three-business day remarketing period)	Beginning of Final Remarketing Election Period. Holders of separate notes may elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

April 18, 2012 (three business days prior to the first business day of the final three-business day remarketing period)	Final Remarketing Announcement Date. We will announce the remarketing to occur during the final three-business day remarketing period on such day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

April 19, 2012 (two business days prior to the first day of the final three-business day remarketing period and seven business days immediately preceding April 30, 2012)

End of Final Remarketing Election Period. This is the last day for holders of separate notes to elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

Notice to Settle With Cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of “Notice of Cash Settlement,” substantially in the form attached to the Purchase Contract and Pledge Agreement, completed and executed as indicated on or prior to 4:00 p.m., New York City time, on this day. Holders of Corporate Units who have elected to settle the related purchase contracts with separate cash must deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date.

Date	Event

This is also the last day prior to the final three-business day remarketing period:

•      to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and

•      for holders of Corporate Units or Treasury Units to settle the related purchase contracts early.

April 23, 2012 to April 25, 2012 (final remarketing period)

Final Three-Business Day Remarketing Period. We will attempt a final remarketing beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date.

If a successful remarketing does not occur during the final three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service, not later than 9:00 a.m., New York City time, on the business day following the last of the three remarketing dates comprising the final three-business day remarketing period.

April 30, 2012 (the purchase contract settlement date)	Reset Effective Date. The reset rate and redemption terms, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and those terms will become effective, if the final remarketing is successful, on the reset effective date, which will be the purchase contract settlement date. If the purchase contract settlement date is not a business day, then the purchase contract settlement date shall be the next succeeding day that is a business day.

Concurrent Offering

In addition to the Equity Units offered by this prospectus supplement, we are concurrently offering, by means of a separate prospectus supplement, 13,352,273 shares of common stock for an aggregate offering price of $213,636,368, plus up to an additional 1,335,227 shares of common stock for an aggregate offering price of $21,363,632, if the underwriter for that offering exercises its option to purchase additional shares of common stock. The completion of this offering of Equity Units is not subject to the completion of the common stock offering.

Risk Factors

Before investing, you should carefully consider the matters set forth under “Risk Factors” beginning on page S-27 of this prospectus supplement for a discussion of risks related to an investment in our Equity Units.

Summary Consolidated Financial Data

The following table sets forth summary historical consolidated financial data and other information at and for the periods indicated. You should read this data in conjunction with our Consolidated Financial Statements and Notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008. See “Management’s Discussion and Analysis” on page S-90 in this prospectus supplement and “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” on pages 3 and 13 of the accompanying prospectus. The financial information presented in the table below is not necessarily indicative of the financial condition or results of operations of any other period.

(Dollars in millions, except as indicated)	2008(1)	2007(1,2)	2006(1,3)
Net sales	$6,473	$6,769	$6,188
Operating income	306	502	520
Income before taxes	249	446	481
Net income	165	288	402
Earnings per share in $(4)	2.28	3.68	4.88
Operating margin (%)	4.7	7.4	8.4
Cash flow from operations	614	781	560
Return on shareholders’ equity (%)	7.1	12.0	17.1
Dividends paid	115	121	112
Share repurchases	$174	$380	$221

(1)	In 2008, 2007 and 2006, severance and restructuring costs reduced operating income by $80, $24 and $13 million and net income by $55, $16 and $9 million. This corresponds to 1.2%, 0.4% and 0.2% on operating margins and 0.8%, 0.2% and 0.1% on net margins. The impact on earnings per share was $0.76, $0.21 and $0.11, while return on equity was reduced by 2.3%, 0.6% and 0.4% for the same three-year period (see Note 10 to the Consolidated Financial Statements).
(2)	In 2007, a court ruling reduced operating income by $30 million, net income by $20 million, operating margin by 0.5%, net margin by 0.3%, earnings per share by $0.26 and return on equity by 0.8% (see page S-93 in this prospectus supplement).
(3)	In 2006 a release of tax reserves and other discrete tax items boosted net income by $95 million, net margin by 1.5%, earnings per share by $1.15 and return on equity by 3.9% (see page S-94 in this prospectus supplement).
(4)	Assuming dilution.

RISK FACTORS

An investment in our Equity Units and our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected. In that event, the trading price of our Equity Units and our common stock could decline, and you may lose all or part of your original investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Relating to the Equity Units and Our Common Stock

You will bear the risk of a decline in the price of our common stock

As a holder of Corporate Units or Treasury Units, you will have an obligation to buy shares of our common stock pursuant to the purchase contracts that are part of the Corporate Units or Treasury Units. On the purchase contract settlement date, unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate Units, either (x) the principal of the applicable ownership interests in the Treasury portfolio when paid at maturity or (y) either the proceeds attributable to the applicable ownership interest in a note derived from the successful remarketing of a note or, if no successful remarketing has occurred, the put price paid upon the automatic put of a note to us, or (ii) in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is equal to or less than $16.00, the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the Equity Units.

Accordingly, you assume the risk that the market value of the common stock may decline and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the equity units is less than that provided by a direct investment in our common stock

Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock equals or exceeds the threshold appreciation price (which represents an appreciation of approximately 20% over the reference price). If the applicable market value of our common stock equals or exceeds the reference price but falls below the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 83.3% of the value of the shares of common stock you could have purchased with $25 at the reported last sale price of our common stock on the date of pricing of the Equity Units.

The Equity Units provide limited settlement rate adjustments

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See “Description of the Purchase Contracts—Anti-dilution Adjustments.” We will not adjust the number of shares of common stock that you are to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract for other events, including our concurrent offering of common stock or other offerings of common stock by us for cash. There can be no assurance that an event that adversely affects the value of the Equity Units, but does not result in an adjustment to the settlement rate, will not occur. Further, we are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and the trading price of the Equity Units.

If you hold Equity Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock

If you hold Equity Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Equity Units on the purchase contract settlement date, or as a result of early settlement. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The trading price of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices for the Equity Units

The trading prices of the Equity Units will be directly affected by, among other things, the trading price of our common stock, interest rates generally and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock and the Equity Units. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our Equity Units and common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally.

Fluctuations in interest rates may give rise to arbitrage opportunities, which would affect the trading prices of the Corporate Units, Treasury Units, notes and our common stock

Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, notes and our common stock.

The notes are effectively subordinated to any existing or future liabilities of our subsidiaries, as well as to our secured indebtedness to the extent of the value of the assets securing such indebtedness

The notes will be effectively subordinated to any existing or future liabilities, including trade payables, of any of our subsidiaries, as well as to our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the notes will not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future. As of December 31, 2008, our total consolidated indebtedness was approximately $1.7 billion, all of which was indebtedness to third parties of our subsidiaries.

Our financial performance and other factors could adversely impact our ability to make payments on the notes

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Most of our operations are conducted through our subsidiaries

A significant portion of our assets is held by our direct and indirect subsidiaries. As a result, our results of operations depend significantly on the results of operations of our subsidiaries. Moreover, we rely in part on intercompany transfers of funds from our subsidiaries. The ability of our subsidiaries to repay loans or make other payments or pay dividends to us will depend on their operating results and will be subject to applicable laws and any restrictions that may be contained in agreements governing such subsidiaries.

The fundamental change early settlement rate may not adequately compensate you

If a fundamental change (as defined below under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) occurs and you exercise your fundamental change early settlement right, you will be entitled to settle your purchase contract at the fundamental change early settlement rate (as defined below under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”), subject to certain conditions. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.” Although the fundamental change early settlement rate is designed to compensate you for the lost value of your Equity Units as a result of the fundamental change, this feature may not adequately compensate you for such loss.

Our Corporate Units, Treasury Units and notes have no prior public market, and we cannot assure you that an active trading market will develop

Prior to this offering, there has not been a market for our Corporate Units, Treasury Units or notes. While we plan to apply for listing of the Corporate Units on the New York Stock Exchange, an active trading market in the Corporate Units might not develop or continue. If you purchase Corporate Units in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by negotiations with the underwriter based upon an assessment of the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. The public market may not agree with or accept this valuation, in which case you may not be able to sell your Corporate Units at or above the initial offering price. If the Treasury Units or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list the Treasury Units or the notes on the same exchange as the Corporate Units. However, an active trading market in those securities also may not develop. In addition, if you were to substitute Treasury securities for notes or applicable ownership interests in the Treasury portfolio or notes or applicable ownership interests in the Treasury portfolio for Treasury securities, thereby converting your Treasury Units to Corporate Units or your Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. We cannot assure you that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the New York Stock Exchange.

Your rights to the pledged securities will be subject to our security interest and may be affected by a bankruptcy proceeding

Although you will have a beneficial ownership interest in the related notes or Treasury securities or the Treasury portfolio, as applicable, those interests will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. In addition, notwithstanding the automatic termination of the purchase contracts, in the event that Autoliv, Inc. becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Moreover, claims arising out of the notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

The purchase contract and pledge agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited

The purchase contract and pledge agreement between us, the purchase contract agent and the collateral agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement or the purchase contract agent. The notes constituting a part of the Corporate Units will be issued pursuant to an indenture that is qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

You may not be able to exercise your rights to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act is in effect and a prospectus is available covering the shares of common stock deliverable upon early settlement of a purchase contract

The early settlement rights (including the fundamental change early settlement right) under the purchase contracts are subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although we have agreed to use our commercially reasonable efforts to have such a registration statement in effect and to provide a prospectus if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

Our stock price could be volatile and could decline following this offering, which may affect the price at which you could sell your common stock

An active trading market in our common stock may not continue and the trading price of our common stock may fluctuate widely as a result of a number of factors that are beyond our control, including our perceived prospects, changes in analysts’ recommendations or projections, and changes in overall market valuation. The stock market has experienced extreme price and volume fluctuations that have affected the market prices of the stocks of many companies. These broad market fluctuations could adversely affect the market price of our common stock. For example, during the year ending on December 31, 2008, the closing price of our common stock ranged from a high of $62.63 to a low of $14.50. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus supplement and others such as:

•	our operating performance and the performance of other similar companies;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	speculation in the press or investment community;

•	resolutions of new or pending litigation;

•	perceptions about the auto industry generally; and

•	general market conditions, including economic factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

Our anti-takeover provisions and Delaware law could prevent or delay a change in control of our company, even if such a change of control would be beneficial to our stockholders

Provisions of our Restated Certificate of Incorporation and Restated By-Laws, as well as provisions of Delaware law, could discourage, delay or prevent an acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then-current market price for our common stock. These provisions include:

•	a Board of Directors that is classified such that only one-third of directors is elected each year;

•	authorization of “blank check” preferred stock that our Board of Directors could issue to thwart a takeover attempt;

•	limitations on the ability of stockholders to call special meetings of stockholders;

•	limitations on stockholder action by written consent; and

•	advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

We are also subject to certain provisions of the Delaware General Corporation Law, which limit our ability to enter into business combination transactions with 15% or greater stockholders that our Board of Directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation with our Board of Directors. These provisions may apply even if some stockholders may consider the transaction beneficial. See “Description of Capital Stock” in the accompanying prospectus.

In addition to the provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation, our executives have change of control provisions in their employment and severance agreements that could discourage a potential acquisition proposal or tender offer. These provisions entitle our executives to certain benefits if, during the two-year period following a change of control, the executive terminates his or her employment for good reason or, during the 30-day period commencing one year after the change of control, for any reason, or we terminate the executive’s employment without cause. In addition, upon the occurrence of a change of control, outstanding stock options and restricted stock units will become fully vested.

Future issuances of our common stock and our issuance of equity units, which will result in future issuances of common stock, may adversely affect our stock price

Concurrently with this offering, we are also offering 13,352,273 shares of common stock, plus up to an additional 1,335,227 shares if the underwriter for that offering exercises in full its option to purchase additional shares of common stock. In addition, sales of a substantial number of shares of our common stock or equity units after this offering, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future. As of March 20, 2009, we had 70,374,516 shares of common stock outstanding, and as of December 31, 2008, approximately 1,448,236 shares of our common stock are issuable upon the exercise of outstanding stock options having a weighted average exercise price of $45.05 per share, or the conversion of outstanding restricted stock units. As of March 9, 2009, 333,350 additional shares are available for issuance under our stock incentive plans. All of these shares will be freely tradable in the public market once issued, unless such shares are held by our affiliates.

We cannot predict accurately how or whether investors in our equity units will resell shares of our common stock. The following factors could also affect the price of our equity units and common stock:

•	sales of our common stock by investors who prefer to invest in us by investing in our equity security units and vice versa;

•	hedging an investment in our equity security units by selling our common stock; and

•	arbitrage trading activity between our equity security units and our common stock.

We have broad discretion to use the proceeds of this offering and the concurrent common stock offering

We have broad discretion in spending the net proceeds generated by this offering and the concurrent offering of our common stock. We may spend most of the net proceeds from the offerings in ways that ultimately prove unsuccessful. Our failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition, and may also require further funding, which could dilute stockholders’ ownership and cause a decline in the share price of our common stock and the price of our Equity Units. See “Use of Proceeds.”

You should not anticipate or expect the payment of cash dividends on our common stock

Our dividend policy is subject to the discretion of our Board of Directors and depends upon a number of factors, including our earnings, financial condition, cash and capital needs and general economic or business conditions. Although we have previously used dividends as a way to return value to our stockholders, our Board of Directors determined that a suspension of our quarterly dividend for the second quarter of 2009 was necessary in light of the decline in global light vehicle production, the uncertainty surrounding the current recession and the inherent risk of customer defaults. In the future, there can be no assurance that the Board of Directors will declare a dividend.

We may redeem the notes upon the occurrence of a special event

We may redeem the notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time before the earlier of the date of a successful remarketing of the notes and the purchase contract settlement date if a special event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the notes for cash at the redemption amount plus accrued and unpaid interest, if any, which we refer to as the redemption price. If the special event redemption occurs before the purchase contract settlement date, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you as the holder, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your notes are not components of Corporate Units, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the Treasury portfolio is substituted as collateral in place of any notes redeemed. A special event redemption will be a taxable event to the holders of the notes.

Upon a successful remarketing of the notes, the terms of your notes may be modified even if you elect not to participate in the remarketing

When we attempt to remarket the notes, the remarketing agent will agree to use its reasonable efforts to sell the notes included in the remarketing. In connection with the remarketing, we and the remarketing agent may materially change the terms of the notes, including their interest rate and interest payment dates. If the remarketing is successful, the modified terms will apply to all the notes, even if they were not included in the remarketing. However, holders of the notes must elect to participate in the remarketing before knowing what the modified terms of the notes will be. You may determine that the revised terms are not as favorable to you as you would deem appropriate.

Special U.S. federal income tax rules will apply to U.S. holders of the notes

We intend to treat, and by purchasing a note, each holder agrees to treat, the notes as contingent payment debt instruments. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. holder will be required to accrue interest income on the notes regardless of whether the U.S. holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note before the determination of the reset rate, a U.S. holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. The treatment of gain or loss recognized on the sale, exchange, or other taxable disposition of a note on or after the date on which the reset rate has been determined may vary depending on whether the new interest rate is fixed or floating, and on whether interest payments are made semi-annually or quarterly. See “Material U.S. Federal Income Tax Consequences.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Purchase Contracts—Anti-dilution Adjustments.” If the settlement rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a quarterly cash dividend, you would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax consequences of the purchase, ownership and disposition of the equity units are unclear

The Internal Revenue Service (IRS) has issued a ruling addressing the treatment of units similar to the Equity Units. Consistent with the IRS ruling, we intend to treat the notes and the purchase contracts as separate securities and the notes as our debt instruments. However, the terms of the Equity Units differ in some respects from the units addressed by the IRS in the ruling. Accordingly, no assurance can be given that the conclusions in the ruling would apply to the Equity Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. If the IRS were to challenge our characterization of the Equity Units successfully, the IRS’s recharacterization could adversely affect the amount, timing or character of the income, gain or loss you recognize with respect to our Equity Units and non-U.S. holders may be subject to U.S. federal withholding tax on the payments of interest on their notes. See “Material U.S. Federal Income Tax Consequences.”

In addition, any gain on a disposition of a note or an Equity Unit to the extent such gain is allocable to the applicable ownership interest in notes before the determination of the reset rate will generally be treated as ordinary interest income. The treatment of gain or loss recognized on the sale, exchange, or other taxable disposition of a note on or after the date on which the reset rate has been determined may vary depending on whether the new interest rate is fixed or floating, and on whether interest payments are made semi-annually or quarterly. Thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. See “Material U.S. Federal Income Tax Consequences.”

Risks Related to Our Industry

The cyclical nature of automotive sales and production can adversely affect our business

Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive sales and production are highly cyclical and depend on general economic conditions as well as other factors, including consumer spending and preferences and changes in interest rate levels and credit availability, consumer confidence and fuel costs. In addition, automotive sales and production can be affected by our customers’ labor relations issues, regulatory requirements, trade agreements and other factors. Any significant (adverse) change in any of these factors, including general economic conditions, may result in a reduction in automotive sales and production by our customers, and thus have a material adverse effect on our business, results of operations and financial condition.

Our sales are also affected by inventory levels and our customers’ production levels. We cannot predict when our customers will decide to either increase or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may result in variability in our sales and financial condition. Uncertainty regarding inventory levels may be exacerbated by consumer financing programs initiated or terminated by our customers or governments as such changes may affect the timing of their sales.

Again, any significant reduction in automotive sales and/or production by our customers, whether due to general economic conditions or any other fact(s) relevant to automotive production, will likely have a material adverse effect on our business, results of operations and financial condition.

Change in consumer trends and political decisions affecting vehicle sales could adversely affect our results in the future

While global light vehicle production increased between 2005 and 2008, global production of premium cars and light vehicles declined. This “mix shift” had a negative impact on our market as the value of safety systems in premium vehicles is often more than twice as high as in an average vehicle for the markets in North America and Western Europe. In vehicles for the emerging markets, the difference is even more significant. Car consumer trends such as this could accelerate in the future, especially as a result of political initiatives aimed at (or having the effect of) directing demand more towards smaller cars. Should the current trends continue, the average value of safety systems per vehicle could decline and negatively affect our sales and margins.

The discontinuation of, the loss of business with respect to, or a lack of commercial success of, a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability

Although we have frame contracts with many of our customers, these frame contracts generally provide for the supply of a customer’s annual requirements for a particular model and assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. Therefore, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability. While we believe this risk is mitigated by the fact that our sales are split over several hundred contracts covering at least as many vehicle platforms or vehicle models, a significant disruption in the industry, a significant decline in overall demand, or a dramatic change in vehicle preferences could have a material adverse effect on our sales.

We operate in highly competitive markets

The markets in which we operate are highly competitive. We compete with a number of other manufacturers that produce and sell similar products. Our products primarily compete on the basis of price, manufacturing and distribution capability, product design, product quality, product delivery and product service. Some of our competitors are subsidiaries (or divisions, units or similar) of companies that are larger and have greater financial and other resources than we do. Some of our competitors may also have a “preferred status” as a result of special relationships with certain customers. Our products may not be able to compete successfully with the products of our competitors. In addition, our competitors may foresee the course of market development more accurately than we do, develop products that are superior to our products, have the ability to produce similar products at a lower cost than we can, or adapt more quickly than we do to new technologies or evolving regulatory, industry or customer requirements. We may also encounter increased competition in the future from existing competitors or new competitors. As a result, our products may not be able to compete successfully with their products. Should this happen, we will suffer material adverse effects on our business, results of operations and financial condition.

Risks Related to Our Business

Escalating pricing pressures from our customers may adversely affect our business

The automotive industry has been characterized by very tough pricing pressure from customers for many years. This trend is partly attributable to the major automobile manufacturers’ strong purchasing power. As are other automotive component manufacturers, we are often expected to quote fixed prices or are forced to accept prices with annual price reduction commitments for long-term sales arrangements. Our future profitability will depend upon, among other things, our ability to continuously reduce our cost per unit and maintaining a cost structure, enabling us to remain cost-competitive.

Our profitability is also influenced by our success in designing and marketing technological improvements in automotive safety systems. If we are unable to offset continued price reductions through improved operating efficiencies and reduced expenditures, these price reductions may have a material adverse effect on our business, results of operations and financial condition. For further information on pricing pressures, see “Management’s Discussion and Analysis—Risks and Risk Management—Operational Risks.”

We could experience disruption in our supply or delivery chain which could cause one or more of our customers to halt production

As with other component manufacturers in the automotive industry, we ship products to the vehicle assembly plants so they are delivered on a “just in time” basis in order to maintain low inventory levels. Our suppliers also use a similar method. However, the “just in time” method makes the logistics supply chain in our industry very vulnerable to disruptions.

Such disruptions could be caused by any one of a myriad of potential problems, such as closures of one of our or our suppliers’ plants or critical manufacturing lines due to strikes, mechanical breakdowns, electrical outages, fires, explosions, as well as logistical complications due to weather, mechanical failures, delayed customs processing and more. The lack of even a small single subcomponent necessary to manufacture one of our products, for whatever reason, could force us to cease production, even for a prolonged period. Similarly, a potential quality issue could force us to halt deliveries while we validate the products. Even where products are ready to be shipped, or have been shipped, delays may arise before they reach our customer.

When we cease timely deliveries, we have to carry our own costs for identifying and solving the “root cause” of the problem as well as expeditiously producing replacement components or products. We must also carry the costs associated with “catching up,” such as over-time and premium freight.

Additionally, if we are unable to deliver our components to our customers, it could force our customers to cease production in which case the customer may seek to recoup all of its losses from us. These losses could be very significant, and may include consequential losses such as lost profits. Thus, any supply-chain disruption, however small, could potentially cause the complete shutdown of an assembly line of one of our customers, and any such shutdown could expose us to material claims for compensation. For further information on supply chain disruptions, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks.”

Changes in the source, cost and availability of raw materials and components may adversely affect our profit margins

Our business uses a broad range of raw materials and components in the manufacture of our products, nearly all of which are generally available from a number of qualified suppliers. Strong worldwide demand for certain raw materials has had a significant impact on raw material prices and availability in recent years. Our business has not generally experienced significant or long-term difficulty in obtaining raw materials, but increases in the price of the raw materials and components in our products could materially increase our operating costs, and materially and adversely affect our profit margin, as direct materials amounted to approximately 52% of our net sales in 2008.

We have developed and implemented strategies to mitigate or partially offset the impact of higher raw material, energy and commodity costs. However, these strategies, together with commercial negotiations with our customers and suppliers, could not always offset all of the adverse impact. In addition, no assurances can be given that the magnitude and duration of such cost increases or any future cost increases could not have a larger adverse impact on our profitability and consolidated financial position than currently anticipated.

Adverse developments affecting one or more of our major suppliers could harm our profitability

Certain of our suppliers are financially distressed or may become financially distressed. Any significant disruption in our supplier relationships, including certain relationships with sole-source suppliers, could harm our profitability. Furthermore, our suppliers may not be able to handle the commodity cost increases and/or sharply declining volumes while still performing as we expect. The unstable condition of some of our suppliers or their failure to perform has led to higher costs for us and to an increased risk of delivery delays and production issues. The overall condition of our supply base increases the risk for delivery delays, production issues or delivery of non-conforming products by our suppliers. Even where these risks do not materialize, we may incur costs as we try to make contingency plans for such risks. For further information on developments that could affect our suppliers, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks.”

Our business could be materially and adversely affected if we lost any of our largest customers

We are dependent on a relatively small number of automobile manufacturers with strong purchasing power, as a result of high market concentration, that has developed due to customer consolidation during the last couple of decades. Our five largest customers represented 54% of our combined sales for 2008. Our largest contract accounted for 5% of our total fiscal 2008 sales. Although business with any given customer is typically split into several contracts (usually one contract per vehicle model), the loss of all of the business of any of our primary customers could have a material adverse effect on our business, results of operations and financial condition. For further information on our dependence on customers, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks.”

We are involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position

We are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse impact on our profitability and consolidated financial position or that reserves or insurance will mitigate such impact. For further information on tax matters, see “Management’s Discussion and Analysis—Liquidity, Resources and Financial Position—Income Taxes.”

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us

We face an inherent business risk of exposure to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall involving such products. Every vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with recalls and product liability claims. A recall claim or a product liability claim brought against us in excess of our available insurance may have a material adverse effect on our business. Vehicle manufacturers are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. A vehicle manufacturer may attempt to hold us responsible for some or the entire repair or replacement costs of defective products under new vehicle warranties, when the product supplied did not perform as represented. Accordingly, the future costs of warranty claims by our customers may be material. However, we believe our established reserves are adequate to cover potential warranty settlements. Our warranty reserves are based upon our best estimates of amounts necessary to settle future and existing claims. Although we regularly evaluate the appropriateness of these reserves, and adjust them when appropriate, the final amounts determined to be due related to these matters could differ materially from our recorded estimates. For further information on product warranty and recall claims, see “Management’s Discussion and Analysis—Risks and Risk Management—Operational Risks.”

Work stoppages or other labor issues at our customers’ facilities or at our facilities could adversely affect our operations

The severe conditions in the automotive industry and actions taken by our customers and other suppliers to address negative industry trends may have the side effect of causing labor relations problems at those companies. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. Similarly, a work stoppage at another supplier could interrupt production at one of our customers’ plants which would have the same effect. This could cause us to shut down production facilities supplying these products, which could have a material adverse effect on our business, results of operations and financial condition. While labor contract negotiations at our locations historically have rarely resulted in work stoppages, we cannot assure you that we will be able to negotiate acceptable contracts with these unions or that our failure to do so will not result in work stoppages. A work stoppage at one or more of our plants, or our customers’ facilities could have a material adverse effect on our business.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel

Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly engineers and other employees with electronics and software expertise. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

Although we instituted an action program to manage the current upheaval in the automotive and financial industry, we cannot assure the successful implementation and results of our action program and additional steps may be necessary

In July of 2008, we announced an action program to address the dramatic change in the markets and its effects on the demand for our products. The Action Program includes efforts to adjust our manufacturing capacity, including plant closures, accelerate the move of sourcing to low-cost countries, consolidate our supplier base and standardization of products, and to reduce our overhead costs, including consolidation of tech centers. The successful implementation of the Action Program will require us to involve sourcing, logistics, technology and employment arrangements. While we continue to evaluate individual components of the Action Program, the complex nature of our Action Program could cause difficulties or delays in the implementation of the program or it may not be immediately effective, resulting in an adverse material impact on our performance. In addition, the Action Program may be extended to mitigate the effects of further production cuts by our customers. This would likely result in additional costs, the amount of which cannot currently be calculated. Moreover, if these actions are insufficient to mitigate the effects of our customers’ production cuts, further restructuring efforts may be required resulting in additional costs. If additional actions are required, our earnings could decrease and, if we cannot respond to a changing market fast enough, our earnings could be adversely effected. For further information on our action program, see “Management’s Discussion and Analysis—Liquidity, Resources and Financial Position—Personnel.”

A prolonged recession could result in us having insufficient funds to continue our operations without additional financing activities

Our ability to generate cash from our operations is highly dependent on sales and therefore on light vehicle production and the global economy. If light vehicle production would remain on current levels for an extended period of time, or fall even more, this would result in a significantly higher negative cash flow than we are currently projecting. Similarly, if cash losses for customer defaults rise sharply this would also result in a significantly higher negative cash flow than we are currently projecting. Any such higher negative cash flow could result in us having insufficient funds to continue our operations unless we can procure external financing, which may not be possible. For further information on our sales dependence, see “Management’s Discussion and Analysis—Risks and Risk Management—Operational Risks.”

A prolonged recession and/or a continued downturn in our industry could result in external financing not being available to us or on materially different terms than what has historically been available

Traditionally, we have had access to the capital markets for financing our operations. Our existing credit facilities have no covenants (i.e. performance-related clauses), and our long term credit rating from Standard and Poor’s was lowered from BBB+ to BBB- on February 19.

The lower credit rating will affect our ability to issue commercial paper or otherwise procure financing. Our current credit rating could also be lowered further as a result of us experiencing significant negative cash flows, or a worsening financial outlook. This may further affect our ability to procure financing. We may also for the same, or other reasons, find it difficult or even impossible to secure new long-term credit facilities, at reasonable terms or at all, when the existing facility expires in 2012. Further, even our existing unutilized credit facilities may not be available to us as agreed, or only at additional cost, if participating banks are unable to raise the necessary funds, for instance where financial markets are not functioning properly or one or more banks in our revolving credit facility syndicate were to default. Thus, for various reasons, external financing may not be available to us if and when necessary, and we may as a result have insufficient funds to continue our operations. For further information on external financing, see “Management’s Discussion and Analysis—Risks and Risk Management—Financial Risks.”

Our customers may be unable to pay our invoices

There is a significant risk that one or more of our major customers will be unable to pay our invoices as they become due, or that a customer will simply refuse to make such payments given its financial difficulties. The probability that this will occur has dramatically increased during the last year as more customers have (ever increasingly) faced significant financial difficulties.

We seek to limit our customer payment risks through several means, including by invoicing major customers through their local subsidiaries in each country, even for global contracts. We thus try to avoid having all of our receivables with a single multinational customer group exposed to the risk that a bankruptcy or similar event in one country puts all receivables with the customer group at risk. In each country, we also monitor invoices becoming overdue and take legal action to enforce such obligations where possible and prudent.

Even so, if a major customer would enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification; or if a major customer otherwise successfully procures protection against us legally enforcing its obligations, it is likely that we will be forced to record a substantial loss. For further information on customer inability to make payments, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks.”

Governmental restrictions may impact our business adversely

Several of our major customers have recently sought, and some have received, various forms of governmental aid or support. Such aid may come with restrictions, for instance requiring the recipient only to procure components from local suppliers or prohibiting the use of such aid to make payments to foreign suppliers. The aid or support may also come with protections, for instance against enforcement of obligations. The nature and form of any such restrictions or protections, whatever their basis, is very difficult to predict as is their potential impact. However, if introduced, they are likely to be based on political rather than economic or operational considerations, and may severely impact the global automotive industry, and its suppliers, and thus our business. The implementation of such restrictions or protections could cause us to suffer material losses.

We periodically review the carrying value of our goodwill and other intangible assets for possible impairment; if future circumstances indicate that goodwill or other intangible assets are impaired, we could be required to write down amounts of goodwill or other intangible assets and record impairment charges

We monitor the various factors that impact the valuation of our goodwill and other intangible assets, including expected future cash flow levels, global economic conditions, market price for our stock, and trends with our customers. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance and especially the cash-flow performance of these goodwill assets, adverse market conditions, and adverse changes in applicable laws or regulations. It is possible that if there are changes in these circumstances, or the other variables associated with the estimates, judgments and assumptions relating to the assessment of the correct evaluation of goodwill, in assessing the valuation of our goodwill items, we may determine that it is appropriate to write down a portion of our goodwill or intangible assets and record related non-cash impairment charges. In the event that we determine that we were required to write-down a portion of our goodwill items and other intangible assets, and thereby record related non-cash impairment charges, our financial position and results of operations would be adversely affected. For further information on goodwill impairment, see “Management’s Discussion and Analysis—Accounting Policies—Goodwill Impairment.”

We may be forced to make additional funding of our U.S. defined benefit pension plan

In light of recent market developments, our underfunded U.S. defined benefit pension plan may require additional funding which, in some circumstances, could amount to material amounts. For further information on our U.S. defined benefit pension plans, see “Management’s Discussion and Analysis—Liquidity, Resources and Financial Position—Pension Arrangements” or “—Accounting Policies—Defined Benefit Pension Plans.”

Risks Related to International Operations

Our business is exposed to risks inherent in global operations

Due to our global operations, we are subject to many laws governing international relations (including, but not limited to, the Foreign Corrupt Practices Act and the U.S. Export Administration Act), which prohibit improper payments to government officials and restrict where and how we can do business, what information or products we can supply to certain countries, and what information we can provide to a non-U.S. government.

Although we have procedures and policies in place that should mitigate the risk of violations of these laws, there is no guarantee that they will be sufficiently effective. If and when we acquire new businesses, we may not be able to ensure that the pre-existing controls and procedures meant to prevent violations of the rules and laws were effective and we may not be able to implement effective controls and procedures to prevent violations quickly enough when integrating newly acquired businesses.

We also have manufacturing and distribution facilities in many countries. Some of these countries are emerging markets. International operations, especially in emerging markets, are subject to certain risks inherent in doing business abroad, including:

•	Exposure to local economic conditions;

•	Expropriation and nationalization;

•	Withholding and other taxes on remittances and other payments by subsidiaries;

•	Investment restrictions or requirements; and

•	Export and import restrictions.

Increasing our manufacturing footprint in the emerging markets and our business relationships with automotive manufacturers in these markets are particularly important elements of our strategy. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential impact on us vary from country to country and are unpredictable.

Global integration may result in additional risks

Because of our efforts to integrate our operations globally to manage cost, we face the additional risk that should any of the other risks discussed herein materialize, the negative effects could be more pronounced. For example, while supply delays of a component historically typically only affect a few customer models, such a delay could now affect several models of several customers in several geographic areas. Similarly, should we face a recall or warranty issue due to a defective product, such a recall or warranty issue is now more likely to involve a larger number of units in several geographic areas.

We face exchange rate risks in connection with our international operations

In addition, as a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar. We are therefore subject to foreign currency risks and foreign exchange exposure. For further information on exchange rate risks, see “Management’s Discussion and Analysis—Risks and Risk Management—Financial Risks.”

Risks Related to Acquisitions

We face risks in connection with completed or potential acquisitions

Our growth has been enhanced through acquisitions of businesses, products and technologies that we believe will complement our business. We regularly evaluate acquisition opportunities, frequently engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. We may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets.

In addition, we compete for acquisitions and expansion opportunities with companies that have substantially greater resources, and competition with these companies for acquisition targets could result in increased prices for possible targets. Acquisitions also involve numerous additional risks to us and our investors, including:

•	risk in retaining acquired management and employees;

•	difficulties in the assimilation of the operations, services, and personnel of the acquired company;

•	diversion of our management’s attention from other business concerns;

•	assumption of known and unknown or contingent liabilities;

•	adverse financial impact from the amortization of expenses related to intangible assets;

•	incurrence of indebtedness;

•	potential adverse financial impact from failure of acquisitions to meet internal revenue and earnings expectations;

•	integration of internal controls;

•	entry into markets in which we have little or no direct prior experience; and

•	potentially dilutive issuances of equity securities.

If we fail to adequately manage these acquisition risks, the acquisitions may not result in revenue growth, operational synergies or service or technology enhancements, which could adversely affect our financial results. For further information on acquisitions, see “Management’s Discussion and Analysis—Liquidity, Resources and Financial Position—Acquisitions.”

Risks Related to Intellectual Property

If our patents are declared invalid or our technology infringes on the proprietary rights of others, our ability to compete may be impaired

We have developed a considerable amount of proprietary technology related to automotive safety systems and rely on a number of patents to protect such technology. At present, we hold approximately 4,800 patents covering a large number of innovations and product ideas, mainly in the fields of seatbelt and airbag technologies. We utilize, and have access to, the patents of our joint ventures. Our patents expire on various dates during the period 2009 to 2028. We do not expect the expiration of any single patent to have a material adverse effect on our business, results of operations and financial condition. Although we believe that our products and technology do not infringe the proprietary rights of others, third parties may assert infringement claims against us in the future. Also, any patents now owned by us may not afford protection against competitors that develop similar technology.

We primarily protect our innovations with patents, and vigorously protect and defend our patents, trademarks and know-how against infringement and unauthorized use. If we are not able to protect our intellectual property and our proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate, and our competitors may independently develop similar or competitive technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs. If claims alleging patent, copyright or trademark infringement are brought against us and successfully prosecuted against us, they could result in substantial costs. If a successful claim is made against us and we fail to develop non-infringing technology, our business, financial condition and results of operation could be materially adversely affected. For further information on patents and proprietary technology, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks.”

We may not be able to respond quickly enough to changes in technology and technological risks, and to develop our intellectual property into commercially viable products

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. We cannot provide assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

To compete effectively in the automotive supply industry, we must be able to launch new products to meet our customers’ demand in a timely manner. We cannot provide assurance, however, that we will be able to install and certify the equipment needed to produce products for new product programs in time for the start of production, or that the transitioning of our manufacturing facilities and resources to full production under new product programs will not impact production rates or other operational efficiency measures at our facilities. In addition, we cannot provide assurance that our customers will execute on schedule the launch of their new product programs, for which we might supply products. Our failure to successfully launch new products, a delay by our customers in introducing our new products, or a failure by our customers to successfully launch new programs, could adversely affect our results.

Risks Related to Government Regulations

Our business may be adversely affected by environmental and occupational health regulations or concerns

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries.

Although we have no known pending material environmental related issues, we have made and will continue to make capital and other expenditures to comply with environmental requirements. To reduce our exposure to environmental risk, we implemented an environmental plan in 1996 based on our environmental policy. According to the plan, we sought to certify according to ISO 14001, an international standard for environmental management systems, all our plants and units. To date, 65 of our facilities, representing almost 100% of our consolidated sales, have been certified according to ISO 14001. However, we cannot assure you that we have been or will be at all times in complete compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts that we, at each time, may have reserved.

In addition, environmental and health related requirements are complex, subject to change and have tended to become more and more stringent. Accordingly, such requirements may change or become more stringent in the future. Any material environmental issues or changes in environmental regulations may have an adverse impact on our business. For further information on environmental and occupational health regulations, see “Management’s Discussion and Analysis—Risks and Risk Management—Operational Risks.”

Our business may be adversely affected by environmental and safety regulations or concerns

Government safety regulations are a key driver in our business. Historically, these regulations have imposed ever more stringent safety regulations for vehicles and have thus been a driver of growth in our business.

However, these regulations are subject to change based on a number of factors that are not within our control, including new scientific or medical data, adverse publicity regarding the safety risks of airbags or seatbelts, for instance to children and small adults, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products, and more. Changes in government regulations in response to these and other considerations could very severally impact our business.

Additionally, governments have different regulatory agendas at different times. An increased focus on environmental regulations relating to automobiles such as green-house gas emissions or gas mileage instead of safety regulations may impact the safety content of vehicles. Although we believe that over time safety will continue to be a regulatory priority, if government priorities shift and we are unable to adapt to changing regulations our business may suffer material adverse effects. For further information on environmental and occupational health regulations, see “Management’s Discussion and Analysis—Risks and Risk Management—Strategic Risks” or “—Important Trends—Safety Content per Vehicle.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Equity Units in this offering will be approximately $140.4 million after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $154.5 million.

We intend to use the net proceeds from this offering for general corporate purposes, including possible future acquisitions. Although our growth strategy contemplates future acquisitions, we have no present agreements or definitive plans relating to any acquisitions.

Our management will retain broad discretion in the allocation of the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. From time to time, we may engage in additional capital financings as we determine appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the New York Stock Exchange under the symbol “ALV.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the New York Stock Exchange, and the cash dividends paid and declared per share:

	High	Low	Cash Dividends Per Share Paid	Cash Dividends Per Share Declared
2009
First quarter*	$23.52	$12.01	$0.21	$0.00

2008
Fourth quarter	$33.19	$14.50	$0.41	$0.21
Third quarter	47.03	32.91	0.41	0.41
Second quarter	62.63	46.45	0.39	0.41
First quarter	53.77	44.00	0.39	0.39

2007
Fourth quarter	$65.09	$52.50	$0.39	$0.39
Third quarter	60.29	51.32	0.39	0.39
Second quarter	61.83	56.04	0.39	0.39
First quarter	62.12	55.50	0.37	0.39

2006
Fourth quarter	$61.00	$54.29	$0.37	$0.37
Third quarter	57.74	51.74	0.35	0.37
Second quarter	60.19	52.00	0.32	0.35
First quarter	58.04	46.51	0.32	0.32

*	Through March 23, 2009

We had approximately 70,000 beneficial owners of our common stock on December 31, 2008, which includes approximately 3,500 record holders. The closing price of our common stock as reported by the New York Stock Exchange on March 23, 2009 was $18.22.

Since we use both dividend payments and share repurchases to create shareholder value, we have no set dividend policy. Instead, the Board of Directors regularly analyzes which method is most efficient, at a given time, to create shareholder value. Management believes that such recurring analyses have the potential to generate more value for our shareholders than a pre-defined dividend policy.

In 2008, we increased our common stock dividend from 39 cents per share for the second quarter to 41 cents per share for the third and fourth quarters, resulting in a total amount of $115 million for the year. In December, our Board of Directors decided to reduce the dividend for the first quarter 2009 to 21 cents per share, and in February decided to suspend further dividend payments to preserve cash in response to the deteriorating vehicle production outlook for 2009, continued constraints on the credit market, and the increased risk of customer and supplier defaults. For a discussion of share repurchases see page S-104 of this prospectus supplement.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2008, and as adjusted to give effect to:

•	the sale of 6,000,000 equity units in this offering, assuming no exercise of the underwriter’s option to purchase additional equity units; and

•	the sale of 13,352,273 shares of our common stock in the concurrent offering, assuming no exercise of the underwriter’s option to purchase additional shares of common stock.

This table should be read in conjunction with “Management’s Discussion and Analysis” and our Consolidated Financial Statements and the Notes to those Consolidated Financial Statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2008
($ in millions) (unaudited)	Actual	As Adjusted for this Offering	As Further Adjusted for this Offering and the Concurrent Offering of Common Stock
Cash and cash equivalents(1)	$488.6	$638.6	$852.2

Short-term debt	$270.0	$270.0	$270.0
Long-term debt:
8% senior notes due 2014(2)	—	127.5	127.5
Other	1,401.1	1,401.1	1,401.1

Total long-term debt	1,401.1	1,528.6	1,528.6

Shareholders’ equity
Preferred stock, $1.00 par value per share	0	0	0
Common stock, $1.00 par value per share	102.8	102.8	102.8
Capital in excess of par value	1,954.3	1,976.8	1,614.8
Retained earnings	1,402.8	1,402.8	1,402.8
Treasury stock, at cost: 32,421,627 shares actual, and 19,069,354 shares as adjusted and as further adjusted	(1,397.7)	(1,397.7)	(822.1)
Accumulated other comprehensive income	54.3	54.3	54.3

Total shareholders’ equity	2,116.5	2,139.0	2,352.6

Total capitalization (including short-term debt)	$3,787.6	$3,937.6	$4,151.2

(1)	The “as adjusted cash and cash equivalents” amount represents gross proceeds of $150,000,000 from this offering and would be $165,000,000 if the underwriter in this offering exercises its over-allotment option in full. The “as further adjusted cash and cash equivalents” amount represents gross proceeds of $150,000,000 from this offering and $213,600,000 from the concurrent common stock offering (in each case assuming no exercise of the respective over-allotment options), and would be $400,000,000 in the aggregate if the underwriter in this offering and the underwriter in the common stock offering both exercise their over-allotment options in full.
(2)	The 8% senior notes due 2014 are a component of this offering. The “as adjusted” and “as further adjusted” amount would be $165,000,000 if the underwriter in this offering exercises its over-allotment option in full.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial data and other information at and for the periods indicated. You should read this data in conjunction with our Consolidated Financial Statements and Notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008. See “Management’s Discussion and Analysis” on page S-90 in this prospectus supplement and “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” on pages 3 and 13 of the accompanying prospectus. The financial information presented in the table below is not necessarily indicative of the financial condition or results of operations of any other period.

(Dollars in millions, except per share data)	2008(1)	2007(1,2)	2006(1,3)	2005(4)	2004
Sales and Income
Net sales	$6,473	$6,769	$6,188	$6,205	$6,144
Operating income	306	502	520	513	513
Income before income taxes	249	446	481	482	485
Net income	165	288	402	293	326

Financial Position
Current assets excluding cash	1,598	1,941	1,930	1,867	1,962
Property, plant and equipment	1,158	1,260	1,160	1,081	1,160
Intangible assets (primarily goodwill)	1,745	1,760	1,676	1,679	1,709
Non-interest bearing liabilities	1,361	1,552	1,441	1,418	1,678
Capital employed	3,312	3,531	3,413	3,193	3,236
Net debt	1,195	1,182	1,010	877	599
Shareholders’ equity	2,117	2,349	2,403	2,316	2,636
Total assets	5,206	5,305	5,111	5,065	5,354
Long-term debt	1,401	1,040	888	757	667

Share data
Earnings per share (US$)—basic	2.29	3.70	4.90	3.28	3.49
Earnings per share (US$)—assuming dilution	2.28	3.68	4.88	3.26	3.46
Equity per share (US$)	30.11	31.83	30.00	27.67	28.66
Cash dividends paid per share (US$)	1.60	1.54	1.36	1.17	0.75
Cash dividends declared per share (US$)	1.42	1.56	1.41	1.24	0.85
Share repurchases	174	380	221	378	144
Number of shares outstanding (million)(5)	70.3	73.8	80.1	83.7	92.0

Ratios
Gross margin (%)	17.4	19.7	20.4	20.4	19.9
Operating margin (%)	4.7	7.4	8.4	8.3	8.4
Pretax margin (%)	3.8	6.6	7.8	7.8	7.9
Return on capital employed (%)	9	15	16	16	16
Return on shareholders’ equity (%)	7	12	17	12	13
Equity ratio (%)	41	44	47	46	49
Net debt to capitalization (%)	36	33	29	27	18
Days receivables outstanding	49	64	70	71	73
Days inventory outstanding	39	33	34	32	31

Other data
Airbag sales(6)	4,130	4,377	4,085	4,116	4,028
Seatbelt sales(7)	2,343	2,392	2,103	2,089	2,116
Net cash provided by operating activities	614	781	560	479	680
Capital expenditures	293	324	328	315	324
Net cash used in investing activities	(328)	(431)	(288)	(303)	(303)
Net cash provided by (used in) financing activities	105	(375)	(438)	(86)	(261)
Number of employees, December 31	34,000	35,300	35,700	34,100	34,500

(1)	In 2008, 2007 and 2006, severance and restructuring costs reduced operating income by $80, $24 and $13 million and net income by $55, $16 and $9 million. This corresponds to 1.2%, 0.4% and 0.2% on operating margins and 0.8%, 0.2% and 0.1% on net margins. The impact on earnings per share was $0.76, $0.21 and $0.11, while return on equity was reduced by 2.3%, 0.6% and 0.4% for the same three-year period (see Note 10 to the Consolidated Financial Statements).

(2)	In 2007, a court ruling reduced operating income by $30 million, net income by $20 million, operating margin by 0.5%, net margin by 0.3%, earnings per share by $0.26 and return on equity by 0.8% (see page S-93 in this prospectus supplement).
(3)	In 2006, a release of tax reserves and other discrete tax items boosted net income by $95 million, net margin by 1.5%, earnings per share by $1.15 and return on equity by 3.9% (see page S-94 in this prospectus supplement).
(4)	In 2005, the Jobs Creation Act reduced net income by $13 million, net margin by 0.2%, earnings per share by $0.15 and return on equity by 0.5%.
(5)	At year end, net of treasury shares.
(6)	Includes electronics, steering wheels, inflators and initiators.
(7)	Includes seat components.

DESCRIPTION OF THE EQUITY UNITS

The following is a summary of some of the terms of the Equity Units. This summary, together with the summary of the terms of the purchase contracts, the purchase contract and pledge agreement and the notes, set forth under the captions “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Notes” in this prospectus supplement, contain a description of all of the material terms of the Equity Units, but are not complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, indenture, notes and remarketing agreement, including the definitions of certain terms used therein.

General

We will issue the Equity Units under the purchase contract and pledge agreement between us and U.S. Bank National Association, as purchase contract agent (the “purchase contract agent”), and U.S. Bank National Association, as collateral agent, custodial agent and securities intermediary (the “collateral agent”). The Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 6,000,000 Corporate Units (up to 6,600,000 Corporate Units if the underwriter exercises its over-allotment option in full), each with a stated amount of $25.

Each Corporate Unit offered will consist of:

•	a purchase contract under which

•

the holder will agree to purchase from us, and we will agree to sell to the holder, no later than on April 30, 2012, which we refer to as the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under “Description of the Purchase Contracts—Purchase of Common Stock,” “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” as the case may be, and either:

•

until the occurrence of a special event redemption or successful remarketing as described below, a  1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount of senior notes due 2014 issued by us, and under which we will pay to the holder  1/40, or 2.5%, of the interest payment on a $1,000 principal amount note at the initial rate of 8.0%, or $2.00, per year; or

•

following the occurrence of a special event redemption or successful remarketing of the notes during the period for early remarketing described under “Description of the Purchase Contracts—Remarketing” below, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

Except as otherwise specified herein, “Treasury portfolio” as used in this prospectus supplement, means a remarketing Treasury portfolio as defined under “Description of the Purchase Contracts—Remarketing” and Treasury portfolio as defined under “Description of the Notes—Optional Redemption—Special Event,” as applicable.

“Applicable ownership interest” means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

(1)

a  1/40, or 2.5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to April 30, 2012, and

(2)

for each scheduled interest payment date on the notes after the date of a special event redemption or successful remarketing and on or before the purchase contract settlement date, a  1/40, or 2.5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to such payment date.

The fair value of the Corporate Units we issue will be recorded in our financial statements based on an allocation between the purchase contracts and the notes in proportion to their respective fair market values. Under the purchase contract and pledge agreement, you will be deemed to have agreed to allocate 85% of the purchase price to your undivided interest in the notes and 15% to the purchase contracts, so your initial tax basis in each purchase contract will be $3.75 and the initial tax basis in the undivided beneficial ownership interest in a note will be $21.25. This position will be binding on each beneficial owner of each Equity Unit, but not on the IRS.

So long as the units are in the form of Corporate Units, the related undivided beneficial ownership interest in the note or the applicable ownership interest in the Treasury portfolio (other than the portion of the Treasury portfolio necessary to make payments in an amount equal to the interest payments that would be due on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing or special event redemption and no reset of the interest rate on the notes to and including the purchase contract settlement date), as the case may be, will be pledged to us through the collateral agent to secure the holders’ obligations to purchase our common stock under the related purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for a Note

Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, each holder of 40 Corporate Units may create, at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, 40 Treasury Units by substituting for a note a zero-coupon U.S. Treasury security (CUSIP No. 912870PM3) with a principal amount at maturity equal to $1,000 and maturing on April 30, 2012, which we refer to as a Treasury security; provided that no such substitution may be made during a “restricted period” described below or following a successful early remarketing, as described below under “Description of the Purchase Contracts—Remarketing—Early Remarketing.” This substitution would create 40 Treasury Units and the note would be released to the holder and would be separately tradable from the Treasury Units. Because Treasury securities and notes are issued in integral multiples of $1,000, holders of Corporate Units may make the substitution only in integral multiples of 40 Corporate Units.

The “restricted period” means the period commencing on, and including, the business day preceding any three-business day remarketing period as described under “Description of the Purchase Contracts—Remarketing—Early Remarketing” below and ending on, and including, the later of the reset effective date and the business day following the last remarketing date during that three-business day remarketing period.

Each Treasury Unit will consist of:

•

a purchase contract under which the holder will agree to purchase from us, and we will agree to sell to the holder, not later than on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate; and

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security.

The term “business day” means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

The Treasury Unit holder’s beneficial ownership interest in the Treasury security will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts.

Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, to create 40 Treasury Units, a holder is required to:

•	deposit with the collateral agent a Treasury security, which must be purchased in the open market at the expense of the Corporate Unit holder (unless otherwise owned by the holder); and

•

transfer to the purchase contract agent 40 Corporate Units, accompanied by a notice stating that the holder of the Corporate Units has deposited a Treasury security with the collateral agent, and requesting that the purchase contract agent instruct the collateral agent to release the related note.

Upon receiving instructions from the purchase contract agent and receipt of the Treasury security, the collateral agent will release the related note from the pledge and deliver it to the purchase contract agent on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 40 Corporate Units;

•	transfer the related note to the holder; and

•	deliver 40 Treasury Units to the holder.

The Treasury security will be substituted for the note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The note thereafter will trade separately from the Treasury Units.

Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interests in the Treasury portfolio that is a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). In such instance, the collateral agent will release the related applicable ownership interest in the Treasury portfolio that is a component of the Corporate Unit, which will be separate from the Treasury Units.

Holders who create Treasury Units or recreate Corporate Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See “Certain Provisions of the Purchase Contract and Pledge Agreement—Miscellaneous.”

Recreating Corporate Units

Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, each holder of 40 Treasury Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury security held by the collateral agent a note having an aggregate principal amount equal to $1,000; provided that no such substitution may be made during the restricted period described above or following a successful early remarketing. This substitution would recreate 40 Corporate Units and the applicable Treasury security would be released to the holder and would be separately tradable from the Corporate Units. Because Treasury securities and notes are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units.

Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, to recreate 40 Corporate Units, a holder is required to:

•	deposit with the collateral agent a $1,000 principal amount note, which must be purchased in the open market at the expense of the Treasury Unit holder (unless otherwise owned by the holder); and

•

transfer to the purchase contract agent 40 Treasury Units, accompanied by a notice stating that the holder of the Treasury Units has deposited a $1,000 principal amount note with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

Upon receiving instructions from the purchase contract agent and receipt of the $1,000 principal amount note, the collateral agent will release the related Treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 40 Treasury Units;

•	transfer the related Treasury security to the holder; and

•	deliver 40 Corporate Units to the holder.

The $1,000 principal amount note will be substituted for the Treasury security and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts. The Treasury security thereafter will trade separately from the Corporate Units.

If the Treasury portfolio has replaced the notes as a component of the Corporate Units following a special event redemption, the Treasury Unit holder will follow the same procedure to create a Corporate Unit, except the holder will have to deposit integral multiples of 2,000 Treasury Units and must deposit 2,000 applicable ownership interests in the Treasury portfolio with the collateral agent, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder.

Current Payments

Holders of Corporate Units will receive quarterly cash distributions consisting of their pro rata share of interest payments on the notes attributable to the undivided beneficial ownership interest in the notes (or distributions on the applicable ownership interest in the Treasury portfolio if the notes have been replaced by the Treasury portfolio), equivalent to the rate of 8.0% per year on the stated amount of $25 per Corporate Unit. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units, but the holders of the Treasury Units will continue to receive the scheduled interest payments on the notes that were released to them when the Treasury Units were created for as long as they hold the notes.

We will make all payments on the Corporate Units and the Treasury Units quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing on July 31, 2009. We will make these payments to the person in whose name the Equity Unit is registered at the close of business on the fifteenth day of the month in which the payment is scheduled to be made.

Listing

We will apply for listing of the Corporate Units on the New York Stock Exchange under the symbol “ALV.PrZ”. Unless and until substitution has been made as described in “—Creating Treasury Units by Substituting a Treasury Security for a Note” or “—Recreating Corporate Units,” neither the note or applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The note or applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. In addition, if Treasury Units or notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we will endeavor to cause the Treasury Units or notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Ranking

The notes will be our unsecured, senior obligations. The payment of the principal of, and interest on, the notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any existing or future liabilities, including trade payables, of any of our subsidiaries, as well as to our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture will not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.

As of December 31, 2008, our total consolidated indebtedness was approximately $1.7 billion, all of which was indebtedness to third parties of our subsidiaries.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Repurchase of the Equity Units

We and our affiliates may purchase from time to time any of the Equity Units offered by this prospectus supplement that are then outstanding by tender, in the open market, by private agreement or otherwise. Any such Equity Units so acquired, and any notes underlying such Equity Units, may be delivered to the purchase contract agent or trustee, as the case may be, for cancellation and, in any event, shall not be deemed outstanding for the purpose of any vote, concurrence or consent of holders of purchase contracts or notes.

Clearing Information

The CUSIP and ISIN numbers for the Corporate Units, Treasury Units and notes are as follows:

CUSIP for the Corporate Units:	052800208
ISIN for the Corporate Units:	US0528002084
CUSIP for the Treasury Units:	052800307
ISIN for the Treasury Units:	US0528003074
CUSIP for the notes:	052800AA7
ISIN for the notes:	US052800AA76

See “Certain Provisions of the Purchase Contract and Pledge Agreement—Book-Entry System” and “Description of the Notes—Book-Entry System” for more information on the book-entry system applicable to the Corporate Units, Treasury Units and the notes.

DESCRIPTION OF THE PURCHASE CONTRACTS

The following description is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract and pledge agreement among us, the purchase contract agent and the collateral agent. The description of the purchase contracts and the purchase contract and pledge agreement in this prospectus supplement contains a summary of their material terms but does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the purchase contract and pledge agreement, indenture, notes and remarketing agreement, including the definitions of certain terms used therein.

Purchase of Common Stock

Each purchase contract that is a part of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and us to sell, on April 30, 2012, which we call the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder’s option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the “settlement rate”) will be issued in compliance with applicable law and will be determined as follows, subject to adjustment as described under “—Anti-dilution Adjustments” and “—Early Settlement Upon a Fundamental Change” below:

(1)	If the applicable market value of our common stock is equal to or greater than the “threshold appreciation price” of $19.20, the settlement rate will be 1.3021 shares of our common stock (such settlement rate being referred to as the “minimum settlement rate”).

Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount of $25, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(2)	If the applicable market value of our common stock is less than the threshold appreciation price but greater than the “reference price” of $16.00, the settlement rate will be a number of shares of our common stock equal to $25 divided by the applicable market value.

Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the applicable market value does not exceed the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(3)	If the applicable market value of our common stock is less than or equal to the reference price of $16.00, the settlement rate will be 1.5625 shares of our common stock, which is equal to the stated amount divided by the reference price (such settlement rate being referred to as the “maximum settlement rate”).

Accordingly, if the market price for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value of the common stock is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

If you elect to settle your purchase contract early in the manner described under “—Early Settlement,” the number of shares of our common stock issuable upon settlement of such purchase contract will be 1.3021, the minimum settlement rate, subject to adjustment as described under “—Anti-dilution Adjustments.” We refer to the minimum settlement rate and the maximum settlement rate collectively as the “fixed settlement rate.”

The “applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date (we refer to this 20 trading day period as the “observation period”); provided, however, that if we enter into a reorganization event (as defined under “—Anti-dilution Adjustments” below), the applicable market value will mean the value of an exchange property unit (as defined under “—Anti-dilution Adjustments—Reorganization Events” below). Following the occurrence of any such event, references herein to the purchase or issuance of shares of our common stock will be construed to be references to settlement into exchange property units. For purposes of calculating the exchange property unit value, (x) the value of any common stock included in the exchange property unit shall be determined using the average of the closing price per share of such common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date and (y) the value of any other property, including securities other than common stock included in the exchange property unit, shall be the value of such property on the first trading day of the observation period (as determined in good faith by the board of directors, whose determination shall be conclusive and described in a Board resolution).

The term “closing price” of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the reported last sale price) of shares of our common stock on the New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or, if shares of our common stock are not so listed, on a United States national or regional securities exchange or, (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the Pink Sheets LLC or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained by us for this purpose.

The term “trading day” means a day on which there is no market disruption event and the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock, for an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock on any exchange on which such options contracts or futures contracts trade.

On the business day immediately preceding the purchase contract settlement date, unless:

•

a holder has settled early the related purchase contracts by delivery of cash to the purchase contract agent in the manner described under “—Early Settlement” or “—Early Settlement Upon a Fundamental Change;”

•

a holder of Corporate Units has settled the related purchase contracts with separate cash on the sixth business day immediately preceding the purchase contract settlement date in the manner described under “—Notice to Settle with Cash” or, following a failed final remarketing, on the business day immediately preceding the purchase contract settlement date in the manner described under “—Remarketing—Final Remarketing;” or

•	an event described under “—Termination” has occurred,

then, on the purchase contract settlement date,

•

in the case of Corporate Units where there has been a successful remarketing during the final three-business day remarketing period, the portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed will automatically be applied to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units;

•

in the case of Corporate Units where there has not been a successful remarketing and the Treasury portfolio has not replaced the notes as a component of the Corporate Units, such holders will be deemed to have elected to apply the put price (as defined under “Remarketing—Final Remarketing”) to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts and the accrued and unpaid interest to, but not including the settlement date, will be paid to such holders unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash;

•

in the case of Corporate Units where the Treasury portfolio has replaced the notes as a component of the Corporate Units, proceeds of the appropriate applicable ownership interests in the Treasury portfolio when paid at maturity equal to the stated amount of $25 per Corporate Unit will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of such Corporate Units; and

•

in the case of Treasury Units, the proceeds of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units, if in certificated form, and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

By purchasing a Corporate Unit or a Treasury Unit, a holder will be deemed to have, among other things:

•

irrevocably appointed the purchase contract agent as its attorney-in-fact to enter into and perform the purchase contract and the related purchase contract and pledge agreement in the name of and on behalf of such holder; and

•	agreed to be bound by the terms and provisions of the Corporate Units and Treasury Units and perform its obligations under the related purchase contract and the purchase contract and pledge agreement.

In addition, each beneficial owner of an Equity Unit, by acceptance of the beneficial interest therein, will be deemed to have agreed (i) to treat itself as the owner of the related note, applicable ownership interests in the Treasury portfolio or Treasury security, as the case may be, for U.S. federal income tax purposes and (ii) to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the contingent payment debt regulations. See “Material U.S. Federal Income Tax Consequences.”

Remarketing

Early Remarketing

Pursuant to the remarketing agreement that we will enter into with the purchase contract agent and Morgan Stanley & Co. Incorporated or another remarketing agent selected by us, we may, at our option, elect to remarket the notes during the period (which we call the “period for early remarketing”) beginning on, and including, January 1, 2012 and ending on, and including, March 31, 2012. Any remarketing during the period for early remarketing will occur during a three-business day remarketing period consisting of three sequential possible remarketing dates selected by us and will include notes that are components of Corporate Units and the separate notes of holders that have elected to include those notes in the remarketing. During the period for early remarketing, we have the right to postpone any remarketing in our absolute discretion but not, for the avoidance of doubt, during the final three-business day remarketing period. We will not attempt a remarketing if the notes have already been successfully remarketed or if there has been a special event redemption.

On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to at least 100% of the sum of the purchase price for the remarketing Treasury portfolio and the separate notes purchase price described below plus, at our option, the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset effective date (as defined below) a “remarketing Treasury portfolio” consisting of:

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to April 30, 2012 in an aggregate amount at maturity equal to the principal amount of the notes that are components of the Corporate Units; and

•

With respect to each scheduled interest payment date on the notes that occurs after the reset effective date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on such date on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes.

The remarketing Treasury portfolio will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts.

We will pay the remarketing fee in connection with any remarketing unless we direct the remarketing agent to include such fee in the price of the remarketed notes and the remarketing agent is able to remarket the notes for an amount which includes such fee. In any such case, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds to the holders of the Corporate Units and remarketed separate notes. Corporate Unit holders whose component notes are remarketed and separate note holders whose separate notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing. The applicable remarketing fee shall be determined by negotiation with the remarketing agent.

As used in this context, “remarketing Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the third business day immediately preceding the reset effective date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset effective date. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

The amount and issue of U.S. Treasury securities (or principal or interest strips thereof) constituting the remarketing Treasury portfolio will be determined by the remarketing agent.

In the event of a successful remarketing, each holder of a separate note that has been included in the remarketing will receive on the reset effective date the remarketing price per separate note, which, for each separate note, is an amount in cash equal to the quotient of the remarketing Treasury portfolio purchase price divided by the number of notes included in such remarketing that are held as components of Corporate Units. The “separate notes purchase price” means the amount in cash equal to the product of (i) the remarketing price per separate note and (ii) the number of notes included in such remarketing that are not part of Corporate Units, which we refer to as “separate notes.”

In connection with a successful remarketing (whether during the period for early remarketing or the final remarketing period described below), interest on the notes may be reset to a new fixed or floating rate. The interest rate on the remarketed notes will be reset to the rate determined by the remarketing agent, in consultation with us, such that the remarketing proceeds will not be less than (i) 100% of the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price plus, at our option, the applicable remarketing fee, in the case of the remarketing during the period for early remarketing, or (ii) 100% of the aggregate principal amount of the notes being remarketed plus, at our option, the applicable remarketing fee, in the case of a remarketing during the final remarketing period. Interest on the remarketed notes will be payable semi-annually if the notes are successfully remarketed at a fixed rate or quarterly if the notes are successfully remarketed at a floating rate. The maturity date of the notes, April 30, 2014, will not be changed as part of the remarketing. In addition, we may:

•	add to our covenants for the benefit of the holders of notes;

•	secure our obligations in respect of the notes; or

•

if the notes are remarketed with a floating rate, modify the business day and day count convention to conform to market practice for floating-rate notes bearing interest at a rate determined by reference to the applicable index.

The reset rate and interest payment dates on the notes and any elections we make above will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the “reset effective date,” which will be:

•

in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

•	in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

The reset rate and interest payment dates on the notes and any elections we make above will apply to all holders of notes, including those who do not participate in the remarketing.

If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-business day remarketing period, subsequent remarketings will be attempted (unless impracticable) as described above on each of the two following remarketing dates in that three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes at a price equal to or greater than 100% of the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing on each of the three remarketing dates comprising the three-business day remarketing period, the notes that are components of the Corporate Units prior to the remarketing will continue to be components of the Corporate Units and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

Final Remarketing

Unless the notes have been successfully remarketed during the period for early remarketing, the notes that are components of Corporate Units whose holders (i) have failed to notify the purchase contract agent on or prior to the seventh business day immediately preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash, or (ii) have given such notice but failed to pay the purchase price for the related purchase contracts on or prior to the sixth business day immediately preceding the purchase contract settlement date, together with the separate notes of holders that have elected to include those notes in the remarketing, will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date. This three-business day remarketing period is referred to as the “final three-business day remarketing period” and we refer to the third business day immediately preceding the purchase contract settlement date as the “final remarketing date.” The “reset effective date” relating to any remarketing during the final three-business day remarketing period will be the purchase contract settlement date. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to at least 100% of the aggregate principal amount of the notes remarketed plus, at our option, the applicable remarketing fee. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes that are components of the Corporate Units will be automatically applied to satisfy in full the Corporate Unit holders’ obligations to purchase our common stock on April 30, 2012. A portion of the proceeds of this remarketing equal to the aggregate principal amount of the separate notes being remarketed will be paid to the holders of those notes on April 30, 2012.

We will pay any remarketing fee in connection with any remarketing unless we direct the remarketing agent to include such fee in the price of the remarketed notes and the remarketing agent is able to remarket the notes for an amount that includes such fee. In any such case, if a remarketing during the final three-business day remarketing period is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. The applicable remarketing fee shall be determined by negotiation with the remarketing agent. Corporate Unit holders whose component notes are remarketed and separate note holders whose separate notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-business day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes during the final three-business day remarketing period at a price equal to or greater than 100% of the aggregate principal amount of the notes or (2) the remarketing during the final three-business day remarketing period has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failure of the notes to be remarketed during the final three-business day remarketing period, the holders of the notes will have the right to put their notes to us on the purchase contract settlement date at the “put price,” which is a price equal to $1,000 per note ($25 per applicable ownership interest), plus accrued and unpaid interest. The put right of holders of notes that underlie the Corporate Units will be automatically exercised unless such holders (1) prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $25 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the prior purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver our common stock to such holder pursuant to the related purchase contracts. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder. Holders of notes that do not underlie the Corporate Units may elect to exercise put rights with respect to their separate notes as described under “Description of the Notes—Put Option Upon Failed Final Remarketing.”

Remarketing Announcements

We will announce any remarketing of the notes on the sixth business day immediately preceding the first remarketing date of a three-business day remarketing period and, for the final three-business day remarketing period, we will announce the remarketing of the notes on the third business day immediately preceding the first remarketing date of the final three-business day remarketing period. Each such announcement (each a “remarketing announcement”) on each such date (each, a “remarketing announcement date”) shall specify:

(1) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the notes may be remarketed on any or all of the sixth, seventh or eighth business days following the remarketing announcement date, or

(B)	if the remarketing relates to a remarketing to occur during the final three-business day remarketing period, that the notes may be remarketed on any or all of the third, fourth or fifth business days following the remarketing announcement date,

(2) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset effective date will be the third business day following the remarketing date on which the notes are successfully remarketed unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

(B)	if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset effective date will be April 30, 2012 if there is a successful remarketing,

(3) that the reset rate and interest payment dates for the notes will be established, and, if we elect to make any modification to the terms of the notes described above, such modified terms will be set on the remarketing date on which the notes are successfully remarketed and effective on and after the reset effective date,

(4) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset rate will equal the interest rate on the notes that will enable the notes to be remarketed at a price equal to the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price plus, at our option, the applicable remarketing fee, or

(B)	if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset rate will equal the interest rate on the notes that will enable the notes to be remarketed at a price equal to at least 100% of their aggregate principal amount plus, at our option, the applicable remarketing fee, and

(5) the range of possible remarketing fees.

We will cause each remarketing announcement to be published on the remarketing announcement date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, we will request, not later than 10 business days prior to each remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing. If required, we will use our commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. If a successful remarketing occurs on a remarketing date, we will request the depositary to notify its participants holding notes of the maturity date, reset rate, interest payment dates, and any other modified terms established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed. If a successful remarketing does not occur during a three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period (which notice, in the event of a failed remarketing on the final remarketing date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a holder of notes wishes to exercise its right to put such notes to us), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

In connection with a remarketing, holders of notes that do not underlie the Corporate Units may elect to have their notes remarketed as described under “Description of the Notes—Remarketing.”

You may elect not to participate in any remarketing and to retain the principal amount of notes underlying the applicable ownership interests in notes comprising part of your Corporate Units by:

•	creating Treasury Units as described under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note”;

•	settling your purchase contracts early as described under “—Early Settlement”; or

•	settling your purchase contracts with separate cash as described below under “—Notice to Settle with Cash.”

For the avoidance of doubt, we need not give any notice in the event that we decide not to elect to remarket the notes during the period for early remarketing.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, other than during a restricted period (as defined under “Description of the Equity Units— Creating Treasury Units by Substituting a Treasury Security for a Note”) or following the effectiveness of a fundamental change in which case “—Early Settlement Upon a Fundamental Change” below will apply. Such early settlement may only be made in integral multiples of 40 purchase contracts. If the Treasury portfolio has replaced the notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 2,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date) prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date. In order to settle purchase contracts early, a holder of Equity Units must deliver to the purchase contract agent (1) a completed “Election to Settle Early” form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form and (2) a cash payment in immediately available funds in an amount equal to $25 times the number of purchase contracts being settled.

So long as you hold Equity Units as a beneficial interest in a global security certificate deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have a registration statement in effect covering those shares of common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, we will not be required to provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development, provided that we will use our commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so).

Upon early settlement, (1) the holder will receive the minimum settlement rate of 1.3021 shares of our common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below, accompanied by an appropriate prospectus if required by law, and (2) the related notes, applicable ownership interests in the Treasury portfolio or Treasury securities, as the case may be, underlying the Equity Units and securing such purchase contracts will be released from the pledge under the purchase contract and pledge agreement, and delivered within three business days following the early settlement date, in each case to the purchase contract agent for delivery to the holder.

If the purchase contract agent receives a completed “Election to Settle Early” form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form, and payment of $25 for each purchase contract being settled prior to 4:00 p.m., New York City time, on any business day and all conditions to early settlement have been satisfied, then that day will be considered the early settlement date. If the purchase contract agent receives the foregoing at or after 4:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the early settlement date.

Early Settlement Upon a Fundamental Change

If a fundamental change (as defined below) occurs prior to the purchase contract settlement date, then each holder of a purchase contract will have the right, on the fundamental change early settlement date (as defined below), to accelerate and settle such contract early at the fundamental change early settlement rate described below. We refer to this right as the “fundamental change early settlement right.”

We will provide each of the holders with a notice of a fundamental change within five business days after its occurrence. The notice will specify a date, which will be at least ten days after the date of the notice but no later than two business days prior to the purchase contract settlement date, by which each holder’s fundamental change early settlement right must be exercised. The notice will set forth, among other things, the applicable fundamental change early settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent, no later than 4:00 p.m., New York City time, on the third business day immediately preceding the fundamental change early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, duly endorsed for transfer to us in blank with the form of “Election to Settle Early” on the reverse side of such certificate duly completed, and accompanied by payment to us in immediately available funds of an amount equal to the stated amount of $25 times the number of purchase contracts being settled.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement upon a fundamental change will also be governed by standing arrangements between the depositary and the purchase contract agent.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

(2)	we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock), in each case in which 90% or more of our common stock is exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(3)	our common stock ceases to be listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) above, in which case clause (2) shall apply); or

(4)	our shareholders vote for our liquidation, dissolution or termination.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (2) above and the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share; and

•

otherwise, the stock price shall be the average of the closing prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The number of shares will be adjusted in the same manner as the fixed settlement rate as set forth under “—Anti-dilution Adjustments.”

The following table sets forth the hypothetical stock price and the fundamental change settlement rate per $25 stated amount of Equity Units:

	Stock Price on Effective Date
Effective Date	$2.50	$5.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.50	$30.00	$35.00	$40.00	$50.00	$75.00	$100.00
March 30, 2009	3.4688	2.4067	1.7955	1.6892	1.6153	1.5623	1.5234	1.4942	1.4672	1.4208	1.4042	1.3929	1.3782	1.3583	1.3468
April 30, 2010	2.7136	2.0820	1.6613	1.5770	1.5170	1.4740	1.4431	1.4207	1.4010	1.3713	1.3624	1.3568	1.3494	1.3377	1.3301
April 30, 2011	2.0996	1.8215	1.5932	1.5239	1.4679	1.4255	1.3949	1.3736	1.3565	1.3367	1.3328	1.3305	1.3269	1.3198	1.3155
April 30, 2012	1.5625	1.5625	1.5625	1.5625	1.5625	1.5625	1.3889	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share (subject to adjustment), the fundamental change early settlement rate will be the minimum settlement rate.

•

If the stock price is less than $2.50 per share (subject to adjustment), which we refer to as the minimum stock price, the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 3.4688, subject to anti-dilution adjustments.

If you exercise the fundamental change early settlement right, we will (or will cause the collateral agent to) deliver to you on the fundamental change early settlement date:

•

the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the fundamental change at the fundamental change early settlement rate, and

•

the notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to your Corporate Units or Treasury Units, free and clear of our security interest.

If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a fundamental change (it being understood that if there is a material business transaction or development with respect to us that has not yet been publicly disclosed, we will not be required to provide such a prospectus supplement, and the fundamental change early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use our commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement becomes effective.

If the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 2,000, Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 40 Corporate Units or 40 Treasury Units, as the case may be.

Notice to Settle with Cash

Unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must (A) notify the purchase contract agent by presenting and surrendering at the offices of the purchase contract agent (i) the Corporate Unit certificate evidencing the Corporate Unit, if the Corporate Units are in certificated form, and (ii) the form of “Notice of Cash Settlement,” substantially in the form attached to the purchase contract and pledge agreement, completed and executed as indicated on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date and (B) deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date. Holders of Corporate Units may only cash settle purchase contracts in integral multiples of 40 Corporate Units.

Upon receipt of the cash payment, the related note will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate Units. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

If a holder of Corporate Units that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, the notes underlying such holder’s Corporate Units will be included in the remarketing of notes during the final three-business day remarketing period beginning on the fifth business day immediately preceding the purchase contract settlement date, or if there is a failed final remarketing such notes will be put to us, as described under “—Remarketing—Final Remarketing” above.

Any cash received by the collateral agent upon cash settlement will be invested promptly in permitted investments, as defined in the purchase contract and pledge agreement, and paid to us on the purchase contract settlement date. Any funds received by the collateral agent in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Anti-dilution Adjustments

Each fixed settlement rate will be subject to the following adjustments:

(1) Stock Dividends. If we pay or make a dividend or other distribution on our common stock in common stock, each fixed settlement rate in effect immediately prior to the open of business on the ex-date shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction of which the numerator shall be the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

(2) Stock Purchase Rights. If we issue to all holders of our common stock rights, options, warrants or other securities, entitling them to subscribe for or purchase shares of our common stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of our common stock less than the current market price on the date fixed for the determination of stockholders entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), each fixed settlement rate in effect immediately prior to the open of business on the ex-date shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date plus the number of shares of our common stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such rights, options, warrants or securities would purchase at such current market price and the denominator of which shall be the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date plus the number of shares of our common stock so offered for subscription or purchase, either directly or indirectly.

(3) Stock Splits; Reverse Splits; and Combinations. If outstanding shares of our common stock shall be subdivided, split or reclassified into a greater number of shares of common stock, each fixed settlement rate in effect at 9:00 a.m., New York City time, on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of our common stock shall each be combined or reclassified into a smaller number of shares of common stock, each fixed settlement rate in effect at 9:00 a.m., New York City time, on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.

(4) Debt, Asset or Security Distributions. If we, by dividend or otherwise, distribute to all holders of our common stock evidences of our indebtedness, assets or securities (but excluding any rights, options, warrants or other securities referred to in paragraph (2) above, any dividend or distribution paid exclusively in cash referred to in paragraph (5) below and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to below, or dividend or distribution referred to in paragraph (1) above), each fixed settlement rate in effect immediately prior to the open of business on the ex-date shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be the current market price on the trading day immediately preceding the ex-date for such distribution less the then-fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of our common stock and the denominator of which shall be such current market price.

In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the fixed settlement rate in effect immediately prior to the open of business on the ex-date will be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which is the current market price of our common stock and the denominator of which is such current market price plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

The adjustment to the fixed settlement rate under the preceding paragraph will be determined on the date that is the earlier of the following, but will be given effect as of the open of business on the ex-date for the spin-off:

•	the 10th trading day from and including the ex-date for the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days from and including the ex-date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days from and including the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(5) Cash Distributions. If we, by dividend or otherwise, make distributions to all holders of our common stock exclusively in cash (excluding any cash that is distributed in a reorganization event to which the provisions described below under “—Reorganization Events” apply or as part of a distribution referred to in paragraph (4) above), immediately prior to the open of business on the ex-date, each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be equal to the current market price immediately prior to the open of business on the ex-date minus the amount of the distribution and the denominator of which shall be equal to such current market price.

(6) Tender and Exchange Offers. In the case that a tender offer or exchange offer made by us or any subsidiary for all or any portion of our common stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of purchased shares) of an aggregate consideration having a fair market value per share of our common stock that exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to 9:00 a.m., New York City time, on the day after the date of the last time (which we refer to as the “expiration time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction (A) the numerator of which shall be equal to (x) the product of (I) the current market price on the date of the expiration time and (II) the number of shares of common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (y) the amount of cash plus the fair market value of the aggregate consideration payable to stockholders pursuant to the tender offer or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender offer or exchange offer, of purchased shares), and (B) the denominator of which shall be equal to the product of (x) the current market price on the date of the expiration time and (y) the result of (I) the number of shares of our common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (II) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the expiration time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “purchased shares”).

The “current market price” per share of our common stock or any other security on any day means the average of the daily closing prices for the 20 consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex-date,” when used with respect to any issuance or distribution, means the first date on which our common stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which our common stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution.

We currently do not have a rights plan with respect to our common stock. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above).

Reorganization Events. The following events are defined as “reorganization events”:

•	any consolidation or merger of Autoliv, Inc. with or into another person or of another person with or into Autoliv, Inc.; or

•	any sale, transfer, lease or conveyance to another person of the property of Autoliv, Inc. as an entirety or substantially as an entirety; or

•	any statutory share exchange of Autoliv, Inc. with another person (other than in connection with a merger or acquisition); or

•	any liquidation, dissolution or termination of Autoliv, Inc. (other than as a result of or after the occurrence of a Termination Event).

Upon a reorganization event, each Equity Unit shall thereafter, in lieu of a variable number of shares of our common stock, be settled by delivery of exchange property units. An “exchange property unit” represents the right to receive the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable settlement date) per share of our common stock by a holder of common stock that is not a person with which we are consolidated or into which we are merged or which merged into us or to which such sale or transfer was made, as the case may be (we refer to any such person as a “constituent person”), or an affiliate of a constituent person to the extent such reorganization event provides for different treatment of common stock held by our affiliates and non-affiliates. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate Units or Treasury Units would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election. Notwithstanding the foregoing, if holders of our common stock have the opportunity to elect the form of consideration they receive in any such transaction, then we will make adequate provision to give holders of the Corporate Units and Treasury Units, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received. Once the election is made, it will apply to all holders of Corporate Units and Treasury Units after the effective time of the transaction.

In the event of such a reorganization event, the person formed by such consolidation, or merger or the person which acquires our assets shall execute and deliver to the transfer agent an agreement providing that the holder of each Equity Unit that remains outstanding after the reorganization event (if any) shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this “—Anti-dilution Adjustments” section. The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events.

Holders have the right to settle their obligations under the Equity Units early in the event of certain fundamental changes as described above under “—Early Settlement Upon a Fundamental Change.”

You may be treated as receiving a constructive distribution from us with respect to the purchase contract if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to you even though you will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Material U.S. Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to the Settlement Rate” and “—Non-U.S. Holders—Dividends.”

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all anti-dilution adjustments no later than close of business on the business day immediately preceding the first trading day in the 20 consecutive trading days during which the applicable market value is determined (or, if earlier, close of business on the business day immediately preceding the date on which the stock price is determined).

No adjustment to the settlement rate need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon settlement of the Equity Units, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following settlement of the Equity Units.

The fixed settlement rate will not be adjusted:

•

upon the sale of shares of our common stock in the common stock offering that is being conducted concurrently with this offering, including an exercise of any over-allotment option for the common stock in such concurrent offering;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued, including an exercise of any over-allotment option for the Equity Units in this offering;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid dividends.

We will be required, as soon as practicable after the fixed settlement rate is adjusted, to provide written notice of the adjustment to the holders of Equity Units.

If an adjustment is made to the fixed settlement rate, an adjustment also will be made to the applicable market value solely to determine which of the clauses of the definition of settlement rate will be applicable on the purchase contract settlement date or any fundamental change early settlement date.

Termination

The purchase contract and pledge agreement provides that the purchase contracts and the obligations and rights of us and of the holders of Corporate Units and Treasury Units thereunder (including the holders’ obligation and right to purchase and receive shares of our common stock) will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Autoliv, Inc.

Upon any termination, the collateral agent will release the related interests in the notes, applicable ownership interests in the Treasury portfolio, or Treasury securities, as the case may be, from the pledge arrangement and transfer such interests in the notes, applicable ownership interests in the Treasury portfolio, or Treasury securities to the purchase contract agent for distribution to the holders of Corporate Units and Treasury

Units. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon any termination, however, such release and distribution may be subject to a delay. In the event that Autoliv, Inc. becomes the subject of a case under the U.S. Bankruptcy Code, such delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until such automatic stay has been lifted. We expect any such delay to be limited. Moreover, claims arising out of the notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

Pledged Securities and Pledge

The undivided beneficial ownership interests in the notes, or, following a special event redemption or a successful early remarketing, the applicable ownership interests in the Treasury portfolio, that are a component of the Corporate Units or, if substituted, the beneficial ownership interest in the Treasury securities that are a component of the Treasury Units, collectively, the “pledged securities,” will be pledged to the collateral agent for our benefit pursuant to the purchase contract and pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the Corporate Units and Treasury Units with respect to such pledged securities will be subject to our security interest therein. No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

•

in the case of Corporate Units, to substitute a Treasury security for the related note or the applicable ownership interests in the Treasury portfolio, as the case may be, as provided under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note;”

•

in the case of Treasury Units, to substitute a note, or the applicable ownership interests in the Treasury portfolio, as the case may be, for the related Treasury security, as provided under “Description of the Equity Units—Recreating Corporate Units;” and

•	upon early settlement, fundamental change early settlement, cash settlement or termination of the related purchase contracts.

Subject to our security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the notes as a component of the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related notes (including distribution, voting, redemption, repayment and liquidation rights). Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the notes as a component of the Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contract and Pledge Agreement—General,” upon receipt of distributions on the pledged securities, the collateral agent will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the Corporate Units or Treasury Units are registered at the close of business on the record date preceding the date of such distribution.

CERTAIN PROVISIONS OF

THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

General

Except as described under “—Book-Entry System” below, payments on the Corporate Units and Treasury Units will be payable, the purchase contracts will be settled and transfers of the Corporate Units and Treasury Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units or Treasury Units do not remain in book-entry form, we have the option to make payments on the Corporate Units and Treasury Units by check mailed to the address of the person entitled thereto as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code. See “Description of the Purchase Contracts—Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable Corporate Unit or Treasury Unit certificate, if in certificated form.

If Corporate Units or Treasury Units are in certificated form and the holder fails to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units, if in certificated form, to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented, if in certificated form, or the holder provides the evidence and indemnity described above.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection therewith.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

Modification

The purchase contract and pledge agreement will contain provisions permitting us and the purchase contract agent, and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under such agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to the requirements applicable to reorganization events;

•	to cure any ambiguity or defect, or to correct or supplement any provisions that may be inconsistent with any other provision; and

•

to make such other provisions in regard to matters or questions arising under the purchase contract and pledge agreement that do not adversely affect the interests of any holders of Equity Units; provided that any amendment made solely to conform the provisions of the purchase contract and pledge agreement to the description of the Equity Units and the purchase contracts contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders.

The purchase contract and pledge agreement will contain provisions preventing us and the purchase contract agent, and the collateral agent, subject to certain limited exceptions, from modifying the terms of the purchase contracts and the purchase contract and pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

•	change any payment date;

•	impair the right to institute suit for the enforcement of a purchase contract;

•

except as required pursuant to any anti-dilution adjustment, reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or the right to early settlement or fundamental change early settlement or otherwise adversely affect the holder’s rights under a purchase contract in any material respect;

•

change the amount or type of collateral required to be pledged to secure a holder’s obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder’s rights in or to such collateral; or

•

reduce the above stated percentage of outstanding purchase contracts whose holders’ consent is required for the modification or amendment of the provisions of the purchase contracts and the purchase contract and pledge agreement;

provided that if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the five bullets above, all of the holders of such voting group.

No Consent to Assumption

Each holder of a Corporate Unit or a Treasury Unit will be deemed under the terms of the purchase contract and pledge agreement, by the purchase of such Corporate Unit or Treasury Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that Autoliv, Inc. becomes the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Consolidation, Merger and Conveyance of Assets as an Entirety

The purchase contract and pledge agreement provide that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•

the successor entity or person that acquires all or substantially all of our assets will expressly assume all of our obligations under the purchase contract and pledge agreement, the indenture and the remarketing agreement, and is a corporation organized and existing under the laws of the United States or any state of the United States; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor entity will not be in default in the performance of the covenants and conditions thereunder.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment, settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder before a replacement certificate will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the earliest of any early settlement date, any fundamental change early settlement date, the purchase contract settlement date or the date on which the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following any of these dates, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contracts and the purchase contract and pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

U.S. Bank National Association will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Corporate Units, the Treasury Units or the purchase contract and pledge agreement.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the acceptance of appointment by a successor.

We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association and its affiliates.

Information Concerning the Collateral Agent

U.S. Bank National Association will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or the Treasury Units, except for the obligations owed by a pledgee of property to the owner thereof under the purchase contract and pledge agreement and applicable law.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the acceptance of appointment by a successor.

Because U.S. Bank National Association is serving as both the collateral agent and the purchase contract agent, if an event of default occurs under the purchase contract and pledge agreement, U.S. Bank National Association will resign as the collateral agent but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the purchase contract and pledge agreement.

Miscellaneous

The purchase contract and pledge agreement will provide that we will pay all fees and expenses related to the retention of the purchase contract agent, the collateral agent, the custodial agent and the securities intermediary, including in connection with the performance of their duties under the purchase contract and pledge agreement. Holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in its capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own the depositary. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Corporate Units or

Treasury Units upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Corporate Units or Treasury Units. If we determine at any time that the Corporate Units or Treasury Units shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw this beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates for all purposes under the Corporate Units, Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•

will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units, Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related notes, Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date, or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but do not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, indenture, senior notes and remarketing agreement, including the definitions of certain terms used therein.

General

We will issue the notes under a senior indenture dated March 30, 2009, as amended by the first supplemental indenture dated March 30, 2009 between us and U.S. Bank National Association, as trustee. We refer to the senior indenture, as amended by the first supplemental indenture, as the indenture.

The notes initially will be issued in an aggregate principal amount of $150 million ($165 million if the underwriter exercises its over-allotment option in full).

The trustee will initially be the security registrar and the paying agent for the notes. The notes will be issued in certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000; provided, however, that upon release by the collateral agent of notes underlying the undivided beneficial ownership interests in the notes pledged to secure the Corporate Units holders’ obligations under the related purchase contracts (other than any release of the notes in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a fundamental change, or a remarketing, each as described under “Description of the Purchase Contracts”) the notes will be issuable in denominations of $25 principal amount and integral multiples thereof. The notes may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on notes issued as a global note will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000 (unless notes have previously been issued in denominations of $25 and integral multiples thereof, in which case notes will be exchangeable for a like aggregate principal amount in denominations of $25 and integral multiples of $25), at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Each Corporate Unit includes a  1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note that corresponds to the stated amount of $25 per Corporate Unit.

The notes will not be subject to a sinking fund provision and will not be subject to defeasance. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 30, 2014, unless earlier redeemed by us. As described below under “—Put Option Upon Failed Final Remarketing,” holders will have the right to require us to purchase their notes under certain circumstances.

We may from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders. Any such notes owned by us or our affiliates will be disregarded and deemed not to be outstanding for the purpose of any vote, concurrence or consent of noteholders under the indenture or the notes.

Ranking

The indenture does not limit the amount of debt that we may issue under the indenture or otherwise. The notes will be our unsecured, senior obligations. The payment of the principal of, and interest on, the notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

In addition, we conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the notes, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

As of December 31, 2008, our total consolidated indebtedness was approximately $1.7 billion, all of which was indebtedness to third parties of our subsidiaries.

Interest

Each note will bear interest at the annual rate of 8.0% from the original issuance date to, but excluding the reset effective date or, if no successful remarketing of the notes occurs, April 30, 2014, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year commencing on July 31, 2009. The interest rate on the notes will be reset in connection with the remarketing as described below under “—Interest Rate Reset.” However, if there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, all as described below under “—Interest Rate Reset.” Interest will be payable to the persons in whose names the notes are registered at the close of business (whether or not a business day), on the fifteenth day of the month in which the interest payment date falls. If we elect to remarket the notes as fixed-rate notes, interest thereon will be payable on a semi-annual basis. The interest payment dates will not change if we elect for the notes to bear interest at a floating rate if successfully remarketed. If a successful remarketing of the notes does not occur, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears.

The amount of interest payable on the notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If an interest payment date falls on a date that is not a business day, then interest will be paid on the next day that is a business day and no interest on such payment will accrue for the period from and after such interest payment date.

Remarketing

Each of the notes that are components of Corporate Units will be included in any remarketing during the period for early remarketing described under “Description of the Purchase Contracts—Remarketing—Early Remarketing” and, if all such remarketings are unsuccessful, the final three-business day remarketing period described under “Description of the Purchase Contracts—Remarketing—Final Remarketing”; provided, that holders of notes that are components of Corporate Units that (x) choose to settle their purchase contracts with cash, (y) notify the purchase contract agent of such election not later than the seventh business day preceding the purchase contract settlement date and (z) pay the purchase price for such purchase contracts to the securities intermediary by 11:00 a.m., New York City time, on the sixth business day preceding the purchase contract settlement date, will not have their notes that are components of the Corporate Units included in the remarketing during the final three-business day remarketing period.

Holders of separate notes also may have their separate notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by either (i) recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under “Description of the Equity Units—Creating Treasury Units by Substituting a Treasury Security for a Note” or (ii) delivering their notes along with a notice of election to participate in a remarketing to the custodial agent at or prior to 4:00 p.m., New York City time, on the second business day, but no earlier than the fifth business day, immediately preceding the first of the three sequential remarketing dates of any three-business day remarketing period. By delivering such notice, holders will elect to have their notes remarketed in all three remarketing attempts during the applicable three-business day remarketing period, whether such three-business day remarketing period occurs during the period for early remarketing or during the final three-business day remarketing period. The custodial agent will hold the separate notes delivered to it in an account separate from the collateral account in which the pledged securities will be held. Holders of separate notes electing to have their notes remarketed also will have the right to withdraw the election on or prior to the second business day immediately preceding the first of the three sequential remarketing dates of the applicable three-business day remarketing period. If there is a successful remarketing during the applicable three-business day remarketing period, the custodial agent will deliver, on the reset effective date, the proceeds of the sale of such separate notes to the holder who elected to have such notes remarketed. If all three remarketing attempts during the applicable three-business day remarketing period are unsuccessful, the collateral agent will return the separate notes delivered to it to their holders and, except with respect to a failed remarketing during the final three-business day remarketing period, these holders may elect to have their notes included in the remarketings during each subsequent three business day remarketing period by redelivering their notes and notice of election in the manner described in this paragraph.

In the event that all three remarketing attempts during the final three-business day remarketing period are unsuccessful, all holders of notes will have the put rights with respect to their notes described under “—Put Option Upon a Failed Final Remarketing.”

Modification of the Terms of the Notes in Connection with a Successful Remarketing

In connection with the remarketing of the notes, without the consent of any of the noteholders, we may (but will not be required to) modify certain of the following terms of the indenture governing the notes, effective on and after the purchase contract settlement date, and provided that notice thereof is provided to holders prior to such time (which, if applicable, may be in the form of the prospectus used for the remarketing of the notes). Among other things we may:

•	add to our covenants for the benefit of the holders of notes;

•	secure our obligations in respect of the notes; or

•

if the notes are remarketed with a floating rate, modify the business day and day count convention to conform to market practice for floating-rate notes bearing interest at a rate determined by reference to the applicable index.

In addition, interest on the remarketed notes will be payable semi-annually if the notes are successfully remarketed at a fixed rate or quarterly if the notes are successfully remarketed at a floating rate. Notwithstanding the foregoing, however, the maturity of the notes, April 30, 2014, will not change as part of the remarketing.

Any such modifications shall be made by irrevocable notice to the trustee, who will notify the holders of the Corporate Units and separate notes at least 15 days prior to the first of the three sequential remarketing dates of any three business day remarketing period. Any such modifications will be effective on the reset effective date and will apply to all of the notes, regardless of whether the notes were included in the successful remarketing.

Interest Rate Reset

If the remarketing of the notes is successful and the rate is reset, the reset rate, which will either be a fixed rate or an applicable index, or a base rate, plus a reset spread, will apply to all outstanding notes whether or not the holders participated in such remarketing, and will become effective on the applicable reset effective date. The interest rate on the notes will be the reset rate determined by the remarketing agent, in consultation with us, as described under “Description of the Purchase Contracts—Remarketing—Early Remarketing” and “Description of the Purchase Contracts—Remarketing—Final Remarketing.” The reset rate may be higher or lower than the initial interest rate of the notes depending on the results of the remarketing and market conditions at that time. However, in no event will the reset rate exceed the maximum rate permitted by applicable law. Interest on the remarketed notes will be payable semi-annually if the notes are successfully remarketed at a fixed rate or quarterly if the notes are successfully remarketed at a floating rate.

If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of 8.0%, payable quarterly in arrears.

The remarketing agent is not obligated to purchase any notes that would otherwise remain unsold in the remarketing. None of us, the remarketing agent or any agent of us or the remarketing agent will be obligated in any case to provide funds to make payment upon tender of notes for remarketing.

Put Option Upon Failed Final Remarketing

If the notes have not been successfully remarketed on or prior to the third business day immediately preceding the purchase contract settlement date, holders of notes will have the right to require us to purchase their notes on the purchase contract settlement date, upon at least two business days’ prior notice, at a price equal to the principal amount of such notes. Holders of notes that underlie Corporate Units will be deemed to have exercised such put right as described under “Description of the Purchase Contracts—Remarketing—Final Remarketing,” unless they settle the related purchase contracts with separate cash on or prior to the business day immediately preceding the purchase contract settlement date.

Optional Redemption—Special Event

If a special event, as defined below, occurs and is continuing prior to the earlier of (1) the date of a successful remarketing and (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, the notes in whole, but not in part, at a price equal to, for each note, the redemption amount, as defined below, plus accrued and unpaid interest thereon, which we refer collectively to as the “redemption price,” to the date of redemption, which we refer to as the “special event redemption date.” The redemption price payable in respect of all notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the Treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interests in the Treasury portfolio will be substituted for the notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations to purchase shares of our common stock under the related purchase contracts. Holders of notes that are not part of Corporate Units will directly receive proceeds from the redemption of the notes.

The amount and issue of U.S. Treasury securities (or principal or interest strips thereof) constituting the Treasury portfolio will be determined by the remarketing agent.

“Special event” means either a tax event or an accounting event, each as defined below.

“Accounting event” means the receipt by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on

the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the notes, we must either (a) account for the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contracts with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the notes.

“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the notes, there is more than an insubstantial increase in the risk that interest payable by us on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.

“Redemption amount” means, for each note, the product of the principal amount of such note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below; provided that in no event shall the redemption amount for any note be less than the principal amount of such note.

“Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the quotation agent, as defined below, between 9:00 a.m. and 11:00 a.m., New York City time, on the third business day immediately preceding the special event redemption date for the purchase of the Treasury portfolio described below for settlement on the special event redemption date.

“Applicable principal amount” means the aggregate principal amount of the notes that are part of the Corporate Units on the special event redemption date.

“Treasury portfolio” for purposes of this “—Optional Redemption—Special Event” section, means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to April 30, 2012 in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the notes that occurs after the special event redemption date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the notes on such date.

“Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

Redemption at Our Option

Other than a special event redemption, the notes may not be redeemed by us.

In the event of a final failed remarketing, the notes provide that we may apply the principal amount of the notes against your obligations under the stock purchase contracts. This remedy has the effect similar to an automatic redemption of the notes, but we do not have to give you prior notice or follow any of the other redemption procedures.

Redemption Procedures

We will mail, or will cause the trustee to mail notice of every redemption notice by first class mail, postage prepaid, addressed to the holders of record of the notes to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of notes designated for redemption will not affect the redemption of any other notes. In addition, we will notify the collateral agent if a special event has occurred and if we elect to redeem the notes on the redemption date.

Any notes to be redeemed pursuant to the notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such notes will cease to bear interest. Upon surrender of any such notes for redemption in accordance with said notice, such notes will be paid by us at the redemption price, subject to certain conditions. If any notes called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the notes. Any notes redeemed only in part will be surrendered in accordance with the provisions of the indenture. In exchange for the unredeemed portion of such surrendered notes, new notes in an aggregate principal amount equal to the unredeemed portion will be issued.

Consolidation, Merger or Sale

The indenture will not prevent us from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, we have agreed under the indenture that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•

the successor entity or person that acquires all or substantially all of our assets will expressly assume all of our obligations under the indenture, and is a corporation organized and existing under the laws of the United States or any state of the United States; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor entity will not be in default in the performance of the covenants and conditions thereunder.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming the obligations, the successor entity will have all our rights and powers under the indenture.

Additional Amounts

All payments made by us or any successor to us under or with respect to the notes, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are organized, resident for tax purposes, or have a “permanent establishment” (or analogous concept under local law) or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) shall equal the amounts which would have been received by such holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(1) for or on account of:

(a) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i) the existence of any present or former connection between the holder or beneficial owner of such note and the Relevant Jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii) the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii) the failure of the holder or beneficial owner to comply with a timely request from us (or any successor) or any paying agent or intermediary, addressed to the holder or beneficial owner, as the case may be, to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required by law, regulation or administrative practice of the Relevant Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(b) any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, duty, assessment or other governmental charges that is payable otherwise than by withholding from payments under or with respect to the notes; or

(d) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c); or

(2) with respect to any payment of the principal of, or interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

References in this “Description of the Notes” to interest payable include, as applicable, Additional Amounts payable as specified above.

Events of Default

Any of the following events will constitute an event of default under the indenture with respect to the notes:

•	our failure to pay interest on the notes for 30 days after payment was due;

•	our failure to pay the principal on the notes when due (whether at maturity, as a result of the exercise of a put right or otherwise);

•

our failure to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness or the indebtedness of any of our subsidiaries that is a “major subsidiary” (or any group of subsidiaries that, taken together, would constitute a “major subsidiary”) (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $50 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice;

•	the entry against us or any of our subsidiaries that is a major subsidiary (or any group of subsidiaries that, taken together, would constitute a “major subsidiary”) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $50 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 30 consecutive days; or

•

we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of the company or a major subsidiary of the company or any group of our subsidiaries that in the aggregate would constitute a major subsidiary.

For this purpose, a “major subsidiary” means any of our subsidiaries with assets or revenues that, as of the date of our most recent audited financial statements, equaled or exceeded 10% of our total consolidated assets or consolidated revenues, respectively.

If an event of default with respect to the notes occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare, in a written notice, the principal amount (or specified amount) on all notes to be immediately due and payable. In the case of an event of default under the sixth bullet above, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding notes shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of the notes of any default (except for defaults that involve our failure to pay principal of or interest, if any, on the notes) if the trustee considers that withholding notice is in the interests of the holders of the notes.

At any time after a declaration of acceleration with respect to the notes has been made, the holders of a majority in principal amount (or specified amount) of the outstanding notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to the notes, as provided in the indenture.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under the indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to the notes in the following two circumstances:

•	a failure to pay the principal of or interest on, the notes; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of the notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

In addition, the indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	securing our obligations in respect of the notes;

•

curing any ambiguity or correcting or supplementing any provision contained in the indenture that may be defective or inconsistent with any other provision of the indenture, or making any other provisions with respect to matters or questions arising under the indenture, which shall not adversely affect the interests of the holders of notes in any material respect;

•	make any change to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act;

•	to give effect to any of the changes described under “—Modification of the Terms of the Notes in Connection with a Successful Remarketing”; or

•	amending or supplementing any other provisions which will not materially adversely affect the interests of the holders of notes.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us with any provision of the indenture or the notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at such meeting.

However, notwithstanding the foregoing, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each outstanding note affected:

•	change the maturity date of the principal of, or any date an installment of interest is due on any note;

•	reduce the principal amount of any note;

•	reduce the interest rate or amount of interest on any note;

•

reduce the amount of principal of an original issue discount security due and payable upon a declaration or acceleration or provable in bankruptcy; change the redemption provisions or adversely affect the right of repayment at the option of any holder;

•	change the currency of payment of principal of or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify the put right upon a failed final remarketing;

•

modify the interest rate reset or remarketing provisions of the notes, it being understood that any reset of the interest rate or frequency of payments or modification of the redemption provisions of the notes in connection with a successful remarketing is permitted under the indenture and does not require any modification to the provisions of the indenture;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for any other waiver under the indenture.

Defeasance; Satisfaction and Discharge

The defeasance provisions of the indenture will not apply to the notes.

We may discharge certain obligations to the holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes with respect to principal and interest to the date of such deposit (if such notes have then become due and payable) or to the maturity date of the notes, as the case may be.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

Notes that are released from the pledge following substitution of collateral or cash settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except upon recreation of Corporate Units or the limited circumstances described below, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary.

Investors may elect to hold interests in the Global Notes through the depositary, Clearstream Banking Luxembourg S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, will act as depositary for Euroclear, which we refer to in such capacities as the “U.S. Depositaries.” Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

For information on the depositary, see “Certain Provisions of the Purchase Contract and Pledge Agreement—Book-Entry System.”

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers, which we refer to as “Clearstream Customers,” and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the notes represented by those global securities for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have notes represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval of the trustee under the indenture.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in book-entry securities.

Individual certificates in respect of the notes will not be issued in exchange for the global securities, except in very limited circumstances. If the depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving such notice from the depositary or upon becoming aware that the depositary is no longer so registered, or if an event of default with respect to the notes has occurred and is continuing, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global securities upon delivery of such global securities for cancellation.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream and Euroclear and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and the depositary.

Global Clearance and Settlement Procedures

We will make all payments of principal and interest in respect of the notes in book-entry only form in immediately available funds. Secondary market trading between participants in the depositary will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant

European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a participant in the depositary will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Customer or a Euroclear Participant to a participant in the depositary will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.

Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

About the Trustee

U.S. Bank National Association is the trustee under the indenture and will be the principal paying agent and registrar for the notes. U.S. Bank National Association will also act as purchase contract agent, collateral agent, custodial agent and securities intermediary in connection with the Equity Units. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates. See “Description of the Equity Units” in this prospectus supplement.

At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of the notes outstanding; or

•

if (i) it fails to comply with certain obligations imposed upon it under the Trust Indenture Act; (ii) it is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) it becomes incapable of acting as trustee; or (iv) a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the notes. We will give written notice to holders of the notes of each resignation and each removal of the trustee and each appointment of a successor trustee.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the notes in proportion to their respective fair market values at the time of issuance. We expect to report the fair market value of each note as $21.25 and the fair market value of each purchase contract as $3.75.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $25 on the purchase contract and will issue the requisite number of shares of our common stock. The $25 that we receive will be credited to shareholders’ equity allocated between our common stock and additional paid-in capital accounts.

Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, based on the settlement formula applied at the end of each reporting period, is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the threshold appreciation price of $19.20.

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the Corporate Units. It is possible that our accounting for the purchase contracts and the notes could be affected by any new accounting rules that might be issued by these groups.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Important Trends

We provide advanced technology products for the automotive market. In the three-year period 2006-2008 (the time period required by the SEC to be reviewed in this analysis), a number of trends have influenced our operations. The most significant trends have been in:

•	Changes in global light vehicle production

•	Pause in growth of the average safety content per vehicle

•	Costs for raw materials and distressed suppliers

•	Action program started in 2008 and other restructuring activities

•	Increased financial turmoil

Years ended Dec. 31 (U.S. Dollars)	2008(2)		2007(2,3)		2006(2,4)
Consolidated net sales (million)	$6,473	(4)%	$6,769	+9%	$6,188	0%
Global light vehicle production (in thousands)	66,090	(4)%	68,876	+6%	65,242	+5%
Gross profit (million)(1)	$1,124	(16)%	$1,331	+5%	$1,265	0%
Gross margin	17.4%	(2.3)%	19.7%	(0.7)%	20.4%	0%
Operating income (million)	$306	(39)%	$502	(3)%	$520	+1%
Operating margin	4.7%	(2.7)%	7.4%	(1.0)%	8.4%	+0.1%
Net income (million)	$165	(43)%	$288	(28)%	$402	+37%
Net margin	2.5%	(1.8)%	4.3%	(2.2)%	6.5%	+1.8%
Earnings per share	$2.28	(38)%	$3.68	(25)%	$4.88	+50%
Return on equity	7%	(5)%	12%	(5)%	17%	+5%

(1)	In 2008, affected by $8 million for fixed asset impairment associated with restructuring (see Note 10 to the Consolidated Financial Statements).
(2)	In 2008, 2007 and 2006, severance and restructuring costs reduced operating income by $80, $24 and $13 million and net income by $55, $16 and $9 million. This corresponds to 1.2%, 0.4% and 0.2% on operating margins, and 0.8%, 0.2% and 0.1% on net margins. The impact on earnings per share was $0.76, $0.21 and $0.11, while return on equity was reduced by 2.3%, 0.6% and 0.4% for the same three-year period (see Note 10 to the Consolidated Financial Statements).
(3)	In 2007, a court ruling reduced operating income $30 million, net income $20 million, operating margin by 0.5%, net margin by 0.3%, earnings per share by $0.26 and return on equity by 0.8% (see page S-93 in this prospectus supplement).
(4)	In 2006, a release of tax reserves and other discrete tax items boosted net income by $95 million, net margin by 1.5%, earnings per share by $1.15 and return on equity by 3.9% (see page S-94 in this prospectus supplement).

Light Vehicle Production

The most important growth driver for our sales is global light vehicle production (LVP).

Both during 2006 and 2007, the long-term trend of increasing global LVP continued. The growth rates recorded were approximately 5% and 6%, respectively. However, in the second half of 2008 this trend came to a sudden pause due to the credit crunch. This resulted in a decline in global LVP of 2% in the third quarter and of 21% in the fourth quarter, leading to an overall decline of 4% for the full year.

The declines were particularly severe in Western Europe and North America where we generate more than 70% of our sales. In Western Europe, LVP declined by 9% in 2008 after having increased by 3% in 2007 and declined by 2% in 2006. In North America, LVP dropped by 16% in 2008, significantly more than the declines of 2% in 2007 and of 3% in 2006.

There has also been an accelerating decline in production of premium cars and light trucks. During these years, global production for these vehicle segments has dropped by 20% from the 2005 level compared to an overall increase of global LVP of almost 6%. Since premium cars and light trucks generally have more safety systems – and more advanced safety systems – than the global average safety value per vehicle of $275, the effect of the mix shift was significant.

In addition, the global market share for General Motors, Ford and Chrysler, which accounted for 22% (excluding Volvo’s 4%) of our net sales in 2008, has shrunk to 21% in 2008 from 27% in 2005.

In response to these trends we have, for many years, strengthened our position globally with the Japanese and other Asian vehicle manufacturers which have increased their output by 16% from the 2005 levels. As a result, these customers accounted for 29% of consolidated sales in 2008 compared to 27% in 2005. For additional information on our dependence on certain customers and vehicle models, see page S-108 in this prospectus supplement.

We have also made substantial investments in Korea, Thailand, China and India—as well as in Eastern Europe – to take advantage of strong LVP growth in emerging markets. In our Rest of the World Region (RoW) which includes, for instance, Korea and the Asian emerging markets, LVP has risen by 32% since 2005, which has primarily driven demand for seatbelts. As a result, the Rest of the World accounted for 12% of net sales in 2008 compared to 9% in 2005, and seatbelt sales accounted for 36% of our total net sales in 2008 compared to 34% in 2005.

These investments in emerging markets, along with growing business with Asian customers and strong demand for side curtain airbags, enabled us to keep our organic sales (non-U.S. GAAP measure, see page S-116 in this prospectus supplement) at the 2005 level both in 2006 and 2007 despite pricing pressure from customers and weak LVP in our major markets in North America and Western Europe. However, in the second half of 2008, the outbreak of the credit crisis caused organic sales to drop by 7% in the third quarter and by 26% in the fourth quarter, resulting in an overall decline of 10% for the year.

Safety Content per Vehicle

Historically, safety content per vehicle has increased by 3% per year since 1997. However, during the last three years, the average safety value has stood virtually unchanged at approximately $270 per vehicle despite the introduction of new safety technologies, regulations and various rating programs of crash performance. This stagnation is caused by the combined effects of pricing pressure in the automotive industry and of the above-mentioned mix changes in global LVP towards smaller, less-equipped vehicles, often for the emerging markets.

However, the safety standards of vehicles in the emerging markets are improving. China, for instance, introduced in 2006 a rating program for crash performance of new vehicles. In addition, both the National Highway and Safety Administration (NHTSA) in the U.S. and the Euro NCAP are currently in the process of upgrading their crash-test rating programs. The growth in the average global value of safety systems is, therefore, expected to resume, albeit at a lower rate than historically.

Cost Challenges

During 2006, we were forced to absorb $20 million in higher costs due to increasing raw material prices and, in 2007, an additional $20 million. In 2008, these costs accelerated and increased by another $59 million from 2007, primarily due to higher steel and magnesium prices (see page S-106 in this prospectus supplement).

These increasing raw material prices have, in combination with the pricing pressure in the automotive industry – and, in 2008, the credit crisis – caused severe problems for some of our suppliers. As a result, we had to absorb approximately an extra $14 million in 2008 in higher costs for financially distressed suppliers. This was

$2 million more than in 2007 which, in turn, was $12 million more than in 2006. In response to these trends, we have further expanded our global sourcing programs, consolidated our supplier base, phased-out unprofitable products and increased component sourcing in low-cost countries.

However, the underlying commodity inflation has been so strong during the last few years that the former positive trend of lower direct material costs in relation to sales reversed and, as a consequence, direct material cost rose to 52.4% of net sales in 2008 from 51.0% in 2007 and 49.6% in 2006.

Restructuring

In response to the sudden LVP cuts by customers and accelerating cost for raw materials, we announced in July 2008 an action program (“The Action Program”) that stepped up our restructuring efforts significantly. Restructuring costs therefore increased to $80 million for 2008 (i.e. 1.2% of net sales), from $24 million in 2007 (i.e. 0.4% of net sales) and $13 million in 2006 (i.e. 0.2% of net sales).

Of the 2008 restructuring cost, $74 million was specifically related to The Action Program, of which $33 million was recorded in the third quarter and the rest in the fourth quarter.

During the fall 2008, the combined effect of The Action Program as well as of other activities in response to the market development reduced headcount by nearly 5,900. The Action Program and other actions taken in response to the market turmoil, generated estimated cost savings of nearly $30 million. See also Note 10 to the Consolidated Financial Statements for further information on restructuring and The Action Program.

Labor Cost Improvements

The previously mentioned expansion in emerging markets has also enabled us to move production and take advantage of lower costs in these low-cost countries (LCC).

In high-cost countries (HCC), headcount has been cut by nearly 6,500 or 28% during the three-year period to 16,900 at the end of 2008, while headcount in LCC increased by 4,900 or 32% since 2005 to 20,400. These shifts of production are estimated to have generated labor cost savings in the magnitude of $20 million in 2008, $120 million in 2007, and $100 million in 2006 or approximately one quarter of a billion dollars during the full three-year period 2006 through 2008.

As a result, cost for direct labor has been reduced, despite annual wage increases to our employees, to 9.6% of sales in 2008 from levels above 10% in the previous three-year period. This improvement also reflects annual productivity improvements of 6% in 2008, 7% in 2007 and 8% in 2006, well in line with our target of at least 5% per year.

However, there was also a temporary negative impact on margins from the expansion in emerging markets, primarily in China. This was due to costs for training new line operators as well as for depreciation of new buildings and manufacturing equipment since capacity in these new facilities was not planned to reach full utilization until 2009, at the earliest. As a result, in 2007, start-up costs jumped to $23 million and remained above the $20 million level during 2008. This corresponds to a negative margin effect of 0.3% for both years.

Increased Financial Turmoil

During 2008, the credit markets became increasingly tighter resulting in a liquidity crisis in the fall. Towards the end of the year, General Motors, and Chrysler announced that they were approaching the minimum liquidity levels required for continuing operations and asked for government financial assistance. Also Ford said it might need such assistance, though not immediately. Both GM and Chrysler received temporary financial assistance to enable them to develop and submit restructuring plans by mid-February 2009 for a final decision on federal assistance. Our two commercial paper programs were also affected by the credit crisis during the fall of 2008 in terms of higher interest rate margins, shorter terms and less available volume.

In response to these trends, we have increased our focus on preserving cash and strengthening our cash position. After the Lehman Brothers bankruptcy and in response to the market uncertainties, we raised SEK 1,950 million (US $250 million) in credit facilities and notes (both medium-term), drew $500 million from our existing revolving credit facility (RCF) and suspended buying back shares. As with the existing RCF, the new facilities and notes were made available to us without any financial covenants i.e. no performance related restrictions (see Note 12 to the Consolidated Financial Statements).

Due to these precautionary measures and continued strong cash flow in 2008, we had $489 million in cash on hand at December 31, 2008. We currently believe that this cash position, plus $664 million in unutilized credit facilities, should be adequate to cover upcoming capital market debt maturities during 2009 of $399 million, expected negative cash flows during the beginning of the year, and potential customer defaults during 2009 (see page S-109 in this prospectus supplement). These funds and credit lines should be adequate, we currently believe, even if our major short-term refinancing source – i.e. commercial paper market – does not provide us with adequate refinancing during 2009. However, as an additional precaution, our Board of Directors decided on December 16, 2008 to reduce the quarterly dividend to 21 cents per share for the first quarter 2009 from 41 cents for the previous quarter and, on February 17, 2009 to suspend further dividend payments in order to preserve cash.

One way for us to maintain a stable financial position stems from our flexible way of returning funds to shareholders. During 2006, when cash flow from operations amounted to $560 million, we returned $222 million to shareholders through share repurchases (in addition to $112 million through dividends). In 2007, when cash flow improved to $781 million, we raised the return through share buybacks to $380 million (plus $121 million in dividends), while we reduced the buyback return to $174 million during 2008 (plus $115 million in dividends) when cash flow from operations shrunk to $614 million.

At the end of 2008, we were in compliance with all of our financial policies.

Selected Consolidated Data for Autoliv Inc. in Swedish Krona (SEK)

	2008	Change 2008/2007	2007	Change 2007/2006	2006
Net sales (million)	42,637	(6.8)%	45,748	0.2%	45,647
Income before income taxes (million)	1,638	(46)%	3,014	(15)%	3,552
Net income (million)	1,085	(44)%	1,946	(34)%	2,968
Earnings per share	15.02	(40)%	24.87	(31)%	35.97

(Average exchange rates: $1 = SEK 6.59 for 2008; $1 = SEK 6.76 for 2007; and $1 = SEK 7.38 for 2006)

Items Affecting Comparability

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding trends in our operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the accompanying tables reconcile from U.S. GAAP numbers to the equivalent non-U.S. GAAP measure.

Court Ruling

Following a ruling in the second quarter 2007 by the U.S. Court of Appeals for the Federal Circuit, we increased our legal reserves by $30 million to cover damages and interest expense to a former supplier. An amount of $36 million, including the original reserve of $6 million, was paid in the fourth quarter for this commercial dispute that was finally closed in 2008 (see Note 16 to the Consolidated Financial Statements) without any additional damages or interest expenses for us.

The unexpected incremental cost in 2007 of $30 million reduced operating margin by 0.5 percentage points, net income by $20 million, earnings per share (assuming dilution) by 26 cents, operating working capital (non-U.S. GAAP measure, see page S-116 in this prospectus supplement) by $20 million and return on equity by 0.8 percentage points. Cash flow was reduced by $36 million. All figures are approximates.

Effects in 2007 of Court Ruling

	Reported	Effects	Adjusted
Operating income (million)	$502	$30	$532
Operating margin	7.4%	0.5%	7.9%
Income before taxes (million)	$446	$30	$476
Net income (million)	$288	$20	$308
Capital employed	$3,531	$20	$3,551
Earning per share (assuming dilution)	$3.68	$0.26	$3.94
Equity per share	$31.83	$0.28	$32.11
Return on equity	12.0%	0.8%	12.8%

Discrete Tax Items

The third and the fourth quarters of 2006 were affected by a total of $95 million from releases of tax reserves and other discrete items (see Note 4 to the Consolidated Financial Statements).

Consequently, as shown in the table below, the effective tax rate was reduced by 19.7 percentage points, which boosted net income by $95 million, earnings per share (assuming dilution) by $1.15 and return on equity by 3.9 percentage points. In addition, operating working capital was boosted by 1.4 percentage points in relation to sales.

In 2007, our effective tax rate was 33.7%, and was negatively impacted by 1.8 percentage points for discrete tax items. In 2008, our effective tax rate was 30.7%, and the impact of discrete tax items was not material.

Effects in 2006 of Discrete Tax Items

	Reported	Effects		Adjusted
Net income (million)	$402	$95	(1)	$307
Net margin	6.5%	1.5%		5.0%
Operating working capital/sales	11.7%	1.4%		10.3%
Earnings per share (assuming dilution)	$4.88	$1.15		$3.73
Return on equity	17.1%	3.9%		13.2%
Effective tax rate	12.2%	19.7%		31.9%

(1)	Consisting of $69 million from release of tax reserves and $26 million from other discrete tax items.

Year Ended December 31, 2008 Versus Year Ended December 31, 2007

Component of Change in Net Sales in 2008	Airbag Products(1)	Seatbelt Products	Total
Organic sales growth	(9.9)%	(8.8)%	(9.5)%
Effect of exchange rates	4.1%	5.0%	4.4%
Impact of acquisitions	0.2%	1.8%	0.7%
Reported net sales change	(5.6)%	(2.0)%	(4.4)%

(1)	Includes safety electronics, steering wheels, inflators and initiators.

Net Sales

Net sales for 2008 decreased by 4% or by $296 million to $6,473 million due to a $646 million decline in organic sales (non-U.S. GAAP measure, see page S-116 in this prospectus supplement), partly offset by currency effects of $300 million or 4% and acquisitions (see page S-100 in this prospectus supplement) which added $50 million or less than 1% of net sales.

Organic sales declined by 9.5%, in line with the overall decline in North American and European LVP of 9.4%. Organic sales decreased by 3% in the first quarter compared to the same period in 2007, by 1% in the second, by 7% in the third and by 26% in the fourth quarter when the credit crisis hit vehicle demand. Organic sales of airbag products decreased by 10%, primarily due to a 16% drop in North American and a 9% decline in Western European LVP. Despite the tough market, sales of side curtain airbags continued to increase organically through introductions of the product into an increasing number of vehicle models globally.

Organic sales of seatbelt products declined by 9% despite market share gains in North America and strong LVP during most of the year in emerging markets. However, this was not enough to offset the LVP declines in established markets throughout the year, exacerbated by a sudden drop in LVP in the emerging markets towards the end of the year. There was also a negative vehicle model mix shift due to the sharp decline in Western European LVP.

In Europe, where we generate more than half of net sales, organic sales declined by 12%, which was due to the 9% decline in LVP in Western Europe where we generate 90% of our European revenues. Sales were also affected by a negative vehicle model mix due to the change-over of some important vehicle models such as the Renault Megane and the Volkswagen Golf. Sales to Eastern Europe (e.g. Avtovaz in Russia) and with respect to small cars (e.g. BMW’s Mini and Ford’s Kuga) performed well until demand succumbed to the credit crisis in the fall.

In North America, which accounts for almost one quarter of net sales, organic sales declined by 12%. This was less than the 16% decrease in North American LVP due to our relatively low exposure to SUVs and other light trucks which dropped by 25% in production volumes. Instead, we benefited from increasing demand for some smaller cars such as Chevrolet’s Malibu and Traverse; Buick’s Enclave; and Saturn’s Aura.

In Japan, which accounts for just over one tenth of net sales, organic sales grew by 3% compared to the Japanese light vehicle production that declined by 1%. Our strong performance reflects rapidly growing installation rates for side curtain airbags.

In the Rest of the World (RoW), which generates more than one tenth of net sales, organic sales declined by 2% primarily due to a 6% decrease in LVP in Korea, which is the dominant market for airbags and other safety systems in our RoW region.

Gross Margin

In 2008, gross profit decreased by 15% or $206 million to $1,124 million and gross margin to 17.4% from 19.7% in 2007. This was due to several reasons, primarily lower sales caused by the sharp LVP cuts, especially towards the end of the year. Gross profit and margin were also negatively affected by continued pricing pressure from customers, higher raw material prices in the supply chain, costs related to financially distressed suppliers and $12 million in fixed asset impairment write-offs.

These negative effects were partially offset by the move of production to LCC and by other benefits of our cost reduction programs.

Operating Income

Operating income amounted to $306 million compared to $502 million in 2007 and operating margin to 4.7% compared to 7.4%. In 2007, operating income and margin were affected by a $30 million cost for a court ruling (see page S-93 in this prospectus supplement).

The declines in 2008 were primarily due to $206 million lower gross profit and $56 million higher severance and restructuring costs totaling $80 million, partly offset by $29 million lower R,D&E expense and $6 million lower S,G&A expenses. These improvements reflect primarily higher engineering income and our cost-savings actions.

Interest Expense, Net

Interest expense, net increased by 12% or $7 million to $60 million in 2008 as a result of an 11% higher average net debt (non-U.S. GAAP measure, see page S-113 in this prospectus supplement).

Interest expense, net also increased as a result of precautionary borrowing in the latter part of 2008 which also raised the level of cash. This cash was primarily invested in Swedish and U.S. government notes which carry interest rates that are significantly lower than our cost of funds. The weighted annual average interest rate, net increased to 5.0% in 2008 from 4.9% in 2007.

Average net debt increased by $122 million to $1,213 million during 2008 from $1,091 million during the previous year. However, net debt at the end of 2008 increased by only $13 million to $1,195 million from $1,182 million at December 31, 2007, despite capital expenditures net of $279 million, share repurchases of $174 million, dividend payments of $115 million and acquisitions of $49 million (including a $7 million cash payment related to acquisitions in 2007). The modest increase in net debt was due to strong operating cash flow of $614 million.

In the fourth quarter, the refinancing of a major part of our U.S. commercial paper (see page S-103 in this prospectus supplement) increased interest expense by approximately $1 million due to temporary elevated LIBOR interest rates.

Income Taxes

Income before taxes amounted to $249 million compared to $446 million in 2007. The effective tax rate decreased to 30.7% from 33.7% in 2007 when the tax rate was increased by 1.8 percentage points for discrete tax items. In 2008, discrete tax items were not material.

Net Income and Earnings per Share

Net income amounted to $165 million compared to $288 million in 2007 and net margin to 2.5% compared to 4.3%. The declines were primarily due to a $197 million lower income before taxes, partly offset by a $7 million favorable effect from a lower effective tax rate.

Earnings per share (assuming dilution) amounted to $2.28 compared to $3.68 in 2007. Lower pre-tax income had a $1.69 negative effect on earnings per share, including 76 cents due to severance and restructuring costs which were 30 cents more than in 2007 including the increase in legal reserves.

Earnings per share was favorably impacted by 21 cents from currency effects, 24 cents from the stock repurchase program and 14 cents from the lower effective tax rate.

The weighted average number of shares outstanding decreased by 8% to 72.1 million.

Year Ended December 31, 2007 Versus Year Ended December 31, 2006

Component of Change in Net Sales in 2007	Airbag Products(1)	Seatbelt Products	Total
Organic sales growth	2.5%	7.1%	4.0%
Effect of exchange rates	4.6%	6.3%	5.3%
Impact of acquisitions	—	0.4%	0.1%
Reported net sales change	7.1%	13.8%	9.4%

(1)	Includes safety electronics, steering wheels, inflators and initiators.

Net Sales

Net sales for 2007 increased by 9% or by $581 million to $6,769 million, including currency effects of $323 million or 5% and $9 million from an acquisition in India (see page S-100 in this prospectus supplement).

Consequently, organic sales (non-U.S. GAAP measure, see page S-116 in this prospectus supplement) grew by 4% or by $250 million, despite price reductions to customers. The sales increase was mainly due to strong performance in seatbelts and higher global vehicle production. Sales were also driven by strong demand for curtain airbags and higher market shares for safety electronics and steering wheels.

Organic sales increased by 4% in the first quarter compared to the same period in 2006, by 3% in the second, by 6% in the third and by 4% in the fourth quarter.

Organic sales of airbag products increased by 2%, mainly due to the introduction of side curtain airbags into an increasing number of vehicle models. Airbag product sales were also driven by higher market share for safety electronics and steering wheels. Sales were negatively affected by price erosion and the expiration of certain frontal airbag contracts. Organic sales of seatbelt products rose by 7% due to strong vehicle production in the Rest of the World and strong demand for upgraded seatbelt systems with pretensioners.

In Europe, where we generate approximately 50% of net sales, organic sales rose by 4% compared to a 2% increase in light vehicle production in Western Europe which accounts for 90% of our European revenues. Eastern Europe also contributed to the growth of the safety market and our sales, despite a lower average safety value per vehicle, by raising its light vehicle production rapidly or by 18%.

In North America, which generates nearly a quarter of net sales, organic sales declined by less than 1% due to a 1.5% decline in light vehicle production. Our relatively strong performance was due to rapidly increasing demand for curtain airbags, and market share gains in safety electronics and steering wheels. These effects were partially offset by price erosion and the expiration of certain frontal airbag contracts.

In Japan, which accounts for almost 10% of net sales, organic sales grew by 13% which was significantly faster than the 1% growth in Japanese light vehicle production. Organic sales growth was recorded in all product lines and was particularly strong in seatbelt.

In the Rest of the World, which generates nearly 15% of net sales, organic sales rose by 10% driven by a 13% increase in the Region’s light vehicle production.

Gross Margin

Gross profit increased by 5% or $65 million to $1,331 million as a result of currency effects and higher organic sales. However, gross margin declined to 19.7% in 2007 from 20.4% in 2006 due to pricing pressure from customers in combination with higher raw material prices in the supply chain, costs related to financially distressed suppliers and exceptionally high start-up activities, primarily in China.

These negative effects were partially offset by the move of production to LCC and by other benefits of the Company’s cost reduction programs.

Operating Income

Operating income declined by $18 million to $502 million, and operating margin to 7.4% from 8.4% in 2006.

The decline in operating income was entirely due to a $30 million cost for a court ruling (see page S-93 in this prospectus supplement), which had 0.5 percentage point negative margin effect. Excluding the cost for the court ruling, operating income in 2007 would have been $532 million and operating margin 7.9% (non-U.S. GAAP measure, see page S-116 in this prospectus supplement).

Operating margin was negatively impacted by the 0.7 percentage points decline in gross margin, partially offset by R,D&E expense declining to 5.8% of net sales from 6.4% due to better utilization of R,D&E resources and moves of certain R,D&E activities to LCC.

Interest Expense, Net

Interest expense, net increased by 40% or $15 million to $54 million in 2007 from $38 million in 2006 as a result of a 17% higher average net debt (non-U.S. GAAP measure, see page S-113 in this prospectus supplement) and higher floating market interest rates.

Higher average net debt primarily reflects the return of $501 million to shareholders during 2007 (see page S-102 in this prospectus supplement) and acquisitions for $121 million.

The weighted annual average interest rate, net increased to 4.9% in 2007 from 4.1% in 2006.

Average net debt increased by $159 million to $1,091 million at December 31, 2007 from $932 million one year earlier. Net debt was affected by $380 million from the share repurchase program, $314 million from capital expenditures, $121 million from quarterly dividends and by $121 million for acquisitions, partly offset by cash flow from operations of $781 million.

We refinanced $400 million of U.S. commercial paper with a $400 million U.S. private placement with no material effect on interest expense (see page S-103 in this prospectus supplement). Higher expenses, partly due to factoring agreements, caused other financial items net to rise to $9 million from $6 million.

Income Taxes

Income before taxes amounted to $446 million compared to $481 million.

The effective tax rate increased to 33.7% in 2007 from 12.2% in 2006 due to a favorable 19.7 percentage point impact of discrete tax items in 2006 and a negative 1.8 percentage point impact in 2007.

Net Income and Earnings per Share

Net income declined by $114 million to $288 million in 2007 from $402 million in 2006 when net income was boosted by $95 million of discrete tax items, while the cost for the court ruling had a negative after-tax impact of $20 million in 2007. Excluding these effects, net income would have been $308 million compared to $307 million in 2006 (see Items Affecting Comparability on page S-93 in this prospectus supplement), despite the stock repurchase program that resulted in higher interest expense.

Primarily due to acquisitions (see page S-100 in this prospectus supplement), income allocated to minority interest in subsidiaries was reduced by $12 million.

Earnings per share (assuming dilution) declined to $3.68 from $4.88 in 2006 when discrete tax items added $1.15, while earnings per share was reduced by $0.26 in 2007 by the cost for the court ruling. Excluding these effects, earnings per share would have risen by 21 cents or 6% to $3.94 from $3.73 (non-U.S. GAAP measures, see page S-94 in this prospectus supplement). Currency effects had a favorable impact of 18 cents, the share repurchase program of 17 cents and the 2007 discrete tax items of 10 cents.

Net income in 2007 of $288 million represented 4.3% of sales, including a 0.3% negative effect from the cost for the court ruling. In 2006, net income of $402 million represented 6.5% of sales, of which 1.5 percentage points were due to discrete tax items.

Liquidity, Resources and Financial Position

Cash from Operations

Cash flow from operations, together with available financial resources and credit facilities, are expected to be adequate to fund our anticipated working capital requirements, capital expenditures, potential strategic acquisitions and dividend payments.

Cash provided by operating activities was $614 million in 2008, $781 million in 2007, and $560 million in 2006.

While management of cash and debt is important to the overall business, it is not part of the responsibilities of operations’ day-to-day management. We therefore focus on operationally derived working capital and have set the target that this key ratio should not exceed 10% of the last 12-month net sales. At December 31, 2008, operating working capital (non-U.S. GAAP measure, see page S-116 in this prospectus supplement) stood at $518 million corresponding to 8.0% of net sales compared to $614 million or 9.1% at December 31, 2007, and $724 million and 11.7% at the end of 2006 when this ratio was boosted by 1.8 percentage points from the release of tax reserves and tax payments made before year-end. The 2008 number was favorably impacted by the sales of $104 million worth of receivables due to factoring agreements. For 2007, this impact was $116 million and for 2006, $95 million.

Days receivables outstanding decreased to 49 at December 31, 2008 from 64 one year earlier due to the sharp sales drop in December 2008. Factoring agreements did not have any material effect on days receivables outstanding for 2008 or 2007.

Days inventory on-hand increased to 39 days at December 31, 2008 from 33 at December 31, 2007. The increase was due to higher raw material prices, higher safety stock for distressed suppliers and more products in transit as a reflection of production moves to low-cost countries.

See Notes 10 and 11 to Consolidated Financial Statements for information concerning cash payments associated with restructuring and product-related liabilities.

Capital Expenditures

In 2008, cash generated by operating activities was adequate to cover capital expenditures for property, plant and equipment.

Capital expenditures, gross, were $293 million in 2008, $324 million in 2007, and $328 million in 2006, corresponding to 4.5% of net sales in 2008, 4.8% in 2007, and of 5.3% in 2006.

In 2008 capital expenditures, net of $279 million were $68 million less than depreciation and amortization of $323 million and $24 million, respectively. This difference is due to three reasons: First, active decisions to reduce manufacturing capacity expansion in response to lower LVP-levels. Second, most of the depreciation stems from capital expenditures in high-cost countries, while current capital expenditures are to a higher degree focused in emerging markets where construction costs and cost for machinery are generally lower. Third, in LCC it is possible to use less automation, which reduces capital expenditures for manufacturing lines even more.

After a strong capacity build-up during the last few years, especially in China and India, capital expenditures during 2009 are expected to continue to decline and stay within the range of $200 million to $250 million. See “Recent Developments” for an update on this expectation.

Acquisitions

From time to time, we make acquisitions. The cost of acquisitions (including cash acquired) amounted to $42 million in 2008 (excluding cash outlays of $7 million for an acquisition in 2007), $130 million in 2007 and to $3 million in 2006.

As of September 26, 2008, we acquired a part of the automotive radar sensors business of Tyco Electronics for $42 million. This acquisition added $7 million to our consolidated sales in 2008.

In December 2007, we acquired the remaining 41% of the shares in the consolidated Chinese subsidiary Autoliv (Changchun) Maw Hung Vehicle Safety Systems for nearly $14 million.

As of October 31, 2007, we acquired the remaining 50.01% of the shares in Autoliv IFB Private Ltd for $36 million and began to consolidate this Indian seatbelt company. This added $9 million during the two remaining months of 2007 or 0.1% to consolidated sales and $43 million in 2008 (corresponding to 0.7% of sales).

At the beginning of 2007, we acquired the remaining 35% of the shares in Autoliv-Mando in Korea for $80 million. This strategic acquisition increased amortization related to additional intangibles by $4 million, but reduced cost for minority interests by $12 million.

In 2006, we increased our holding to 70% from 50% in Nanjing Hongguang Autoliv Safety Systems, which was already consolidated, for approximately $3 million.

Financing Activities

Cash provided by financing activities amounted to $105 million during 2008. Cash and cash equivalents increased by $335 million to $489 million at December 31, 2008 from December 31, 2007. This was the result of precautionary borrowing (see page S-103 in this prospectus supplement) due to the financial turmoil in the fall of 2008.

Net debt (non-U.S. GAAP measure, see page S-113 in this prospectus supplement) increased by $13 million to $1,195 million and net-debt-to-capitalization ratio increased to 36% at December 31, 2008, from 33% at

December 31, 2007. The marginally higher net debt was a result of stock repurchases and dividend payments totaling $289 million, capital expenditures, net of $279 million and acquisitions totaling $49 million which was almost fully offset by our operating cash generation in 2008 of $614 million.

In line with our conservative debt policy and in response to the financial turmoil, short-term debt to total debt was reduced to 16% during 2008 from 23% at December 31, 2007 (see page S-112 in this prospectus supplement).

Income Taxes

We have reserves for taxes that may become payable in future periods as a result of tax audits.

At any given time, we are undergoing tax audits in several tax jurisdictions and covering multiple years. Ultimate outcomes are uncertain but could, in future periods, have a significant impact on our cash flows. On March 2, 2009, the IRS field examination team that is auditing us issued notices of proposed adjustment in which the examination team stated that it is considering adjustments to increase U.S. taxable income by approximately $294.4 million due to alleged incorrect transfer pricing in transactions between a U.S. subsidiary and other subsidiaries during the period 2003 through 2005. We believe, after consultation with tax counsel, that the examination team’s proposed adjustments are based on errors in fact and law. We expect that, after the conclusion of the applicable administrative procedures and review within the IRS, including the mutual agreement procedure of income tax treaties to which the U.S. is a party, and/or a judicial determination of the facts and applicable law, any adjustment with respect to the transfer pricing in these transactions will not produce a material increase to our consolidated income tax liability. See discussions of income taxes under “Accounting Policies” on page S-114 in this prospectus supplement, and also Note 4 to the Consolidated Financial Statements.

Pension Arrangements

We have non-contributory defined benefit pension plans covering most U.S. employees, although we have frozen participation in the U.S. plans for all employees hired after December 31, 2003.

Our non-U.S. employees are also covered by pension arrangements. See Note 18 to the Consolidated Financial Statements for further information about retirement plans.

At December 31, 2008, our recognized liability (i.e. the actual funded status) for our U.S. plans was $54 million and the U.S. plans had a net unamortized actuarial loss of $65 million recorded in Accumulated other comprehensive income (loss) in the Equity Statement. The amortization of this loss is not expected to have any material impact for any of the nine-year estimated remaining service lives of the plan participants.

Pension expense associated with these plans was $4 million in 2008 and is expected to be $13 million in 2009. We contributed $15 million to our U.S. defined benefit plan in 2008 and $9 million in 2007.

We expect to contribute $6 million to our plans in 2009 and are currently projecting a yearly funding at the same level in the years thereafter.

Dividends

The dividend paid in the first and the second quarters of 2008 was 39 cents per share. The dividend for the third quarter was raised by 5% to 41 cents per share and remained at 41 cents for the fourth quarter.

Total cash dividends of $115 million were paid in 2008 and $121 million in 2007. In addition, we returned $174 million to shareholders in 2008 and $380 million in 2007 through repurchases of shares.

We reduced the dividend to 21 cents per share for the first quarter 2009 on December 16, 2008 and on February 17, 2009, suspended further dividend payments since we believe it is prudent to preserve cash in order to maintain a strong cash position in the current uncertain business environment.

Equity

During 2008, equity decreased by $233 million to $2,117 million due to share repurchases and quarterly dividends totaling $275 million net, currency effects of $101 million and higher pension liabilities of $32 million. Equity was favorably impacted by net income of $165 million and by $10 million from the issuance of shares and other effects related to stock compensation.

In the first quarter 2007, we adopted FIN-48 (see the Consolidated Financial Statements), which resulted in a release of tax reserves and an increase of equity of $10 million.

Impact of Inflation

Except for raw materials, inflation has generally not had a significant impact on our financial position or results of operations. However, increases in the prices of raw materials in the supply chain had a negative impact of close to $60 million in 2008 on top of $20 million impacts, in both 2007 and 2006, resulting in an aggregate increase of approximately $100 million from the 2005 level.

Inflation is currently expected to remain low in all of the major countries in which we operate.

Raw material prices are expected to decline during 2009. Changes in most raw material prices affect us with a time lag, which is usually six to twelve months for most materials (see page S-91 in this prospectus supplement).

Personnel

During 2008, total headcount decreased by 4,600 to 37,300 despite an acquisition in September that added 115. The headcount reduction of 11% was even slightly faster than the 9.5% decline in organic sales.

Headcount increased by 1,100 during the first quarter due to expansion in low-cost countries (LCC). Headcount stood almost unchanged in the second quarter. Headcount then declined by 1,700 in the third quarter and by 4,000 in the fourth quarter, resulting in a gross headcount reduction of nearly 5,900 since July when our Action Program was announced.

During 2007, headcount increased by 100 due to the acquisition of Autoliv IFB in India. However, excluding the acquisition, headcount declined by 1% which compares favorably with the organic sales increase in 2007 of 4%.

During 2008, headcount was reduced by 3,400 in high-cost countries (HCC) and by 1,200 in low-cost countries, while 1,300 were permanent employees and 3,300 temporary labor. As a result, 55% of total headcount at December 31, 2008 were in LCC compared to 52% one year earlier and less than 10% when these programs began in 1999.

To maintain flexibility in the cyclical automotive industry, 9% of total headcount – corresponding to 3,300 people – were temporary hourly workers at December 31, 2008 and 16% one year earlier. In high-cost countries, these ratios were 10% and 18%, respectively. The decline in these ratios during 2008 reflects the effects of our Action Program and other production cuts, which have affected the number of temporary personnel more – and earlier – than the number of permanent employees.

Compensation to Directors and executive officers is reported, as customary for U.S. public companies, in our proxy statement, which is incorporated by reference into this prospectus supplement.

Significant Litigation

In 1997, Autoliv AB (our wholly-owned subsidiary) acquired Marling Industries plc (“Marling”). At that time, Marling was involved in a litigation relating to the sale in 1992 of a French subsidiary. In May 2006, a French court ruled that Marling (now named Autoliv Holding Limited) and another entity, then part of the Marling group, had failed to disclose certain facts in connection with the 1992 sale and appointed an expert to assess the losses suffered by the plaintiff. The acquirer of the French subsidiary has made claims for damages of €40 million (approximately $56 million) but has not yet provided the court appointed expert with the materials needed to evaluate its claims.

We have appealed the May 2006 court decision, and believe we have meritorious grounds for such appeal. In the opinion of our management, it is not possible to give any meaningful estimate of any financial impact that may arise from the claim but it is possible (while management does not believe it is probable) that the final outcome of this litigation will result in a loss that will have to be recorded by us.

Treasury Activities

Credit Facilities

After the Lehman Brothers bankruptcy in September 2008 and the outbreak of the global credit crisis, our two commercial paper programs were affected in terms of higher interest rate margins, shorter terms and less available volume. We therefore chose to reduce our dependence on the commercial paper markets.

Accordingly, in October and November, we entered into two new revolving credit facilities maturing in 2010. The total amount of these facilities is SEK 1.5 billion ($193 million). Loans under these facilities carry a margin of 1.3-1.5 percentage points on the applicable inter-bank reference rate.

Also in the fall of 2008, we issued floating-rate medium-term notes of SEK 450 million ($58 million) with a term of 2 and 3 years, while SEK 1,250 million ($161 million) of medium-term notes matured. This refinancing had a short-term negative effect of $1 million on interest expense in the fourth quarter due to temporary elevated LIBOR interest rates. There are no financial covenants (i.e. performance related restrictions) for these new credit agreements nor for any of our other substantial financing (See Note 12 to the Consolidated Financial Statements).

Type of facility (Dollars in millions)	Amount of facility	Amount outstanding	Weighted average interest rate	Additional amount available
Revolving credit facilities	$1,293	$629	4.7%	$664
U.S. commercial paper program	1,000	50	4.8%	950	(1)
Swedish commercial paper program	903	206	6.0%	697	(1)
Other short-term debt	270	126	4.0%	144
Swedish medium-term notes	645	229	4.2%	416
U.S. private placement carrying fixed rates	340	340	5.5%	—
U.S. private placement carrying floating rates	75	75	3.4%	—
Other long-term debt, including current portion	22	16	2.8%	0

Total debt as reported	n/a	$1,671	n/a	$808	(2)

(1)	Total outstanding commercial paper programs (“CP”) should not exceed total undrawn revolving credit facilities (“RCF”) according to our financial policy.
(2)	Unutilized credit facilities (long-term revolving credit facilities and other short-term debt) excluding capital market programs.

To remain compliant with our interest rate risk policy (see page S-111 in this prospectus supplement), we cancelled during 2008 some of the interest rate swaps relating to our $400 million U.S. private placement from

2007. As a result, $340 million of these notes now carry fixed rates varying between 4.6% to 5.8% and $60 million carry floating rates at three-months LIBOR + 1.0%. The notes consist of four tranches of varying sizes, maturing between 2012 and 2019.

Of the $1,100 million revolving credit facility, $500 million was utilized at December 31, 2008. The terms of the agreement remained unchanged but the costs increased marginally. In 2007, one bank sold its participation to another bank in the syndicate. The RCF is since then syndicated among 14 banks. This unsecured facility, which remains available until November 2012, is not subject to financial covenants (i.e. performance – related restrictions) and has no forward-looking material adverse change clause (See Note 12 to the Consolidated Financial Statements).

The weighted average interest rate on the $1,671 million of debt outstanding at December 31, 2008, was 4.7% compared to 5.0% one year earlier. The lower interest rate relates to lower floating rates at year end 2008 compared to year end 2007, partially offset by temporarily elevated LIBOR interest rates in the fall of 2008.

During 2008, we sold receivables, without resource, related to select customers with high credit worthiness. Since we use the cash received to repay debt, these factoring arrangements have the effect of reducing net debt and accounts receivable. At December 31, 2008, we had received $104 million for sold receivables with a discount of $4 million during the year, compared to $116 million in 2007 with a discount of $4 million recorded as Other financial items, net.

Shares and Share Buybacks

In 2000, the Board of Directors authorized a share repurchase program for up to 10 million of our shares. The program was expanded by an additional 10 million shares, both in 2003 and in 2005, and by an additional 7.5 million in November 2007. At December 31, 2008, 3.2 million shares remained of this mandate for repurchases.

Purchases can be made from time to time as market and business conditions warrant in open market, negotiated or block transactions. There is no expiration date for the mandate, which enables management to buy back shares opportunistically. We have suspended our share repurchases since we believed it is prudent to preserve cash in order to maintain a strong cash position in the current uncertain business environment.

During 2006, when cash flow from operations amounted to $560 million, we returned $221 million to shareholders through share repurchases of 3,976,900 shares at an average cost of $55.69 per share. In 2007, when the cash flow increased to $781 million, we raised the return through share buyback to $380 million by buying back 6,625,595 shares at an average cost of $57.35 per share. On the other hand, in 2008, when cash flow from operations declined to $614 million, we reduced the buyback return to $174 million by repurchasing 3,709,460 shares at an average cost of $46.77 per share. By adjusting our returns to shareholders in this way to the changes in the annual cash flow generation levels and to the changes in the credit markets, we achieve high financial stability even in the cyclical automotive industry.

Since the inception of the program, we have returned $1,473 million to shareholders by repurchasing 34.3 million shares at an average cost of $42.93 per share.

At December 31, 2008, there were 70.3 million shares outstanding, net of treasury shares, a 5% reduction compared to 73.8 million one year earlier.

Contractual Obligations and Commitments

Aggregate Contractual Obligations(1)

		Payments due by Period
(Dollars in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt obligations including DRD(2)	$1,684	$286	$230	$877	$291
Fixed-interest obligations including DRD(2)	113	20	40	33	20
Operating lease obligations	91	20	32	22	17
Unconditional purchase obligations	—	—	—	—	—
Other non-current liabilities reflected on the balance sheet	14	—	2	2	10

Total	$1,902	$326	$304	$934	$338

(1)	Excludes contingent liabilities arising from litigation, arbitration, income taxes or regulatory actions.
(2)	Debt-Related Derivatives, see Note 12 to the Consolidated Financial Statements.

Contractual obligations include lease and purchase obligations that are enforceable and legally binding on us. Minority interests, post-retirement benefits and restructuring obligations are not included in this table. The major employee obligations as a result of restructuring are disclosed in Note 10 to the Consolidated Financial Statements.

Debt obligations including DRD: For material contractual provisions, see Note 12 to the Consolidated Financial Statements. The debt obligations include capital lease obligations, which mainly refer to property and plants in Europe, as well as the impact of revaluation to fair value of Debt-Related Derivatives (DRD).

Fixed-interest obligations including DRD: These obligations include interest on debt and credit agreements relating to periods after December 31, 2008, as adjusted by DRD, excluding fees on the revolving credit facility and interest on debts with no defined amortization plan.

Operating lease obligations: We lease certain offices, manufacturing and research buildings, machinery, automobiles and data processing and other equipment. Such operating leases, some of which are non-cancelable and include renewals, expire at various dates (see Note 17 to the Consolidated Financial Statements).

Unconditional purchase obligations: There are no unconditional purchase obligations other than short-term obligations related to inventory, services, tooling, and property, plant and equipment purchased in the ordinary course of business.

Purchase agreements with suppliers entered into in the ordinary course of business do not generally include fixed quantities. Quantities and delivery dates are established in “call off plans” accessible electronically for all customers and suppliers involved. Communicated “call off plans” for production material from suppliers are normally reflected in equivalent commitments from our customers.

Other non-current liabilities reflected on the balance sheet: These liabilities consist mainly of local governmental loans.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial position, results of operations or cash flows.

Risks and Risk Management

We are exposed to several categories of risks. They can broadly be categorized as operational risks, strategic risks and financial risks. Some of the major risks in each category are described below. There are also other risks that could have a material effect on our results and financial position. Consequently, the description below does not claim to be complete but should be read in conjunction with “Risk Factors” beginning on page S-27 of this prospectus supplement.

As described below, we have taken several mitigating actions, applied many strategies, adopted policies, and introduced control and reporting systems to reduce and mitigate these risks.

Operational Risks

Light Vehicle Production

Since approximately 30% of our costs are relatively fixed, short-term earnings are highly dependent on capacity utilization in our plants and are, therefore, sales dependent.

Global light vehicle production is an indicator of our sales development, but it is the production levels for the individual vehicle models that we supply which are critical (see page S-90 in this prospectus supplement). Our sales are split over several hundred contracts covering at least as many vehicle platforms or models which generally moderates the effect of changes in vehicle demand of individual countries and regions.

It is also our strategy to reduce this risk by using a high number of temporary employees instead of permanent employees. During 2008, temporary workers in relation to total headcount varied between 9% and 16%.

However, when there is a dramatic reduction in the level of production of the vehicle models supplied by us, as occurred during the fall of 2008, it takes time to reduce the level of permanent employees and even longer time to reduce fixed production capacity. As a result, our margins could drop significantly and materially impact earnings and cash flow.

Pricing Pressure

Pricing pressure from customers is an inherent part of the automotive components business. The extent of pricing reductions varies from year to year, and takes the form of reductions in direct sales prices as well as of discounted reimbursements for engineering work.

In response, we are continuously engaged in efforts to reduce costs and in providing customers added value by developing new products.

The various cost-reduction programs are, to a considerable extent, interrelated. This interrelationship makes it difficult to isolate the impact of any single program on costs, and management does not generally attempt to do so, except for the 2008 action program. Instead, it monitors key measures such as costs in relation to margins and geographical employee mix. But generally speaking, the speed by which these cost-reduction programs generate results will, to a large extent, determine our future profitability.

Component Costs

Since the cost of direct materials is approximately 52% of net sales, changes in these component costs could have a major impact on margins.

Of these costs, approximately 42% (corresponding to 22% of net sales) are comprised of raw materials and the remaining 58% are value added by the supply chain. Currently, 37% of the raw material cost (or 8% of net sales) is based on steel prices; 34% on oil prices (i.e. nylon, polyester and engineering plastics (7% of net sales); 9% on zinc, aluminum and other non-ferrous metals (2% of net sales); and 13% on electronic components, such as circuit boards (3% of net sales).

Except for magnesium and small quantities of steel and plastic resins, we do not buy any raw materials but only manufactured components. As a result, changes in most raw material prices affect us with a time lag, which is usually six to twelve months for most materials, but one to three months for magnesium, zinc and aluminum.

Our strategy is to offset price increases on cost of materials by taking several actions such as material standardization, consolidating volumes to fewer suppliers and moving components sourcing to low-cost countries. Should we fail to do so, our earnings could be materially impacted.

Product Warranty and Recalls

We are exposed to various claims for damages and compensation, if our products fail to perform as expected. Such claims can be made, and result in costs and other losses to us, even where the relevant product is eventually found to have functioned properly. Where a product (actually or allegedly) fails to perform as expected, we may face warranty and recall claims. Where such actual or alleged failure results, or is alleged to result, in bodily injury and/or property damage we may in addition face product-liability and other claims.

There can be no assurance that we will not experience any material warranty, recall or product-liability claim or loss in the future or that we will not incur significant cost to defend against such claims. We may be required to participate in a recall involving our products. Each vehicle manufacturer has its own practices regarding product recalls and other product-liability actions relating to its suppliers. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with recalls and product-liability claims. Also, as our products increasingly use global platforms (are based on or utilize the same or similar parts, components or solutions) the risk that any given failure or defect will result in our incurring material cost is increasing.

A warranty, recall or a product-liability claim brought against us in excess of our insurance may have a material adverse effect on our business. Vehicle manufacturers are also increasingly requiring their external suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. A vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties when the product supplied did not perform as represented.

Accordingly, the future costs of warranty claims by our customers may be material. However, we believe our established reserves are adequate to cover potential warranty settlements, typically seen in our business.

Our warranty reserves are based upon management’s best estimates of amounts necessary to settle future and existing claims. Management regularly evaluates the appropriateness of these reserves, and adjusts them when they believe it is appropriate to do so. However, the final amounts determined to be due could differ materially from our recorded estimates.

Our strategy is to follow a stringent procedure when developing new products and technologies and to apply a proactive “zero-defect” quality policy. In addition, we carry product-liability and product-recall insurance at levels that management believes are generally sufficient to cover the risks. However, such insurance may not always be available in appropriate amounts or in all markets. Further, the cost for such insurance impacts management’s decision regarding what insurance to procure. As a result, we may face material losses in excess of the insurance coverage procured. A substantial recall or liability in excess of coverage levels could therefore have a material adverse effect on us.

Environmental

While our businesses from time to time are subject to environmental investigations, there are no material environmental-related cases pending against us. In addition, we do not incur (or expect to incur) any material costs or capital expenditures associated with maintaining facilities compliant with U.S. or non-U.S. environmental requirements. Since most of our manufacturing processes consist of the assembly of components, the environmental impact from our plants is generally modest.

To reduce environmental risk, we have implemented an environmental management system and has adopted an environmental policy that requires, for instance, that all plants should be ISO-14001 certified.

However, environmental requirements are complex, change and have tended to become more stringent over time. Accordingly, there can be no assurance that these requirements will not change or become more stringent in the future, or that we will at all times be in compliance with all such requirements and regulations, despite our intention to be. We may also find ourselves subject, possibly due to changes in legislation, to environmental liabilities based on the activities of our predecessor entities or of businesses acquired. Such liability could be based on activities which are not at all related to our current activities.

Strategic Risks

Regulations

In addition to vehicle production, our market is driven by the safety content per vehicle, which is affected by new regulations and new crash-test rating programs, in addition to consumer demand for new safety technologies.

The most important regulation is the U.S. federal law that, since 1997, requires frontal airbags for both the driver and the front-seat passenger in all new vehicles sold in the U.S. Seatbelt installation laws exist in all vehicle-producing countries. Many countries also have strict enforcement laws on the wearing of seatbelts. The U.S. has adopted new regulations for side-impact protection to be phased-in during a three-year period beginning in 2010. China introduced a crash-test rating program in 2006. Europe introduced a new more stringent Euro NCAP rating system in 2009, and the National Highway and Safety Administration (NHTSA) has decided to upgrade the equivalent U.S. crash-test rating program. There are also other plans for improved automotive safety, both in these countries and many countries that could affect our market.

There can be no assurance, however, that changes in regulations could not adversely affect the demand for our products or, at least, result in a slower increase in the demand for them.

Dependence on Customers

The five largest vehicle manufacturers account for 54% of global light vehicle production and the ten largest manufacturers for 80%.

As a result of this highly consolidated market, we are dependent on a relatively small number of customers with strong purchasing power.

Our five largest customers account for 53% of revenues and the ten largest customers account for 81% of revenues. For a list of the largest customers, see Note 19 to the Consolidated Financial Statements.

The largest contract accounted for 5% of sales in 2008. This contract expires in 2012.

Although business with every major customer is split into several contracts (usually one contract per vehicle platform), the loss of all business of a major customer, the consolidation of one or more major customers or a bankruptcy of a major customer could have a material adverse effect on us. In addition, a significant disruption in the industry, a significant decline in demand or pricing, or a dramatic change in technology could have a material adverse effect.

Customer Payment Risk

Another risk related to our customers is the risk that one or more customers will be unable to pay invoices that become due. The probability that this will occur has increased lately as more customers have increasingly faced financial difficulties and we expect this risk to increase even further in 2009.

We seek to limit our customer payment risks by invoicing major customers through their local subsidiaries in each country, even for global contracts. We thus try to avoid having our receivables with a multinational customer group exposed to the risk that a bankruptcy or similar event in one country puts all receivables with the customer group at risk. In each country, we also monitor invoices becoming overdue.

Even so, if a major customer would be unable to fulfill its payment obligations, it is likely that we will be forced to record a substantial loss.

Our receivables with GM in North America, at quarter-ends, tend to vary between approximately $50-100 million; with Ford in North America between $25-50 million and with Chrysler in North America between $25-60 million.

Dependence on Suppliers

We, at each stage of production, rely on internal or external suppliers in order to meet our delivery commitments. In some cases, customers require that the suppliers are qualified and approved by them. Our supplier consolidation program seeks to reduce costs but increases our dependence on the remaining suppliers. As a result, we are dependent, in several instances, on a single supplier for a specific component.

Consequently, there is a risk that disruptions in the supply chain could lead to us not being able to meet our delivery commitments and, as a consequence, to extra costs. This risk increases as suppliers are being squeezed between high raw material prices and the continuous pricing pressure in the automotive industry. This risk has also increased during 2008 and is likely to continue to increase during 2009 as a result of significantly lower LVP levels and a much tighter liquidity market.

Our strategy is to reduce these supplier risks by seeking to maintain multiple suppliers in all significant component technologies, by standardization and by developing alternative suppliers around the world.

However, for various reasons including costs involved in maintaining alternative suppliers, this is not always possible. As a result, difficulties with a single supplier could impact more than one customer and product, and thus materially impact our earnings.

New Competition

The market for occupant restraint systems has undergone a significant consolidation during the past ten years and we have strengthened our position in this passive safety market.

However, in the future, the best growth opportunities may be in safety electronics and active safety systems markets, which include and are likely to include other and often larger companies than our traditional competitors. Additionally, there is no guarantee our customers will adopt our new products or technologies.

We are reducing the risk of this trend by utilizing our leadership in passive safety to develop a strong position in active and especially integrated safety.

Patents and Proprietary Technology

Our strategy is to protect our innovations with patents, and to vigorously protect and defend our patents, trademarks and know-how against infringement and unauthorized use. At the end of 2008, we held more than 4,800 patents. The patents expire on various dates during the period 2009 to 2028. The expiration of any single patent is not expected to have a material adverse effect on our financial results.

Although we believe that our products and technology do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us in the future. Also, there can be no assurance that any patent now owned by us will afford protection against competitors that develop similar technology.

Financial Risks

We are exposed to financial risks through our international operations and debt-financed activities. These financial risks are caused by variations in our cash flows resulting from changes in exchange rates and interest rate levels, as well as from refinancing and credit risks.

In order to reduce the financial risks and to take advantage of economies of scale, we have a central treasury department supporting operations and management. The treasury department handles external financial transactions and functions as our in-house bank for our subsidiaries.

The Board of Directors monitors compliance with the financial policy on an on-going basis. At December 31, 2008, we were compliant with all of our financial policies.

However, as of February 19, 2009, we did not meet our objective of maintaining a strong investment grade rating following Standard and Poor’s decision to change our rating to BBB- from BBB+ (see page S-112 in this prospectus supplement).

Currency Risks

1. Transaction Exposure

Transaction exposure arises because the cost of a product originates in one currency and the product is sold in another currency.

Our gross transaction exposure forecasted for 2009 is approximately $1.6 billion. A part of the flows have counter-flows in the same currency pair, which reduces the net exposure to approximately $1.2 billion per annum. In the three largest net exposures, we expect to sell U.S. dollars against Mexican Peso for the equivalent of $218 million, Japanese Yen against Thai Baht for $108 million and Euros against Swedish Krona for $102 million. Together these currencies will account for approximately one third of our net exposure.

Since we can only effectively hedge these flows in the short term, periodic hedging would only reduce the impact of fluctuations temporarily. Over time, periodic hedging would postpone but not reduce the impact of fluctuations. In addition, the net exposure is limited to less than one quarter of net sales and is made up of 51 different currency pairs with exposures in excess of $1 million each. Consequently, the income statement effect related to transaction exposures is modest. As a result, we do not hedge these flows.

2. Translation Exposure in the Income Statement

Another effect of exchange rate fluctuations arises when the income statements of non-U.S. subsidiaries are translated into U.S. dollars. Outside the U.S., our most significant currency is the Euro. Close to 55% of our net sales are denominated in Euro or other European currencies, while 18% of net sales are denominated in U.S. dollars.

We estimate that a one-percent increase in the value of the U.S. dollar versus the European currencies would have decreased reported U.S. dollar net annual sales in 2008 by approximately $35 million or by roughly 0.5%. Reported operating income for 2008 would also have declined by 0.5% or by approximately $2 million. The fact that both sales and operating income is impacted at the same rate (i.e. 0.5%) is due to the fact that most of our production is local. Accordingly, most revenues and costs are matched in the same currencies.

Our policy is not to hedge this type of translation exposure since there is no cash flow effect to hedge.

3. Translation Exposure in the Balance Sheet

A translation exposure also arises when the balance sheets of non-U.S. subsidiaries are translated into U.S. dollars. Our policy is to finance major subsidiaries in the country’s local currency.

Consequently, changes in currency rates relating to funding have a small impact on our income.

Interest Rate Risk

Interest rate risk refers to the risk that interest rate changes will affect our borrowing costs. Our interest rate risk policy states that an increase in floating interest rates of one percentage point should not increase the annual net interest expense by more than $10 million in the following year and not by more than $15 million in the second year.

We estimate, given our debt structure at the end of 2008, that a one percentage point interest rate increase would increase net interest expense in 2009 and 2010 by $8.1 million and $8.2 million, respectively.

The fixed interest rate debt is achieved both by issuing fixed rate notes and through interest rate swaps. The most notable debt carrying fixed interest rates is $340 million of the $400 million private placement issued in 2007 (see Note 12 to the Consolidated Financial Statements).

The entire placement was issued carrying fixed interest rates. In order to benefit from a potential future decrease in interest rates, $200 million of this placement was initially swapped into floating interest rates. As fixed U.S. dollar rates decreased in 2008, $140 million of the $200 million swaps were cancelled and lower fixed rate debt has thus been achieved. The table below shows the maturity and composition of our net borrowings.

Refinancing Risk

Refinancing risk or borrowing risk refers to the risk that it could become difficult to refinance outstanding debt.

The severe financial turmoil beginning in September 2008 has increased this risk for all debt-financed companies. However, our financial position remained strong, which was evidenced by a successful issuance of bank and capital market debt without financial covenants (i.e. performance-related restrictions) in the midst of the credit crisis in the fall of 2008. The total amount of this new medium-term debt was equivalent to $250 million.

We also have a syndicated revolving credit facility with a group of banks, which backs our short-term commercial paper programs. The committed facility of $1.1 billion matures in November 2012. In October, as a precautionary measure in response to the credit crisis, we drew $500 million of this facility for six months.

As our credit rating was changed to BBB- by Standard and Poor’s on February 19, 2009, it will become more difficult to issue commercial paper both in the Swedish and U.S. markets. At year-end 2008, we had $256 million of commercial paper outstanding in these markets.

In 2007, we issued a $400 million U.S. private placement. This transaction decreases the refinancing risk as note maturities are spread out between 2012 and 2019.

Our policy is that total net debt (non-U.S. GAAP measure, see page S-113 in this prospectus supplement) shall be issued as or covered by long-term facilities with an average maturity of at least three years. At December 31, 2008, net debt was $1,195 million and total available long-term facilities were $1,795 million with an average life of 4.2 years.

Credit Risk in Financial Markets

Credit risk refers to the risk of a counterparty being unable to fulfill an agreed obligation. This risk has increased for all companies as a result of the deterioration of the credit quality of many banks.

In our financial operations, this risk arises when cash is deposited with banks and when entering into forward exchange agreements, swap contracts or other financial instruments.

Our policy is to work with banks that have a high credit rating and that participate in our financing.

In order to further reduce credit risk, deposits and financial instruments can only be entered into with a limited number of banks up to a calculated risk amount of $75 million per bank. In addition, deposits can be made in U.S. and Swedish government short-term notes and certain AAA-rated money market funds as approved by the our Board of Directors. At year-end 2008, we were compliant also with this policy and held $225 million in AAA-rated money market funds.

December 31, 2008	% of total	% with fixed interest	% with floating interest	Maturity of fixed rate part
U.S. Dollars (USD)	70	41	59	6 years
Euros (EUR)	15	0	100	—
Japanese Yen (JPY)	12	40	60	2 years
Other	3	0	100	—

Total	100	33	67	—

Given this interest rate profile, a 1% change in interest rates on our floating rate debt would change net interest expense by $8.1 million during the first year and by $8.2 million during the second year.

Debt Limitation Policy

To manage the inherent risks and cyclicality in our business, we maintain a relatively conservative financial leverage.

Our policy is to always maintain a leverage ratio significantly below three and an interest coverage ratio significantly above 2.75. At the end of 2008, these ratios were 2.0 times and 5.5 times, respectively. For details on leverage ratio and interest-coverage, refer to the tables following this section which reconcile these two non-U.S. GAAP measures to U.S. GAAP measures.

In addition, it is our objective to have a strong investment grade rating. However, our long-term credit rating was changed in November 2008 from “A-” to “BBB+”, and further changed in February 2009 to “BBB-”. Although this does not fully meet our objective, our credit rating remains investment grade. The recent rating change increase the annual commitment fee for the revolving credit facility (RCF) by 0.02 percentage points and the interest rate for any future draw downs from the RCF to LIBOR interest rates +0.25% from LIBOR interest rates +0.175% compared to the level when the rating was “A-.”

Net Debt

As part of efficiently managing our overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. The most notable fair-value DRD were in connection with the 2007 issue of U.S. private placements.

Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of our debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for our Revolving Credit Facility when it still had covenants.

By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

Reconciliations to U.S. GAAP

Reconciliation of “Net debt” to U.S. GAAP measure

(Dollars in millions)	December 31 2008	December 31 2007	December 31 2006
Short-term debt	$270.0	$311.9	$294.1
Long-term debt	1,401.1	1,040.3	887.7
Total debt	1,671.1	1,352.2	1,181.8
Cash and cash equivalents	(488.6)	(153.8)	(168.1)
Debt-related derivatives	12.8	(16.5)	(3.3)

Net debt	$1,195.3	$1,181.9	$1,010.4

Interest Coverage Ratio Full Year 2008		Leverage Ratio December 31, 2008
Operating income	$306.5	Net debt (3)	$1,195.3
Amortization of intangibles(1)	23.6	Pension liabilities	111.0
		Debt per the Policy	$1,306.3
Operating profit per the Policy	$330.1	Income before income taxes	$248.7
Interest expense net(2):	$60.1	Plus: Interest expense net(2)	60.1
		Depreciation and amortization of intangibles(1)	346.9
Interest coverage ration	5.5	EBITDA per the Policy	$655.7
		Leverage ratio	2.0

(1)	Including impairment write-offs, if any.
(2)	Interest expense net is interest expense less interest income.
(3)	Net debt is short- and long-term debt and debt-related derivatives (see Note 12 to the Consolidated Financial Statements) less cash and cash equivalents.

Accounting Policies

New Accounting Pronouncements

We have evaluated the recently issued accounting guidance.

We adopted FASB Statement No 157, Fair Value Measurements (FAS-157) for all financial assets and liabilities required to be measured at fair value on a recurring basis, prospectively from January 1, 2008. The application of FAS-157 for financial instruments which are periodically measured at fair value did not have a significant impact on earnings nor the financial position.

Application of Critical Accounting Policies

Our significant accounting policies are disclosed in Note 1 to the Consolidated Financial Statements.

Senior management has discussed the development and selection of critical accounting estimates and disclosures with the Audit Committee of the Board of Directors. The application of accounting policies necessarily requires judgments and the use of estimates by a company’s management. Actual results could differ from these estimates.

Management considers it important to assure that all appropriate costs are recognized on a timely basis. In cases where capitalization of costs is required (e.g., certain pre-production costs), stringent realization criteria are applied before capitalization is permitted. The depreciable lives of fixed assets are intended to reflect their true economic life, taking into account such factors as product life cycles and expected changes in technology. Assets are periodically reviewed for realizability and appropriate valuation allowances are established when evidence of impairment exists. Impairment of long-lived assets has generally not been significant.

Revenue Recognition

Revenues are recognized when there is evidence of a sales agreement, delivery of goods has occurred, the sales price is fixed and determinable and the collectability of revenue is reasonably assured. We record revenue from the sale of manufactured products upon shipment.

Accruals are made for retroactive price adjustments if probable and can be reasonably estimated. Net sales include the sales value exclusive of added tax.

Bad Debt and Inventory Reserves

We have reserves for bad debts as well as for excess and obsolete inventories.

We have guidelines for calculating provisions for bad debts based on the age of receivables. In addition, the accounts receivable are evaluated on a specific identification basis. In determining the amount of a bad debt reserve, management uses its judgment to consider factors such as the prior experience of the debtor, the experience of other enterprises in the same industry, the debtor’s ability to pay and/or an appraisal of current economic conditions.

Inventories are evaluated based on individual or, in some cases, groups of inventory items. Reserves are established to reduce the value of inventories to the lower of cost or market, with market generally defined as net realizable value for finished goods and replacement cost for raw materials and work-in-process. Excess inventories are quantities of items that exceed anticipated sales or usage for a reasonable period. We have guidelines for calculating provisions for excess inventories based on the number of months of inventories on hand compared to anticipated sales or usage. Management uses its judgment to forecast sales or usage and to determine what constitutes a reasonable period.

There can be no assurance that the amount ultimately realized for receivables and inventories will not be materially different than that assumed in the calculation of the reserves.

Goodwill Impairment

We perform an annual impairment review of goodwill in the fourth quarter of each year following our annual forecasting process. The estimated fair market value of goodwill is determined by the discounted cash flow method. We discount projected operating cash flows using our weighted average cost of capital.

To supplement this analysis, we compare the market value of our equity, calculated by reference to the quoted market prices of our shares, with the book value of our equity. There were no goodwill impairments in 2006-2008 (see Note 1 to the Consolidated Financial Statements under “Impairment of Goodwill”).

Defined Benefit Pension Plans

We have defined benefit pension plans covering most U.S. employees and some non-U.S. employees most of which are in high-cost countries (see Note 18 to the Consolidated Financial Statements).

We, in consultation with our actuarial advisors, determine certain key assumptions to be used in calculating the projected benefit obligation and annual pension expense. For the U.S. plans, the assumptions used for calculating the 2008 pension expense were a discount rate of 6.4%, expected rate of increase in compensation levels of 4.0%, and an expected long-term rate of return on plan assets of 7.5%.

The assumptions used in calculating the U.S. benefit obligations disclosed as of December 31, 2008 were a discount rate of 6.4% and an expected rate of increase in compensation levels of 4.0%. The discount rate is set based on the yields on long-term high-grade corporate bonds and is determined by reference to financial markets on the measurement date.

The expected rate of increase in compensation levels and long-term return on plan assets are determined based on a number of factors and must take into account long-term expectations. We assume a long-term rate of return on U.S. plan assets of 7.5% for calculating the 2008 expense as in 2007. At December 31, 2008, 57% of plan assets were invested in equities, compared to the target of 65%.

A 1% decrease in the long-term rate of return on plan assets would result in an increase in the U.S. annual pension expense of $1 million. A 1% decrease in the discount rate would have increased the 2008 U.S. pension expense by $6 million and would have increased the December 31, 2008 benefit obligation by $38 million. A 1% increase in the expected rate of increase in compensation levels would have increased 2008 pension expense by $2 million and would have increased the December 31, 2008 benefit obligation by $8 million.

Income Taxes

Significant judgment is required in determining the worldwide provision for income taxes. In the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. Many of these uncertainties arise as a consequence of inter-company transactions and arrangements.

Although we believe that our tax return positions are supportable, no assurance can be given that the final outcome of these matters will not be materially different than that which is reflected in the historical income tax provisions and accruals. Such differences could have a material effect on the income tax provisions or benefits in the periods in which such determinations are made.

In fact, adjustments to reserves for income taxes did have a material impact during 2006 (see Note 4 to the Consolidated Financial Statements).

Contingent Liabilities

Various claims, lawsuits and proceedings are pending or threatened against us or our subsidiaries, covering a range of matters that arise in the ordinary course of its business activities with respect to commercial, product liability or other matters (see Note 16 to the Consolidated Financial Statements). We diligently defend ourselves in such matters and, in addition, carry insurance coverage to the extent reasonably available against insurable risks.

We record liabilities for claims, lawsuits and proceedings when they are identified and it is possible to reasonably estimate the cost. We believe, based on currently available information, that the resolution of outstanding matters, after taking into account recorded liabilities and available insurance coverage, should not have a material effect on our financial position or results of operations. However, due to the inherent uncertainty associated with such matters, there can be no assurance that the final outcomes of these matters will not be materially different than currently estimated.

GAAP Reconciliation and Management Explanation

In this prospectus supplement we sometimes refer to non-U.S. GAAP measures that we use in measuring our performance.

We believe that these measures assist investors in analyzing trends in our business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to financial reporting measures prepared in accordance with U.S. GAAP. These non-U.S. GAAP measures have been identified, as applicable, in each section of this prospectus supplement with tabular presentations on page S-117 in this prospectus supplement reconciling them to U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Organic Sales

We analyze our sales trends and performance as changes in “organic sales growth,” because we generate more than 80% of net sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile. Another reason for using organic sales is the fact that we have historically made several acquisitions and divestitures.

Organic sales presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates.

The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operating working capital as defined in the table below.

The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

Reconciliation Tables

Components in Sales Increase/Decrease (Dollars in millions)

2008 vs. 2007	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(12.3)	(449.6)	(11.7)	(199.6)	3.3	20.7	(2.2)	(17.1)	(9.5)	(645.6)
Currency effects	6.1	223.4	(0.3)	(5.1)	14.7	92.1	(1.4)	(10.8)	4.4	299.6
Acquisitions/divestitures	0.1	4.1	0.2	3.2	—	—	5.6	42.9	0.7	50.2
Reported change	(6.1)	(222.1)	(11.8)	(201.5)	18.0	112.8	2.0	15.0	(4.4)	(295.8)

2007 vs. 2006	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic sales growth	3.6	115.5	(0.6)	(9.8)	13.5	75.3	10.5	68.6	4.0	249.6
Effect of exchange rates	9.0	294.0	0.0	0.0	(1.4)	(7.4)	5.5	36.3	5.3	322.9
Impact of acquisitions	—	—	—	—	—	—	1.3	8.5	0.1	8.5
Reported net sales change	12.6	409.5	(0.6)	(9.8)	12.1	67.9	17.3	113.4	9.4	581.0

Reconciliation of “Operating working capital” to U.S. GAAP measure

(Dollars in millions)	December 31 2008	December 31 2007	December 31 2006
Total current assets	$2,086.3	$2,095.2	$2,098.4
Total current liabilities	(1,380.7)	(1,663.3)	(1,531.6)
Working capital	705.6	431.9	566.8
Cash and cash equivalents	(488.6)	(153.8)	(168.1)
Short-term debt	270.0	311.9	294.1
Derivative asset and liability, current	15.9	(4.4)	1.2
Dividends payable	14.8	28.8	29.6
Operating working capital	$517.7	$614.4	$723.6

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences to holders (as defined below) of the purchase, ownership and disposition of the Equity Units, the ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit, and shares of our Common Stock acquired under the purchase contracts. This summary applies only to initial holders who acquire Equity Units at the “issue price,” (which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Equity Units is sold for money), and who hold the Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts and shares of our Common Stock as capital assets. As used herein, the term “U.S. holder” means an owner of Equity Units that, for U.S. federal income tax purposes, is:

•	An individual who is a citizen or resident of the United States;

•

A corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; and

•

a trust if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Internal Revenue Code of 1986, as amended (the “Code”)) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

A non-U.S. holder is a holder that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership holds Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or shares of our Common Stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors. This summary does not address the treatment of such partners, or of any other owners of entities that hold Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or shares of our Common Stock.

The U.S. federal income tax treatment of holders varies depending on their particular situations, and this summary does not address all of the U.S. federal income tax considerations that may be applicable to those particular situations. Also, this summary does not deal with special classes of holders. For example, this summary does not address:

•

tax consequences to U.S. holders who may be subject to special tax treatment, such as certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, and U.S. holders whose functional currency is not the U.S. dollar;

•

tax consequences to U.S. holders who hold Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or shares of our Common Stock as part of a straddle, hedge, conversion transaction, or integrated transaction (as such terms are used in the Code);

•

tax consequences to non-U.S. holders that are: (i) engaged in the conduct of a trade or business in the United States; (ii) controlled foreign corporations or (iii) passive foreign investment companies;

•	tax consequences to a non-U.S. holder that actually or constructively owns 10% or more of the total combined voting power of all classes of our stock;

•	alternative minimum tax, gift tax or estate tax consequences, if any; or

•	any state, local or foreign tax consequences.

This summary is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below.

All holders should consult their own tax advisors with respect to the tax consequences to them of purchasing, owning and disposing of the notes, Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit and shares of our Common Stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the U.S. federal or other tax laws.

The IRS has issued a ruling addressing certain aspects of instruments substantially similar to the Equity Units. In that ruling, the IRS concluded that the notes described therein were debt for U.S. federal income tax purposes. However, the legal conclusions expressed in that ruling depended on the factual predicate that, as of the issue date of the units, the remarketing of the notes described in the ruling was substantially certain to succeed. The IRS could contend that, given recent market conditions, this standard is not satisfied here, and that the Equity Units therefore should be treated, not as consisting of debt and a forward contract, but as another type of financial instrument, such as a prepaid forward contract to purchase our Common Stock or as a separate class of our stock. If any such contention were to prevail, the periodic payments on the notes that are made to non-U.S. holders could be subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable treaty. Additionally, the timing and character of income and gain recognized by U.S. holders under any such recharacterization may differ significantly from the agreed-to treatment discussed below. We believe that the notes should be treated as debt instruments, and that the purchase contracts should be treated as forward contracts, for U.S. federal income tax purposes, and the remainder of this discussion so assumes. Non-U.S. holders should consult their tax advisers regarding the likelihood and consequences of any recharacterization of the Equity Units by the IRS or a court.

U.S. HOLDERS

Ownership of Interests in the Notes, Treasury Securities or Treasury Portfolio

Each U.S. holder will be treated as owning the ownership interests in the notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio constituting a part of an Equity Unit for U.S. federal income tax purposes. We and, by acquiring Equity Units, each U.S. holder will be deemed to have agreed to treat the ownership interests in the notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio constituting a part of the Equity Units as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment.

Allocation of the Purchase Price

A U.S. holder’s acquisition of an Equity Unit will be treated as an acquisition of an ownership interest in a note and the purchase contract constituting the Equity Unit. The purchase price of each Equity Unit will be allocated between the ownership interest in a note and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. holder’s initial tax basis in the ownership interest in a note and the purchase contract. We have determined that 85% of the issue price of an Equity Unit is allocable to the ownership interest in a note and 15% is allocable to the purchase contract. By purchasing the Equity Units, each U.S. holder will be deemed to have agreed to this allocation. This allocation is not binding on the IRS. The remainder of this discussion assumes that this allocation of the purchase price of a Equity Unit will be respected for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Equity Units

Upon a sale, exchange or other taxable disposition of an Equity Unit, a U.S. holder will be treated as having disposed of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, that constitute the Equity Unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, in proportion to their respective fair market values at the time of disposition. A U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds allocable to each of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and such U.S. holder’s adjusted tax basis in each of the purchase contract, ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be.

Any such gain or loss attributable to the purchase contract will be capital gain or loss. If the sale, exchange or other taxable disposition of an Equity Unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value, and then to have paid such amount to be released from such U.S. holder’s obligation under the purchase contract. U.S. holders should consult their tax advisors regarding a disposition of Equity Units at a time when the purchase contract has negative value. Any such gain or loss attributable to the applicable ownership interest in the Treasury portfolio or Treasury securities will be capital gain or loss, provided, however, that gain in respect of a Treasury security with a term of one year or less will be treated as ordinary income to the extent of any accrued “acquisition discount” (generally, the excess of the sum of all amounts payable under the Treasury security over the U.S. holder’s tax basis in such Treasury security) not previously included in gross income by the U.S. holder.

Any capital gain or loss attributable to the purchase contract or to the applicable ownership interest in the Treasury portfolio or Treasury securities generally will be long-term capital gain or loss if the U.S. holder held such purchase contract or applicable ownership interest in Treasury portfolio or Treasury securities for more than one year at the time of such disposition.

Certain non-corporate U.S. holders, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain derived from the sale, exchange or other taxable disposition of a capital asset that has been held for more than one year (“long-term capital gain”). Such reduced rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code. The rules governing the determination of the character of gain or loss on the sale, exchange, or other taxable disposition of the notes are summarized under “—The Notes—Sale, Exchange or Other Taxable Disposition of the Notes.”

The Notes

Interest Income and Original Issue Discount

While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat the notes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in applicable Treasury regulations. By purchasing the Equity Units, each U.S. holder will be deemed to have agreed to this treatment, and this discussion assumes that the notes will be so treated for U.S. federal income tax purposes. Under the noncontingent bond method, a U.S. holder will accrue original issue discount in respect of the notes on a constant yield to maturity basis based on the “comparable yield” of the notes, which generally is the rate at which we would issue a fixed rate debt instrument with terms and conditions otherwise similar to the notes. As discussed more fully below, the application of the noncontingent bond method to the notes will (i) require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the notes, (ii) result in interest income being accrued by a

U.S. holder in excess of interest payments actually received for all accrual periods beginning before the earlier of the reset effective date and the purchase contract settlement date and (iii) generally cause any gain recognized on the sale, exchange or other taxable disposition of notes before the determination of the reset rate to be treated as ordinary income rather than capital gain. See “—Sale, Exchange or Other Taxable Disposition of the Notes.”

We are required to provide the comparable yield and, solely for tax purposes, a projected payment schedule based on the comparable yield, to holders of the notes. We have determined that the comparable yield for the notes is 15%, compounded quarterly. A copy of the projected payment schedule is attached hereto. The comparable yield and projected payment schedule are supplied by us solely for determining U.S. holders’ accrual of original issue discount and adjustments in respect of the notes in computing income under the noncontingent bond method for U.S. federal income tax purposes, and do not constitute projections or representations as to the amounts that U.S. holders of notes actually will receive. U.S. holders generally will be bound by the comparable yield and projected payment schedule provided by us, unless our determinations are unreasonable, and in the event that a U.S. holder does not use such comparable yield and projected payment schedule to determine interest accruals, the U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must disclose this fact and its reason for such use, which disclosure typically would be made on a statement attached to the timely filed U.S. federal income tax return of the U.S. holder for the taxable year that includes the date of acquisition of Equity Units.

Original issue discount that accrues on the notes generally will be included in gross income by a U.S. holder as ordinary income, without regard to such holder’s ordinary method of tax accounting. The amount of original issue discount accruing on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Corporate Unit described above, the adjusted issue price of each note, per $1,000 of principal amount, at the beginning of each accrual period will be equal to $850, increased by any original issue discount previously accrued by the U.S. holder on such note and decreased by projected payments received on such note (without regard to the actual amounts received). The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the note. A copy of the schedule showing annual amounts of the original issue discount per $1,000 of principal amount is attached hereto.

If the amount of an actual payment on the notes is different from the projected payment set forth in the projected payment schedule, a U.S. holder will be required to take into account the amount of such difference for the relevant taxable year (as either a positive adjustment or negative adjustment). If the U.S. holder has a net positive adjustment for a taxable year, the net positive adjustment will be treated as additional interest income. If a net negative adjustment arises for the taxable year, the net negative adjustment first will reduce the amount of interest in respect of the note that a U.S. holder otherwise would be required to include in gross income for the taxable year, and then would give rise to an ordinary loss, but only to the extent that (i) the U.S. holder’s total previous interest inclusions in respect of the note exceed (ii) the total amount of the U.S. holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. Any remaining net negative adjustment for a taxable year will be carried forward to offset future interest income in respect of the note, or to reduce the amount realized on a sale, exchange or other taxable disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. U.S. holders should consult their tax advisers regarding the time period over which such U.S. holders should take into account any positive or negative adjustments that may arise if, after the determination of the reset rate, the remaining amounts of interest payable on the notes differ from the payments set forth on the projected payment schedule.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange, or other taxable disposition of a note (including in connection with a remarketing of the note or a redemption), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will equal the portion of the purchase price of the Corporate Units allocated to the ownership interest in the notes, increased by the amount of any interest (including original issue discount) included in gross income by such U.S. holder with respect to the note and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the note. (In general, because any difference between the actual amount of a contingent payment and the projected amount of the payment is taken into account as an adjustment to income or deduction, the projected payments are treated as the actual payments for purposes of making adjustments to issue price and basis). As explained above, a net negative adjustment may be carried forward and can reduce the amount realized upon sale, exchange or other taxable disposition of a note in certain circumstances.

Gain recognized on the sale, exchange or other taxable disposition of a note before the determination of the reset rate will be treated as ordinary interest income. Loss realized on the sale, exchange or other taxable disposition of a note before the determination of the reset rate will be treated as ordinary loss to the extent of a U.S. holder’s prior net income inclusions on the note. Any loss in excess of the U.S. holder’s prior net income inclusions will be treated as capital loss. The treatment of gain or loss recognized on the sale, exchange, or other taxable disposition of a note, on or after the reset rate has been determined may vary depending on whether the new interest rate is fixed or floating, and on whether interest payments are made semi-annually or quarterly. U.S. holders of the notes should consult with their tax advisors regarding the treatment as capital or ordinary of any such gain or loss. Certain non-corporate U.S. holders, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain, which rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code.

If a U.S. holder does not participate in the remarketing, any reset of the interest rate or change in the frequency of paying interest of the notes in connection with the remarketing should not cause the U.S. holder to be treated as having sold, exchanged or otherwise disposed of the notes.

Purchase Contracts

Acquisition of Common Stock under a Purchase Contract

A U.S. holder generally will not recognize gain or loss on the purchase of shares of our Common Stock under a purchase contract, except with respect to any cash paid to a U.S. holder instead of a fractional share of our Common Stock, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the shares of Common Stock received under a purchase contract should generally equal the purchase price paid for such shares of Common Stock, plus the properly allocable portion of such U.S. holder’s adjusted tax basis in the purchase contract (see “—Allocation of the Purchase Price”), less the portion of such purchase price allocable to any fractional share. The holding period for shares of our Common Stock received under a purchase contract will commence on the day following the acquisition of such shares of Common Stock.

Early Settlement of a Purchase Contract

A U.S. holder will not recognize gain or loss on the receipt of the U.S. holder’s ownership interest in the notes, Treasury securities or the Treasury portfolio upon early settlement of a purchase contract, and such holder’s tax basis in, and holding period for, the ownership interest in notes, Treasury securities or the Treasury portfolio will not be affected by the early settlement.

Termination of a Purchase Contract

If a purchase contract terminates, a U.S. holder will recognize a loss equal to such U.S. holder’s adjusted tax basis in the purchase contract at the time of the termination. In general, the loss will be capital loss and will be long-term capital loss if the U.S. holder held such purchase contract for more than one year at the time of such termination. The deductibility of capital losses is subject to limitations. In addition, in the event that the purchase contract agent sells a U.S. holder’s portion of a Treasury security, such U.S. holder will generally recognize gain or loss equal to the difference between the amounts of cash received for such holder’s portion of such Treasury securities and such holder’s adjusted tax basis in such portion of such Treasury security. See “—Sale, Exchange or Other Taxable Disposition of Equity Units,” above, for a discussion regarding the character of any such gain or loss. A U.S. holder will not recognize gain or loss on the receipt of such U.S. holder’s ownership interest in the notes, Treasury securities or the Treasury portfolio upon termination of the purchase contract, and such U.S. holder will have the same adjusted tax basis and holding period in the notes, Treasury securities or the Treasury portfolio as before such termination.

Adjustment to the Settlement Rate

A U.S. holder might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of that adjustment (or failure to adjust) such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to our Common Stock. Thus, under certain circumstances, an adjustment to (or a failure to adjust) the settlement rate might give rise to a taxable dividend to a U.S. holder even though such U.S. holder would not receive any cash.

Common Stock Acquired under a Purchase Contract

Distributions on Common Stock

Any distribution on shares of our Common Stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. For tax years beginning before 2011, individuals who receive dividends are eligible for a reduced rate of taxation if certain holding period and other requirements are satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

Upon a sale, exchange, or other taxable disposition of shares of our Common Stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in shares of our Common Stock (see “—Purchase Contracts—Acquisition of Common Stock under a Purchase Contract”). Such capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares for more than one year at the time of the disposition. Under current U.S. federal income tax law (currently effective for tax years beginning before 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

The Treasury Portfolio

Interest Income, Original Issue Discount and Acquisition Discount

Following a special event redemption, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, a U.S. holder will be required to recognize ordinary income to the extent of such holder’s pro rata portion of the interest paid with respect to such Treasury securities.

In addition, each U.S. holder will be required to treat such holder’s pro rata portion of each Treasury strip in the Treasury portfolio, if any, as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury strip and that has original issue discount (or, in the case of short-term Treasury securities, acquisition discount, each as defined below) equal to such holder’s pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over such holder’s pro rata portion of the purchase price of the Treasury strip acquired on behalf of holders of Corporate Units. Whether a U.S. holder is on the cash or accrual method of tax accounting, if such original issue discount exists, such holder will be required to include it (but not acquisition discount on short-term Treasury securities, as defined below) in gross income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis. The actual cash payments on the Treasury strips, however, will not be taxable.

In the case of any Treasury security with a maturity of one year or less from the date of its issue (a “short-term Treasury security”), if a U.S. holder is an accrual method taxpayer, in general, such holder will be required to include the excess of the amount payable at maturity with respect to such Treasury security over such holder’s U.S. federal income tax basis in the short-term Treasury security (“acquisition discount”) in gross income as it accrues. Unless such U.S. holder elects to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. If a U.S. holder is a cash method taxpayer, such holder will be required to recognize the acquisition discount as ordinary income upon payment on the short-term Treasury securities. A U.S. holder that obtains the release of its applicable ownership interest in the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized on any short-term Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such Treasury security not previously included in income.

Tax Basis of the Applicable Ownership Interest in the Treasury Portfolio

A U.S. holder’s initial tax basis in such U.S. holder’s applicable ownership interest in the Treasury portfolio will equal such U.S. holder’s proportionate share of the amount paid by the collateral agent for the Treasury portfolio. A U.S. holder’s adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in gross income with respect thereto and decreased by the amount of cash received with respect to original issue discount or acquisition discount in the Treasury portfolio.

Treasury Units

Substitution of Treasury Securities to Create Treasury Units

A U.S. holder of Corporate Units who delivers Treasury securities to the collateral agent in substitution for notes or other pledged securities generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and notes or applicable ownership interests in the Treasury portfolio, and the holder’s tax basis in, and holding period for, the notes or the applicable ownership interests in the Treasury portfolio and the purchase contracts will not be affected by the delivery and release. U.S. holders should consult their tax advisors regarding the tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

Substitution of the Notes or the Applicable Ownership Interests in the Treasury Portfolio to Recreate Corporate Units

A U.S. holder of Treasury Units who delivers notes or the applicable ownership interests in the Treasury portfolio to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of such notes or the applicable ownership interests in the Treasury portfolio or the release of the pledged Treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged Treasury securities and such notes or the applicable ownership interests in the Treasury portfolio. Such U.S. holder’s adjusted tax basis in the notes or the applicable ownership interests in the Treasury portfolio, the pledged Treasury securities and the purchase contract will not be affected by such delivery and release.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or shares of Common Stock, the proceeds received with respect to a fractional share of Common Stock upon the settlement of a purchase contract, and the proceeds received from the sale of the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or shares of Common Stock, may be subject to information reporting. In addition, such amounts may be subject to U.S. federal backup withholding at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS

Payments of Principal and Interest on the Notes, Treasury Securities, and the Applicable Ownership Interest in the Treasury Portfolio

Under the agreed-to characterization of the Units as consisting of debt and a forward contract, no U.S. withholding tax will be imposed on any payment of principal or interest (including any original issue discount or acquisition discount) on the notes, Treasury securities or applicable ownership interest in the Treasury portfolio, provided that the non-U.S. holder provides a properly executed IRS Form W-8BEN (or successor form). As discussed above, under certain alternative characterizations of the Equity Units, the periodic payments on the notes made to non-U.S. holders could be subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable treaty. Non-U.S. holders should consult their tax advisers concerning the treatment of the notes, including the possibility of a recharacterization of the Equity Units.

Dividends

Dividends received by a non-U.S. holder on shares of our Common Stock generally will be subject to U.S. withholding tax at a 30% rate. In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding pursuant to an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or successor form). As discussed above, an adjustment (or failure to adjust) to the settlement rate may result in a constructive distribution that is treated as a taxable constructive dividend to the holder of Equity Units (see “U.S. HOLDERS—Purchase Contracts—Adjustment to the Settlement Rate”). If we determine that any such adjustment (or failure to adjust) results in a constructive dividend to a non-U.S. holder of Equity Units, we may withhold on amounts otherwise paid to the non-U.S. holder in order to pay the proper U.S. withholding tax on such constructive dividend.

Sale, Exchange, or Other Taxable Disposition of Equity Units, Notes, Purchase Contracts, Treasury Securities, Applicable Ownership Interest in the Treasury Portfolio or Shares of Common Stock

Any gain recognized by a non-U.S. holder upon the sale, exchange, or other taxable disposition of Equity Units, notes, purchase contracts, Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our Common Stock generally will not be subject to U.S. federal income tax, unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met or (2) in the case of purchase contracts or shares of our Common Stock, such purchase contracts or shares of our Common Stock are considered “United States real property interests” for U.S. federal income tax purposes.

Purchase contracts or shares of our Common Stock generally will be treated as United States real property interests if we are (or, during a specified period, have been) a “United States real property holding corporation” for U.S. federal income tax purposes. We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become one in the future based on anticipated business operations.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, no backup withholding will be required with respect to payments made by us on the Equity Units, notes, Treasury securities, applicable ownership interest in the Treasury portfolio or shares of our Common Stock if the non-U.S. holder has provided us with a properly executed IRS Form W-8BEN (or successor form) and we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person. In addition, no information reporting or backup withholding will be required with respect to proceeds from a disposition of Equity Units, notes, Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our Common Stock (even if the disposition is considered to be effected within the United States or through a U.S. financial intermediary) if the payor receives a properly executed IRS Form W-8BEN (or successor form) and does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or if the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Projected Payment Schedule and Schedule of Annual Accruals of Original Issue Discount

The projected payment schedule below is per $1000 and is based on a comparable yield of 15.00 percent, compounded quarterly.

The comparable yield and the projected payment schedule are supplied by us solely for determining U.S. holders’ accrual of original issue discount and adjustments in respect of the notes in computing income under the noncontingent bond method for U.S. federal income tax purposes, and do not constitute projections or representations as to the amounts that U.S. holders of notes actually will receive.

Payment Date	Projected Payment	Payment Date	Projected Payment	Payment Date	Projected Payment
July 31, 2009	$26.67	Apr. 30, 2011	$20.00	Jan. 31, 2013	$ 39.47
Oct. 31, 2009	$20.00	July 31, 2011	$20.00	Apr. 30, 2013	$ 39.47
Jan. 31, 2010	$20.00	Oct. 31, 2011	$20.00	July 31, 2013	$ 39.47
Apr. 30, 2010	$20.00	Jan. 31, 2012	$20.00	Oct. 31, 2013	$ 39.47
July 31, 2010	$20.00	Apr. 30, 2012	$38.82	Jan. 31, 2014	$ 39.47
Oct. 31, 2010	$20.00	July 31, 2012	$39.47	Apr. 30, 2014	$1039.47
Jan. 31, 2011	$20.00	Oct. 31, 2012	$39.47

Based upon the comparable yield, if a U.S. holder that pays taxes on a calendar year basis buys a note at original issue for $850 and holds it until maturity, such holder generally will be required to accrue the following amounts of original issue discount per $1000 for each of the following calendar years, without taking into account any adjustments discussed above under “Material U.S. Federal Income Tax Consequences.”

Calendar Year	Annual Accrual of Tax OID
2009	$96.93
2010	$136.10
2011	$145.00
2012	$151.64
2013	$150.96
2014	$50.09

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we have agreed to sell to it, the number of equity units indicated below:

Name	Number of Equity Units
Morgan Stanley & Co. Incorporated
Total:	6,000,000

The underwriter is offering the equity units, subject to its acceptance of the equity units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the equity units offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the equity units offered by this prospectus supplement if any such equity units are taken. However, the underwriter is not required to take or pay for the equity units covered by the underwriter’s over-allotment option described below.

In addition to the equity units offered by this prospectus supplement, we are concurrently offering, by means of a separate prospectus supplement, 13,352,273 shares of common stock for an aggregate offering price of $213,636,368 plus up to an additional 1,335,227 shares of common stock for an aggregate offering price of $21,363,632 if the underwriter for that offering exercises its option to purchase additional shares of common stock. Under the concurrent offering, we have agreed to deliver such amount of the shares of common stock in the form of Swedish Depository Receipts, or SDRs, as requested by the underwriter.

The underwriter may offer part of the equity units directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the equity units, the offering price and other selling terms may from time to time be varied by the manager.

We have granted to the underwriter an option, exercisable for 13 days from and including the closing date of this offering, to purchase up to 600,000 additional equity units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the equity units offered by this prospectus supplement.

The following table shows the per equity unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 600,000 equity units.

	Per Equity Unit	Total
		No Exercise	Full Exercise
Public offering price	$25.0000	$150,000,000	$165,000,000
Underwriting discounts and commissions to be paid by us:	$1.4875	$8,925,000	$9,817,500
Proceeds, before expenses, to us	$23.5125	$141,075,000	$155,182,540

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $650,000.

We will apply for listing of the Corporate Units on the New York Stock Exchange under the symbol “ALV.PrZ”. We expect trading of the Corporate Units on the New York Stock Exchange to commence within 30 days of the initial delivery of the Corporate Units. Prior to this offering, there has been no public market for the Corporate Units. Our common stock is listed on the New York Stock Exchange under the symbol “ALV.”

We and certain directors and officers of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we agree that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriter, we will not, during the period ending 90 days after the date of this prospectus supplement, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriter, it will not, during the period ending 90 days after the date of this prospectus supplement make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of equity units to the underwriter;

•	the sale of shares or SDRs under the concurrent offering to the underwriter;

•

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement and disclosed in the prospectus or to the underwriter;

•

the issuance by us of any share of common stock or the grant by us of options to purchase common stock pursuant to our employee benefit plans existing as of the date of the underwriting agreement and disclosed in the prospectus;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock provided that such plan does not provide for the transfer of common stock during the 90-day restricted period;

•	transactions by any person other than us relating to equity units or other securities acquired in open market transactions after the completion of the offering of the shares; or

•

transfers of equity units as a bona fide gift or gifts to the immediate family of each such individual person or to a trust the beneficiaries of which are exclusively each such physical person or such person’s immediate family, provided that each such donee, distributee or transferee provides the manager a letter agreeing to be bound by the same restrictions described above and provided that no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made during the 90-day restricted period.

In order to facilitate the offering of the equity units, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the equity units. Specifically, the underwriter may sell more equity units than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of equity units available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing equity units in the open market. In determining the source of equity units to close out a covered short sale, the underwriter will consider, among other things, the open market price of equity units compared to the price available under the over-allotment option. The underwriter may also sell equity units in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing equity units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the equity units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, equity units in the open market to stabilize the price of the equity units. These activities may raise or maintain the market price of the equity units above independent market levels or prevent or retard a decline in the market price of the equity units. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of equity units for sale to its online brokerage account holders.

The underwriter or certain of its affiliates own approximately 6.7% of our common stock as of March 20, 2009, the majority of which is owned through certain asset management affiliates of the underwriter. The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, or may receive, customary fees and commissions for these transactions.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful. See “Notice to Investors.”

LEGAL MATTERS

The validity of the issuance of Equity Units offered hereby and certain other legal matters will be passed upon for us by Alston & Bird LLP. Certain legal matters related to the sale of the Equity Units offered hereby will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of Autoliv appearing in Autoliv’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Autoliv’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

AUTOLIV, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

UNITS

We or selling securityholders may, from time to time, offer to sell common stock, preferred stock (which we may issue in one or more series), depositary shares (which may include Swedish Depository Receipts representing shares of common stock), debt securities (which we may issue in one or more series), warrants, stock purchase contracts, and units that include any of these securities. The debt securities, preferred stock, depositary shares, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for or represent our common or preferred stock or other securities. Each time securities are sold pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ALV.” Swedish Depository Receipts representing shares of our common stock are listed on NASDAQ OMX Stockholm and trade under the ticker symbol “ALIV SDB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Investing in our securities involves a high degree of risk. See “Risk Factors” sections in our filings with the SEC and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2009

We are only offering the securities in places where sales of those securities are permitted. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	common stock;

•	preferred stock;

•	depositary shares (which may include Swedish Depository Receipts representing shares of common stock);

•	debt securities;

•	warrants;

•	stock purchase contracts; and

•	units consisting of any of the securities listed above.

Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered, including:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, we refer to common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and units collectively as the “securities.” The terms “we,” “our,” “ours” and “us” refer to Autoliv, Inc. and our consolidated subsidiaries, except that in the discussion of the capital stock and related matters, these terms refer solely to Autoliv, Inc. and not to any of its subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2009 and February 20, 2009;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 23, 2009;

•	the description of our common stock contained in our Registration Statement on Form S-4 filed on March 24, 1997; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our Internet site at http://www.autoliv.com. You can also request those documents from our Vice President of Corporate Communications at the following address:

World Trade Center,

Klarabergsviadukten 70, SE-111 64

Stockholm, Sweden

+46 8 58 72 06 00

Except as expressly provided above, no other information, including information on our Internet site, is incorporated by reference into this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

We have included or incorporated by reference herein forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

All such forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our then-current expectations, various assumptions, and data available from third parties and apply only as of the date of this prospectus or as of the date of the document incorporated by reference. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our restructuring efforts (our action program discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference) and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customers’ deteriorating financial condition, bankruptcies, consolidations or restructuring, divestiture of customer brands, the economic outlook for markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which we are a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which we have made technology investments, pricing negotiations with customers, increased costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Except for our ongoing obligation to disclose information under the U.S. federal securities laws, we undertake no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.

THE COMPANY

We are the world’s leading supplier of automotive safety systems, with a broad range of product offerings, including modules and components for passenger and driver-side airbags, side-impact airbag protection systems, seatbelts, steering wheels, safety electronics, whiplash protection systems and child seats, as well as night vision systems, radar and other active safety systems. We have production facilities in 29 countries and include the world’s largest car manufacturers among our customers. Autoliv’s sales in 2008 were $6.5 billion, approximately 64% of which consisted of airbags and associated products and approximately 36% of which consisted of seatbelts and associated products. Our most important markets are in Europe, United States, Japan and Asia-Pacific.

Our subsidiary Autoliv AB (“AAB”) is a leading developer, manufacturer and supplier to the automotive industry of automotive safety systems. Starting with seatbelts in 1956, AAB expanded its product lines to include seatbelt pretensioners (1989), frontal airbags (1991), side-impact airbags (1994), steering wheels (1995) and seat sub-systems (1996).

Our subsidiary Autoliv ASP, Inc. (“ASP”) pioneered airbag technology in 1968 and has since grown into one of the world’s leading producers of airbag modules and inflators. ASP designs, develops and manufactures airbag modules, inflators, airbag cushions, seatbelts, and steering wheels. ASP sells inflators and modules for use in driver, passenger, side-impact, and knee bolster airbag systems for worldwide automotive markets.

Autoliv was created from the merger of AAB and ASP’s predecessor, the automotive safety products business of Morton International, Inc. in 1997. Autoliv, Inc. (“Autoliv” or the “Company”) is a Delaware corporation with its principal executive offices in Stockholm, Sweden and functions as a holding company for AAB and ASP, our principal subsidiaries.

Shares of Autoliv common stock are traded on the New York Stock Exchange under the symbol “ALV” and Swedish Depository Receipts representing shares of Autoliv common stock trade on NASDAQ OMX Stockholm under the symbol “ALIV SDB”. Options in Autoliv shares are listed on the Chicago Board Options Exchange under the symbol “ALIV”. Our fiscal year ends on December 31.

Our head office is located at World Trade Center, Klarabergsviadukten 70, Box 70381, SE-107 24 Stockholm, Sweden. The telephone number there is +46 8 58 72 06 00. We had approximately 34,000 employees at December 31, 2008, and a total headcount, including temporary employees, of 37,300.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2008 are as follows:

Year Ended December 31,
2008	2007	2006	2005	2004
4x	7x	10x	10x	11x

For the purpose of computing these ratios, (i) “earnings” consists of the sum of pre-tax income from continuing operations before adjustment for minority interests in our consolidated subsidiaries or income or loss from equity investees; fixed charges; amortization of capitalized interest; and distributed income of equity investees; and (ii) “fixed charges” consists of the sum of interest expense (which includes amortization of premiums, discounts, and capitalized expenses related to debt issue costs, when applicable); capitalized interest; and one-third of rental expense which we believe to be a reasonable estimate of an interest factor in our leases.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock, including our Restated Certificate of Incorporation, as amended, and Restated Bylaws, as amended, which we refer to as our Certificate of Incorporation and Bylaws, respectively, and relevant provisions of Delaware law may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation and Bylaws and Delaware law. You should refer to, and read this summary together with, our Certificate of Incorporation and Bylaws to review all of the terms of our capital stock that may be important to you.

Common Stock

Under our Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 325,000,000 shares of common stock, par value $1.00 per share. As of February 18, 2009, we had 70,374,516 issued and outstanding shares of our common stock held by approximately 70,000 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “ALV.” Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. In addition, the holders of shares of our common stock are entitled to participate in dividends ratably on a per share basis when our board of directors declares dividends on our common stock out of legally available funds. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

Preferred Stock

The following summary describes generally some of the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement and other offering material relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement and other offering material, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations, preferences and rights relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the applicable certificate of designations, preferences and rights and the applicable prospectus supplement and other offering material to review the terms of a particular series of our preferred stock that may be important to you.

Under our Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 25,000,000 shares of preferred stock, $1.00 par value per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The Delaware General Corporation Law

Our company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law or DGCL. Section 203 provides that, subject to certain exceptions, a Delaware corporation may not engage in “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (which we have not done);

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to business combinations proposed by an interested stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock.

The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person.

Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Classified Board

Our Certificate of Incorporation and Bylaws provide that our board of directors be divided into three classes of directors, with each class elected for staggered three-year terms expiring in successive years. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation and the Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board. Our board of directors is currently fixed at thirteen members, though our board of directors expects that following the annual meeting of our stockholders on May 6, 2009, our board of directors will consist of twelve members.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Certificate of Incorporation and Bylaws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our Certificate of Incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the previous year’s annual meeting. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that the following provisions in the Certificate of Incorporation and Bylaws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

•	classified board (the election and term of our directors);

•	the removal of directors;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;

•	the ability of the board of directors to amend our Bylaws; and

•	the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then outstanding number of shares of common stock. Such approval is not required, however, for any public offering for cash; any bona fide private financing, if the financing involves a sale of common stock, for cash, at a price at least as great as each of the book and market value of our common stock; and securities convertible into or exercisable for common stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common or preferred stock at prices higher than prevailing market prices.

SWEDISH DEPOSITORY RECEIPTS

In connection with any offering of our common stock, at the request of the underwriter or other purchaser, we may deposit all or a portion of such shares (the “Shares”) with Skandinaviska Enskilda Banken AB (publ) (the “Depository”) pursuant to a Custodian Agreement between us and the Depository. The Depository will then deliver Swedish Depository Receipts (the “SDRs”) representing the Shares. Any such SDRs will be issued and governed in accordance with the Custodian Agreement and the General Terms and Conditions for Swedish Depository Receipts in Autoliv, Inc. (the “General Terms and Conditions”).

The SDRs are listed on NASDAQ OMX Stockholm. Each SDR represents an ownership interest in one Share of our common stock. The Depository’s office is located at Kungsträdgårdsgatan 8, SE-106 40 Stockholm, Sweden.

All SDRs relating to Shares held by the Depository, which are held on behalf of holders of SDRs (“SDR Holders”) by a bank conducting business in the U.S. designated by the Depository (the “U.S. Sub-Custodian”), are issued and registered in the form of SDRs in the book-entry system administered by Euroclear Sweden AB (previously VPC AB) (“Euroclear”). No certificates representing the SDRs will be issued. An SDR Holder may hold the SDRs either directly on a VP account (“VP Account”) or indirectly through the SDR Holder’s broker or other financial institution. If the SDRs are held by an SDR Holder directly, then such SDR Holder, by having an SDR registered in its own name in a VP Account with Euroclear, individually has the rights of an SDR Holder. If an SDR Holder holds the SDRs in a custody account with its broker or financial institution nominee, such Holder must rely on the procedures of such broker or financial institution to assert the rights of an SDR Holder described in this section. An SDR Holder should consult with its broker or financial institution to find out what those procedures are.

We will not treat an SDR Holder as one of our stockholders and an SDR Holder will not have any stockholder rights, which are governed by U.S. federal law and the DGCL. Because the Depository will be the stockholder of record for the Shares represented by all outstanding SDRs, stockholder rights rest with such record holder. An SDR Holder’s rights derive from the General Terms and Conditions.

The obligations of the Depository and its agents towards SDR Holders are set out in the General Terms and Conditions. The General Terms and Conditions and the SDRs are governed by Swedish law. The following is a summary of the material terms of the General Terms and Conditions. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire General Terms and Conditions which contains the terms of the SDRs.

Record and Payment Date

The Depository will, in consultation with us, fix a date for the determination of the SDR Holders’ entitlement to dividends in cash, shares, rights, or any other property or the proceeds thereof (if the property is sold by the Depository in accordance with the General Terms and Conditions), receive applicable information to participate in and vote at the stockholders’ meeting or otherwise exercise any rights whatsoever that may be exercised by our stockholders (the “Record Date”) and will fix the payment date of each dividend to SDR Holders (the “Payment Date”).

SDR Register

The Shares deposited with the Depository are held and are registered in the form of SDRs in accordance with the Swedish Financial Instruments Accounts Act (1998:1479) on the VP Accounts designated by the SDR Holders (the “SDR Register”).

Voting Rights

The Depository will as soon as possible after receipt of information of any general meeting of stockholders of the Company, cause an SDR Holder of record in the SDR Register on the Record Date, to be furnished with information regarding such general meeting of the stockholders. The information shall include the following:

•	the time and location of the general meeting of stockholders and the matter intended to be considered by the meeting;

•	references to instructions available through our website www.autoliv.com as to actions that must be taken by an SDR Holder to be able to exercise its voting rights at the general meeting; and

•	reference to materials for the general meeting available through our website www.autoliv.com.

SDR Holders that have not given the Depository instructions as to the exercise of the voting rights pertaining to the Shares represented by the relevant SDRs and that are not attending and representing such Shares at our stockholders meeting, will, pursuant to the General Terms and Conditions, be deemed to have instructed the Depository to give a proxy to a person designated by us to vote the Shares in the same proportion as all other Shares that are being voted at the meeting. However, no such instruction from the SDR Holders will be deemed to have been given with respect to any merger, consolidation or any other matter which may substantially affect the rights or privileges of the SDR Holders or with respect to any matters where giving such instruction and/or discretionary proxy would not be legally permitted.

Dividends and Other Distributions

An SDR Holder is entitled to participate in dividends ratably on a per SDR basis when our board of directors declare dividends on our common stock in the same manner as a holder of a share would be, although a cash dividend will be converted into Swedish Kronor (SEK). The conversion will be made in accordance with the exchange rates applied by the Depository from time to time and will take place, not more than eight nor less than five business days prior to Payment Date by the Depository entering into futures contracts with delivery on the Payment Date. The final conversion rate will be an average of the rates achieved in each such future contract.

The person registered in the SDR Register on the Record Date as the SDR Holder or holder of rights to dividends relating to the SDRs shall be considered to be authorized to receive dividends. Payments of dividends will be effected in SEK by Euroclear on the Payment Date. If the person receiving dividends is not an authorized recipient, then the Company, the Depository and Euroclear shall be considered to have fulfilled their respective obligations unless, in the case of the Depository or Euroclear, either was aware that the payment of dividends was made to an unauthorized person or that, considering the specific circumstances, have neglected what reasonably should have been regarded and the payment is not binding for the right recipient because such person was under age or had a legal guardian according to the Swedish Code on Parents and Children and the right to receive dividends was in the authority of the legal guardian.

Euroclear shall pay dividends to the SDR Holders or holders of rights to dividends relating to SDRs in accordance with the rules and regulations applied by Euroclear from time to time. Under the present rules and regulation of Euroclear, dividends normally are paid in cash accounts linked to the VP Accounts in which the SDRs are registered. The dividend payments to the SDR Holders will be made without deduction of any costs, charges, or fees, neither from us, the Depository, the U.S. Sub-Custodian nor Euroclear, except for the withholding tax, if any, levied in the United States and Sweden, on dividend payments or any other tax to be imposed by tax authorities in the United States or Sweden.

If we declare a dividend where we give stockholders an option to elect to receive such dividend in cash or some other form and if, in the opinion of the Depository, it is not practically possible for the SDR Holders to have any option to choose between dividends in the form of cash or in such other form, the Depository shall on behalf of the SDR Holders be entitled to decide that such dividends shall be paid in cash.

Taxation

In connection with any distribution to SDR Holders, we, the Depository, Euroclear or the U.S. Sub-Custodian or any of their respective agents will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by us, the Depository, Euroclear or the U.S. Sub-Custodian or any of their respective agents and owing such authority or agency. In the event we, the Depository, Euroclear or the U.S. Sub-Custodian or any of their respective agents determines that any distribution in cash, shares, rights or any other property is subject to any tax or governmental charges which it is obligated to withhold, it may use that cash, or sell all or a portion of such property as is necessary and economically and practicably feasible to pay such taxes or governmental charges, and the Depository shall distribute the net proceeds of any sale or the balance of any such property or cash after deduction of such taxes or governmental charges to the SDR Holders entitled thereto. The SDR Holders will remain liable for any deficiency.

The Depository shall use its best efforts to provide the SDR Holders with such information as it may possess and the SDR Holders’ may reasonably request to enable such SDR Holder or its agent to claim any benefit provided under the taxation treaty between the United States and Sweden.

Exercise of Rights and Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganization

The Depository, as promptly as possible, will accept delivery of Shares as a result of bonus issues and the effect of split-ups or combinations of Shares. Registrations in the SDR Holders’, respective VP Accounts reflecting such bonus issue, split-up or combinations shall be effected by Euroclear as soon as practically possible after the Record Date without any further information being provided to the SDR Holders by the Depository. The person registered in the SDR Register on the Record Date as an SDR Holder (or holder of rights relating to bonus issues) shall be considered to be authorized to receive any Shares as a result of bonus issues or participate in any split-ups or combinations of SDRs. Should the person receiving bonus shares or participating in split-ups or combinations of SDRs not be authorized to receive SDRs or to participate in such measures, the same principles shall apply as mentioned above under “Dividends and Other Distributions” regarding the right to receive dividends. If the SDR Holders are entitled to receive fractional shares as a result of “stock dividends,” bonus issues or any other corporate action by us, such fractional shares will be sold by the Depository and the proceeds of such sale will be distributed to the SDR Holders. The Depository will not accept deposit of fractional shares or an uneven number of fractional rights.

The Depository will provide the SDR Holders with information with regard to new equity or debt issuances or other rights in which the SDR Holders have a right to subscribe for new shares and debentures, as well as other corporate action directed to stockholders by the Company in accordance with the provision governing delivery of notice as outlined below. When it is not practically or economically feasible to distribute any such rights the Depository shall have the right to sell such rights, on behalf of the SDR Holders and to distribute the proceeds of such sale to the SDR Holders after deduction of any taxes levied.

Restrictions on Deposit and Withdrawal

At any time, the Depository may refuse to accept Shares for deposit whenever notified that we have restricted transfer of such Shares to comply with any ownership or transfer restrictions under Swedish, U.S. or any other applicable law.

Company Reports and Other Communications

The Depository shall cause reports and other information, provided by us for distribution to the SDR Holders, to be delivered in accordance with the General Terms and Conditions to all SDR Holders or others holders being entitled to such information according to the SDR Register. Our annual report will be available through our website www.autoliv.com. Additionally, we will, upon request from an SDR Holder, send our annual report to such SDR Holder. The Depository shall arrange for notices or documentation, to be distributed to SDR Holders in accordance with the General Terms and Conditions to be furnished to the SDR Holders and other holders of rights registered in the SDR Register as entitled to receive notification pursuant to Swedish Financial Instruments Accounts Act. Such notices or documents shall be sent by mail to the address listed in the SDR Register. We and the Depository, however, may in lieu of mailing notices, publish the corresponding information in at least one national Swedish daily newspaper and through our website.

Limitations on Obligation and Liability to SDR Holders

Under the terms of the General Terms and Conditions, we, the Depository, the U.S. Sub-Custodian and Euroclear will not be liable for certain acts which include the following:

•	losses due to Swedish or foreign legal decree; and

•	losses due to Swedish or foreign action by public authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar causes.

The reservation with respect to strikes, blockades, boycotts, lockouts apply even if we, the Depository, the U.S. Sub-Custodian, or Euroclear itself undertake, or are the object of, such actions.

If the Depository, the U.S. Sub-Custodian, we or Euroclear are hindered from making payment or taking any other action by the circumstances described above, such action may be deferred until the hindrance has ceased to exist.

Neither, we, the Depository, the U.S. Sub-Custodian nor Euroclear are obligated to provide compensation for losses arising in other situations if we, the Depository, the U.S. Sub-Custodian or Euroclear have exercised normal prudence, nor shall we, the Depository, the U.S. Sub-Custodian or Euroclear be liable for indirect damages. Further, neither we, the Depository, the U.S. Sub-Custodian nor Euroclear are responsible for losses or damages incurred to an SDR Holder by reason that any dividend, right, delivery of notice other than what the stockholders of the Company are entitled for, of technical, legal or other reasons beyond the control of Euroclear can not be distributed or transferred to SDR Holders registered in the SDR Register.

Amendment and Termination of the Custodian Agreement

The Depository, in consultation with us, shall be entitled to amend the General Terms and Conditions insofar as such amendments are required by Swedish law, U.S. law or changes in the rules and regulations of Euroclear, or if, in the opinion of the Depository, such action is otherwise appropriate or necessary for practical reasons and the SDR Holders’ rights are in no material respect adversely affected.

The Depository may terminate deposits made under the General Terms and Conditions by delivery to the SDR Holders of a notice of termination pursuant to the applicable provision in the General Terms and Conditions if: (i) a decision is taken to delist the SDRs from NASDAQ OMX Stockholm; (ii) a decision is taken by us pursuant to the Certificate of Incorporation or the Bylaws to no longer maintain the SDR program under the General Terms and Conditions or (iii) Euroclear has decided to terminate the service agreement concerning registration of the SDRs.

For a period of twelve months from the date of the termination notice the General Terms and Conditions will continue to be valid in all respects; provided, however, that the SDRs, in accordance with an undertaking by us, will be listed on NASDAQ OMX Stockholm for a period of six months from the date of the termination notice, if they have not been previously delisted on the initiative of NASDAQ OMX Stockholm.

For a period of two years after the expiration of twelve months from the date of the termination notice, the Depository shall continue to hold Shares in safe custody but shall discontinue registration of SDR transfers (by closing the SDR Register), suspend distribution of dividends to the SDR Holders, refuse to accept deposits of Shares or any other action required under the General Terms and Conditions. In addition, the Depository shall be entitled to compensation from an SDR Holder for all fees and costs incurred by the Depository in connection with the SDRs from such date forward.

Three years after the date of the termination notice has been given, the Depository shall be entitled to sell the Shares and deduct any fees and costs incurred in connection with any such sale of Share. The proceeds of any such sale together with any dividend not paid to the SDR Holders, after the deduction of fees and costs in accordance with the foregoing will be held by the Depository without liability for interest thereon for the SDR Holders’ account.

PLAN OF DISTRIBUTION

The offered securities may be offered and sold (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement. Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Alston & Bird LLP, Washington, D.C., will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement.

EXPERTS

The consolidated financial statements of Autoliv appearing in Autoliv’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Autoliv’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. or on the SEC’s Internet site.

6,000,000 Units

Equity Units

PROSPECTUS SUPPLEMENT

Morgan Stanley

March 24, 2009